     As filed with the Securities and Exchange Commission on July 15, 1998
                                                 REGISTRATION NO. 333-57721
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         -----------------------------

                                   FORM S-4/A
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                         -----------------------------
                          WHITNEY HOLDING CORPORATION
            (Exact name of registrant as specified in its charter)
                         -----------------------------

           LOUISIANA                          6711                   72-6017893
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)      Classification Code Number)   Identification No.)

                         -----------------------------
                            228 St. Charles Avenue
                         New Orleans, Louisiana  70130
                                (504) 586-7117
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

         Joseph S. Schwertz, Jr., Esq.
                   Secretary                                        Copies to:                         Copies to:
           Whitney Holding Corporation                        Patrick J. Butler, Jr., Esq.          Paul S. Ware, Esq.
         228 St. Charles Ave. - Room 622                     Milling Benson Woodward L.L.P.     Bradley Arant Rose & White LLP
              New Orleans, LA  70130                         909 Poydras Street, Suite 2300       2001 Park Place, Suite 1400
                   (504) 586-3474                                  New Orleans, LA 70112        Birmingham, Alabama 35203-2736
         (Name, address, including zip code, and
telephone number, including area code, of agent for service)

                         -----------------------------
     APPROXIMATE  DATE  OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                TO THE PUBLIC:
Upon submission of the Plan of Merger described in this registration statement for the vote of shareholders of The First National Bancorp of Greenville, Inc.
                         -----------------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 ------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                    ------------

                         -----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

             [LETTERHEAD OF THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.]

                                 July 17, 1998



Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of The First National Bancorp of Greenville, Inc. ("FNB"), to be held in the main office of The First National Bank of Greenville ("FNBG"), 100 West Commerce Street, Greenville, Alabama 36037 on August 20, 1998 at 3:00 p.m., local time.

     The purpose of the Meeting will be to consider and vote upon an Agreement and Plan of Merger dated March 24, 1998 (the "Plan of Merger") among FNB, Whitney Holding Corporation ("Whitney"), FNBG, and Whitney's wholly-owned subsidiary Whitney National Bank ("Whitney Bank"), pursuant to which (a) FNB would merge into Whitney (the "Company Merger") and each outstanding share of common stock of FNB would be converted into shares of Whitney common stock on terms stated in the Plan of Merger, and (b) FNBG would, in due course, merge into Whitney Bank. You are urged to read the attached Proxy Statement-Prospectus in its entirety for a more complete description of the terms of the Plan of Merger.

     The Board of Directors of FNB has unanimously approved the Plan of Merger as being in the best interests of FNB's shareholders. The Robinson-Humphrey Company, LLC, an investment banking firm experienced in the valuation of banking institutions, has advised your Board of Directors that, in its opinion, the consideration to be received by FNB's shareholders pursuant to the Plan of Merger is fair, from a financial point of view, to FNB's shareholders. Upon consummation of the Plan of Merger, you would receive common stock of Whitney, one of the largest Louisiana-based bank holding companies. It is a condition to the consummation of the Plan of Merger that FNB and Whitney receive an opinion that the Company Merger will qualify as a tax-free reorganization for federal income tax purposes. The Board believes that FNB's merger into Whitney will enhance our ability to compete effectively in the changing economic and legal environment facing all financial institutions, while continuing to offer a broad range of banking services to the market areas currently served by FNBG. In addition, Whitney's common stock is quoted on the Nasdaq National Market System, providing shareholders of FNB, who pursuant to the Plan of Merger would become shareholders of Whitney, with the liquidity of owning publicly traded securities.

     The accompanying Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus contain information about the proposed Plan of Merger. Please read carefully these materials and the documents about Whitney incorporated by reference herein. Copies of the documents about Whitney incorporated by reference are available as indicated under the caption "Documents Incorporated by Reference."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PLAN OF MERGER AND URGES YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. Of course, if you attend the Meeting, you nevertheless may vote in person, even though you previously returned your proxy.

                              Very truly yours,



                              Bill M. Simms
                              Vice Chairman and Chief Executive Officer

                THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
                           100 West Commerce Street
                           Greenville, Alabama 36037

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD THURSDAY, AUGUST 20, 1998

To the Holders of Common Stock of The First National Bancorp of Greenville,
Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of The First National Bancorp of Greenville, Inc. ("FNB") will be held at the main office of its wholly-owned subsidiary, The First National Bank of Greenville ("FNBG"), 100 West Commerce Street, Greenville, Alabama 36037 on Thursday, August 20, 1998 at 3:00 p.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated March 24, 1998 among Whitney Holding Corporation ("Whitney"), Whitney National Bank, FNB, and FNBG, a copy of which is attached to the accompanying Proxy Statement-Prospectus as Appendix A and incorporated herein by reference (the "Plan of Merger"), pursuant to which, among other things: (a) FNB would merge into Whitney, as a result of which FNBG would become a wholly-owned subsidiary of Whitney and each outstanding share of common stock of FNB would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger and (b) FNBG would, in due course, merge into Whitney National Bank, a wholly-owned bank subsidiary of Whitney, all as more fully described in the attached Proxy Statement-Prospectus.

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on July 10, 1998, are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. Dissenting shareholders who comply with the procedural requirements of Section 10-2B-13.01, et seq., of the Alabama Business Corporation Act (the "ABCA") will be entitled to receive payment of the fair value of their shares in accordance with the ABCA.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                              By order of the Board of Directors



                              Mary Frances Jones
                              Secretary

Greenville, Alabama
July 17, 1998

================================================================================

                               I M P O R T A N T

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FNB OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF FNB AT OR BEFORE THE MEETING.

================================================================================

PROXY STATEMENT-PROSPECTUS
--------------------------

                THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD THURSDAY, AUGUST 20, 1998

                      ----------------------------------

                          WHITNEY HOLDING CORPORATION
                                  PROSPECTUS
                          COMMON STOCK, NO PAR VALUE


     This Proxy Statement-Prospectus is being furnished to holders of common stock, par value $1.00 per share ("FNB Common Stock"), of The First National Bancorp of Greenville, Inc. ("FNB") in connection with the solicitation of proxies by FNB's Board of Directors for use at a Special Meeting of Shareholders of FNB (the "Meeting") to be held on Thursday, August 20, 1998 at 3:00 p.m., local time, at the main office of The First National Bank of Greenville ("FNBG"), 100 West Commerce Street, Greenville, Alabama 36037, and at any adjournments or postponements thereof. The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated March 24, 1998, among Whitney Holding Corporation ("Whitney"), Whitney National Bank ("Whitney Bank"), FNB, and FNBG (the "Plan of Merger"). The Plan of Merger provides for, among other things, the merger of FNB into Whitney (the "Company Merger") and the subsequent merger of FNBG into Whitney Bank.

     The purchase price in the Company Merger will be $33,455,200 plus an amount based on FNB's after tax income since February 28, 1998, payable in the form of Whitney common stock, no par value ("Whitney Common Stock"). Upon consummation of the Company Merger, each outstanding share of FNB Common Stock will be converted into shares of Whitney Common Stock in the manner described herein, with cash being paid for any fractional share interests. See page 8 of this Proxy Statement-Prospectus for estimates of the per share exchange ratio in the Company Merger. Because the pricing formula in the Company Merger is based upon facts and circumstances as they exist at the time of closing, FNB's shareholders may not know at the time of the Meeting precisely the number of shares of Whitney Common Stock they will receive. Consummation of the Company Merger requires the affirmative vote of the holders of at least two-thirds of the shares of FNB Common Stock entitled to be cast on the Plan of Merger and is also subject to the satisfaction of certain other conditions, including obtaining necessary regulatory approvals. See "The Plan of Merger-Description of the Plan of Merger--Conversion of Common Stock."

     Whitney has filed a Registration Statement pursuant to the Securities
Act of 1933, as amended (the "Securities Act"), covering approximately
648,828 shares of Whitney Common Stock that may be issued upon consummation of the Company Merger, as determined on the basis of the pricing formula described herein. The actual number of shares of Whitney Common Stock to be issued will be determined in accordance with the terms of the Plan of Merger. See "The Plan of Merger - Description of the Plan of Merger--Conversion of Common Stock." This Proxy Statement-Prospectus constitutes a prospectus of Whitney relating to the shares of Whitney Common Stock that are issuable to the holders of FNB Common Stock upon consummation of the Company Merger. This Proxy Statement-Prospectus, and the accompanying Notice of Special Meeting and form of proxy, are being first mailed to shareholders of FNB on or about July 17, 1998. The outstanding shares of Whitney Common Stock are, and the shares of Whitney Common Stock offered hereby will be, included for quotation on the Nasdaq National Market System (the "Nasdaq Stock Market"). The closing price per share of Whitney Common Stock on July 10, 1998 was $50.00.

                      ----------------------------------

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED COMPANY MERGER HAVE
   NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ----------------------------------

            This Proxy Statement-Prospectus is dated July 16, 1998.

     No person has been authorized to give any information or to make any representation in connection with the solicitation of proxies or the offering of securities made hereby other than those contained or incorporated by reference in this Proxy Statement-Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Whitney or FNB. This Proxy Statement-Prospectus shall not constitute an offer to sell or exchange or the solicitation of an offer to purchase any security, or the solicitation of a proxy, nor shall there be any such sale, exchange or solicitation in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Whitney or FNB since the date hereof.

     All information contained herein with respect to FNB has been provided by FNB, and Whitney is relying on the accuracy of that information. All information contained or incorporated by reference herein with respect to Whitney has been provided by Whitney, and FNB is relying on the accuracy of that information.

                             AVAILABLE INFORMATION

     Whitney is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by Whitney, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and they are also available to the public at the web site maintained by the Commission at "http://www.sec.gov." In addition, Whitney Common Stock is included for quotation on the Nasdaq Stock Market (Symbol:
WTNY). Such reports, proxy statements and other information concerning Whitney can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Whitney has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Whitney Common Stock offered by this Proxy Statement-Prospectus. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement-Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to Whitney and the transactions described herein, reference is made to the Registration Statement, including the exhibits thereto and any documents incorporated by reference therein.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission by Whitney (File No. 0-1026) pursuant to the Exchange Act are incorporated by reference into this Proxy Statement-Prospectus:

     1. Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     2. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998; and

     5. The description of Whitney common stock set forth in Whitney's registration statement under the Exchange Act, as updated and modified in its entirety by Whitney's Current Report on Form 8-K filed with the Commission on January 19, 1996.

     All documents filed by Whitney pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Meeting described herein shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of their filing. Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, or in any supplement hereto, or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM EDWARD B. GRIMBALL, CHIEF FINANCIAL OFFICER, WHITNEY HOLDING CORPORATION, 228 ST. CHARLES AVENUE, NEW ORLEANS, LOUISIANA 70130 (TELEPHONE
(504) 586-7252). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 13, 1998. Whitney hereby undertakes to provide copies of any such documents, other than exhibits thereto that are not specifically incorporated by reference therein, without charge to each person, including any beneficial owner of FNB Common Stock, to whom this Proxy Statement-Prospectus is delivered, upon the written or oral request of such person to Whitney's Chief Financial Officer at the address and telephone number written above.

                               TABLE OF CONTENTS

SUMMARY....................................................................   vi
     Parties to the Merger.................................................   vi
          Whitney..........................................................   vi
          FNB..............................................................   vi
     The Meeting...........................................................   vi
          General..........................................................   vi
          Purpose of the Meeting...........................................   vi
     Vote Required.........................................................   vi
     Reasons for the Plan of Merger........................................  vii
     Recommendation of FNB's Board of Directors............................  vii
     Fairness Opinion of Robinson-Humphrey.................................  vii
     The Plan of Merger....................................................  vii
          General..........................................................  vii
          Conversion of Common Stock.......................................  vii
          Exchange of Certificates......................................... viii
          Regulatory Approvals and Other Conditions of the Company Merger..   ix
          Waiver, Amendment and Termination................................   ix
     Accounting Treatment..................................................    x
     Certain Federal Income Tax Consequences...............................    x
     Dissenters' Rights....................................................    x
     Interests of Certain Persons..........................................    x
     Market Prices.........................................................    x
     Comparative Rights of Shareholders....................................   xi
     Selected Financial Data of FNB........................................  xii
     Selected Financial Data of Whitney.................................... xiii
     Comparative Per Share Data............................................  xiv
THE MEETING................................................................    1
     General...............................................................    1
     Purpose of the Meeting................................................    1
     Shares Entitled to Vote; Quorum; Vote Required........................    1
     Solicitation, Voting and Revocation of Proxies........................    1
THE PLAN OF MERGER.........................................................    2
     General...............................................................    2
     Background............................................................    2
     Reasons for the Plan of Merger........................................    3
          General..........................................................    3
          Whitney..........................................................    4
          FNB..............................................................    4
     Recommendation of FNB's Board of Directors............................    5
     Opinion of The Robinson-Humphrey Company, LLC.........................    5
     Description of the Plan of Merger.....................................    7
          General..........................................................    7
          Conversion of Common Stock.......................................    7
          Exchange of Certificates.........................................    9
          Transfer and Exchange Agents.....................................    9
          Regulatory Approvals and Other Conditions of the Company Merger..    9
          Effective Date...................................................   10
          Conduct of Business Prior to the Effective Date..................   10
          Waiver, Amendment and Termination................................   11
          Expenses.........................................................   12
     Interests of Certain Persons..........................................   12

          Employee Benefits................................................   12
          Indemnification and Insurance....................................   12
     Status Under Federal Securities Laws; Certain Restrictions on Resales.   12
     Accounting Treatment..................................................   13
     Pro Forma Data........................................................   13
DISSENTERS' RIGHTS.........................................................   13
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................   15
INFORMATION ABOUT FNB......................................................   16
     Description of Business...............................................   16
     Competition...........................................................   16
     Supervision and Regulation............................................   16
     Risk-Based Capital Guidelines.........................................   17
     Source of Strength....................................................   18
     Market Prices and Dividends...........................................   18
     Property..............................................................   18
     Employees.............................................................   19
     Security Holdings of Principal Shareholders and Management............   19
FNB'S MANAGEMENT'S DISCUSSION ANDANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.................................................   20
INFORMATION ABOUT WHITNEY..................................................   30
     General...............................................................   30
     Market Prices of and Dividends Declared on Whitney Common Stock.......   31
COMPARATIVE RIGHTS OF SHAREHOLDERS.........................................   31
     Description of Whitney Common Stock...................................   32
     Comparison of Whitney Common Stock and FNB Common Stock...............   36
          Boards of Directors..............................................   36
          Nominations of Directors.........................................   36
          Removal of Directors.............................................   37
          Special Meetings of Shareholders.................................   37
          Supermajority Vote Requirements..................................   37
          Indemnification Rights...........................................   37
LEGAL MATTERS..............................................................   38
EXPERTS....................................................................   38
OTHER MATTERS..............................................................   39

FNB FINANCIAL STATEMENTS...................................................  F-1

     Appendix A - Agreement and Plan of Merger.............................  A-1
     Appendix B - Fairness Opinion of The Robinson-Humphrey Company, LLC... B-1 Appendix C - Selected Provisions of Section 10-2B-13.01, et seq.,
                  of the Alabama Business Corporation Act..................  C-1

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

PARTIES TO THE MERGER

     Whitney.  Whitney Holding Corporation, a Louisiana corporation
("Whitney"), is a bank holding company registered pursuant to the Bank Holding Company Act of 1956. Whitney became an operating entity in 1962 with Whitney National Bank ("Whitney Bank") as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in southern Louisiana since 1883. It currently conducts its general banking business through more than 100 banking offices in south Louisiana, southern Mississippi and Alabama and northwestern Florida. Whitney Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

     Whitney and its subsidiaries are sometimes referred to collectively herein as "Whitney's consolidated group." At March 31, 1998, Whitney had consolidated assets of approximately $4.3 billion and total consolidated deposits of approximately $3.5 billion. Whitney's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117. See "Information About Whitney."

     FNB. The First National Bancorp of Greenville, Inc., an Alabama corporation ("FNB"), is a bank holding company registered pursuant to the Bank Holding Company Act of 1956 that owns all of the outstanding stock of The First National Bank of Greenville ("FNBG"). At March 31, 1998, FNB had total consolidated assets of approximately $118 million and total consolidated deposits of approximately $102 million. FNB and FNBG are sometimes referred to herein collectively as "FNB's consolidated group." FNBG, a national banking association and a wholly-owned subsidiary of FNB, is a full service commercial bank offering consumer and commercial banking services at three locations in the Greenville, Alabama area. FNB's and FNBG's principal executive offices are at 100 West Commerce Street, Greenville, Alabama 36037, and their telephone number is (334) 382-6511. See "Information about FNB."

THE MEETING

     General. A special meeting of the shareholders of FNB (the "Meeting") will be held on August 20, 1998 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders. Only record holders of common stock, $1.00 par value per share, of FNB ("FNB Common Stock") at the close of business on July 10, 1998 are entitled to notice of and to vote at the Meeting. On that date, there were 17,009 shares of FNB Common Stock outstanding, each of which is entitled to one vote on each matter properly to come before the Meeting.

     Purpose of the Meeting. The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated March 24, 1998 among Whitney, Whitney Bank, FNB and FNBG (the "Plan of Merger"), a copy of which is attached hereto as Appendix A, pursuant to which, among other things, FNB will merge into Whitney (the "Company Merger"), and, in due course, FNBG will merge into Whitney Bank (the "Bank Merger" which, together with the Company Merger, are collectively called the "Mergers"), with the result that the business and properties of FNB will become the business and properties of Whitney and shareholders of FNB will receive shares of Whitney common stock (and cash in lieu of fractional shares) as described below under " - The Plan of Merger." See "The Meeting - Purpose of the Meeting."

VOTE REQUIRED

     The Plan of Merger must be approved by the affirmative vote of holders of at least two-thirds of the shares of FNB Common Stock entitled to be cast on the Plan of Merger. Directors and executive officers of FNB and their affiliates holding an aggregate of 4,140 shares, or approximately 24.3%, of the outstanding shares of FNB Common

Stock have agreed, subject to certain conditions, to vote their shares in favor of the Company Merger. Whitney, as the sole shareholder of Whitney Bank, must approve the Plan of Merger. Under Louisiana law, shareholders of Whitney are not required to approve the Plan of Merger. See "The Meeting - Shares Entitled to Vote; Quorum; Vote Required."

REASONS FOR THE PLAN OF MERGER

     The Board of Directors of FNB believes that the Plan of Merger and the Company Merger are in the best interests of FNB and its shareholders. In unanimously approving the Plan of Merger, FNB's directors, without assigning any relative or specific weights, considered, among other things, FNB's and Whitney's business, prospects, and financial conditions; the financial terms and the income tax consequences of the Plan of Merger; the price to be received by FNB's shareholders and the premium that such price represented over the historical trading prices for FNB Common Stock; the liquidity of Whitney common stock; the likelihood of the Plan of Merger being approved by regulatory authorities without undue conditions or delay; legal advice concerning the Plan of Merger and the proposed Company Merger; the views and opinion of The Robinson-Humphrey Company, LLC ("Robinson-Humphrey") as to the fairness of the Purchase Price (as defined below), from a financial point of view, to the shareholders of FNB; and in general the fairness of the terms of the Company Merger to FNB shareholders. See "The Plan of Merger - Background" and "The Plan of Merger - Reasons for the Plan of Merger."

RECOMMENDATION OF FNB'S BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FNB HAS DETERMINED THAT THE COMPANY MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF FNB AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF FNB HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER. SEE "THE PLAN OF MERGER -RECOMMENDATION OF FNB'S BOARD OF DIRECTORS."

FAIRNESS OPINION OF ROBINSON-HUMPHREY

     Robinson-Humphrey has rendered its opinion to FNB's Board of Directors that, based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the consideration to be received by FNB's shareholders under the Plan of Merger is fair to FNB and its shareholders from a financial point of view. Robinson-Humphrey's opinion is directed only to the fairness of the terms of the Plan of Merger from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Meeting. See "The Plan of Merger - Opinion of The Robinson-Humphrey Company, LLC."

     A copy of the fairness opinion of Robinson-Humphrey dated July 15, 1998 is attached as Appendix B and should be read in its entirety.

THE PLAN OF MERGER

     General. Pursuant to the Plan of Merger, if all conditions are satisfied or waived, on the effective date of the Company Merger (the "Effective Date"), FNB will be merged into Whitney, the separate existence of FNB will cease, and FNBG will thereby become a wholly-owned subsidiary of Whitney. Thereafter, in due course, FNBG will be merged into Whitney Bank, and the separate existence of FNBG will cease.

     Conversion of Common Stock. By reason of the Company Merger, the outstanding shares of FNB Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into an aggregate number of shares of Whitney common stock, no par value ("Whitney Common Stock"), equal to the sum of $33,455,200 plus Retained Net Income After Tax, as defined below (the "Purchase Price"), divided by the average of the closing per share trading prices (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs) of Whitney Common Stock (the "Trading Prices") on the 20 trading days preceding the fifth trading day immediately prior to the Effective Date (the "Average Market Price"). The actual number of shares of Whitney Common Stock that will be received by an FNB shareholder by reason of the Company Merger will vary depending upon the Average Market Price of the Whitney Common Stock and the amount of FNB's Retained Net Income After Tax, if any.

     "Retained Net Income After Tax" is defined as the consolidated retained net income of FNB for the period March 1, 1998 through the end of the calendar month immediately preceding the Effective Date, as agreed to by Whitney and FNB, based on normal banking net income, less appropriate income taxes accrued and dividends declared and/or paid and excluding any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sale of investments or other assets. Retained Net Income After Tax is not reduced by FNB's expenses for its counsel, accounting services and investment advisor incurred in connection with the Mergers, provided such expenses do not exceed $350,000 in the aggregate; any expenses in excess of that limit will reduce Retained Net Income After Tax on a dollar for dollar basis. For the period March 1, 1998 through June 30, 1998, on an unaudited basis, FNB had Retained Net Income After Tax of approximately $325,000. This figure has not been reviewed by Whitney, and because the determination of Retained Net Income After Tax is dependent upon the facts as of the end of the month immediately preceding the Effective Date, it is not possible to estimate the amount of Retained Net Income After Tax, if any, with certainty at this time.

     If Whitney issues a press release prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, publicly traded company and has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement, then the "Average Market Price" will be the average of the Trading Prices on the 20 trading days preceding the 10th trading day immediately prior to the first of such press releases.

     Inasmuch as the consideration to be paid by Whitney in the Company Merger will be based on the "Average Market Price" of Whitney Common Stock as defined in the Plan of Merger, the actual value on the Effective Date of the shares to be received by holders of FNB Common Stock in the Company Merger may be more or less than the Average Market Price of those shares as calculated in accordance with the Plan of Merger.

     In lieu of issuing any fractional share of Whitney Common Stock, each FNB shareholder who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price.

     See "The Plan of Merger - Description of the Plan of Merger" and "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

     For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of FNB's shareholders, see "The Plan of Merger - Status Under Federal Securities Laws; Certain Restrictions on Resales."

     Exchange of Certificates. Upon consummation of the Company Merger, a letter of transmittal, together with instructions for the exchange of certificates representing shares of FNB Common Stock for certificates representing shares of Whitney Common Stock, will be mailed to each person who was a shareholder of record of FNB on the Effective Date. SHAREHOLDERS ARE REQUESTED NOT TO SEND IN THEIR STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS.

     Shareholders of FNB who cannot locate their stock certificates are urged to contact promptly:

                               Mary Frances Jones
                 The First National Bancorp of Greenville, Inc.
                            100 West Commerce Street
                           Greenville, Alabama 36037
                                 (334) 382-6511

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify FNB and Whitney against any claim that may be made against FNB or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. FNB or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify FNB and Whitney. See "The Plan of Merger - Description of the Plan of Merger -- Exchange of Certificates."

     Regulatory Approvals and Other Conditions of the Company Merger. In addition to approval by the shareholders of FNB, consummation of the Company Merger is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Mergers may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and FNB of opinions as to the qualification of the Mergers as a tax-free reorganization under applicable law, (v) FNB's receipt of a letter from Robinson-Humphrey, dated as of the date of the Meeting, in form and substance satisfactory to FNB, confirming its fairness opinion to the Board of Directors of FNB and (vi) certain other conditions customary for agreements of this sort. The parties intend to consummate the Company Merger as soon as practicable after all of the conditions to the Company Merger have been met or waived; however, there is no assurance that such conditions will be satisfied by the date of the Meeting or at all. See "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Company Merger."

     On June 1, 1998, Whitney filed an application with the Board of Governors of the Federal Reserve System (the "Reserve Board") seeking approval of the Company Merger. On July 1, 1998, the Reserve Board approved the Company Merger subject to expiration of the Department of Justice review period. That review period will expire July 31, 1998 unles extended by the Department of Justice.

     Waiver, Amendment and Termination. The Plan of Merger provides that each of the parties to the Plan of Merger may waive any of the conditions to its obligation to consummate the Company Merger other than the conditions relating to approval by the shareholders of FNB, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Company Merger, and FNB's receipt of a letter from Robinson-Humphrey dated as of the date of the Meeting, in form and substance satisfactory to FNB, confirming Robinson-Humphrey's fairness opinion to the Board of Directors of FNB.

     The Plan of Merger may be amended, at any time before or after its approval by the shareholders of FNB, by the mutual agreement of the Boards of Directors of the parties to the Plan of Merger; provided that, under the Louisiana Business Corporation Law ("LBCL") any amendment made subsequent to shareholder approval of the Company Merger may not alter the amount or type of shares into which the FNB Common Stock will be converted, alter any term of the Articles of Incorporation of Whitney as the surviving corporation in the Company Merger, or alter any term or condition of the Plan of Merger in a manner that would adversely affect any shareholder of FNB.

     The Plan of Merger may be terminated at any time prior to the Effective Date (i) by the mutual consent of Whitney and FNB; (ii) in the event of a breach of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 30 days after written notice of such breach or November 30, 1998; (iii) if the Company Merger has not occurred by November 30, 1998;
(iv) if FNB's board of directors withdraws its recommendation of the Company Merger or recommends another acquisition transaction; (v) if FNB receives a bona fide written offer with respect to another acquisition transaction and the Board of Directors of FNB determines in good faith, after consultation with its financial advisers and counsel, that such transaction is more favorable to FNB's shareholders than the transactions contemplated by the Plan of Merger; (vi) if the number of shares of FNB Common Stock as to which the holders thereof are, on the Effective Date, legally entitled to assert dissenting shareholders' rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of FNB Common Stock that would preclude pooling-of-interests accounting for the Mergers (i.e., if, after the

Meeting, more than 10% of FNB Common Stock would be subject to exchange for cash rather than Whitney Common Stock as the result of holders exercising dissenters' rights or receiving cash in lieu of fractional shares); or (vii) on the basis of certain other grounds specified in the Plan of Merger. The Plan of Merger provides for a termination fee of $990,000 payable to Whitney if the Plan of Merger is terminated under the circumstances described in clause (iv) or clause
(v) of the preceding sentence. See "The Plan of Merger -Description of the Plan of Merger -- Waiver, Amendment and Termination."

ACCOUNTING TREATMENT

     Whitney intends to account for the Mergers as a pooling-of-interests, and it is a condition to Whitney's obligation to consummate the Company Merger that (i) it receive certain assurances from FNB's independent public accountants that the Mergers may be accounted for as a pooling-of-interests and (ii) neither Whitney's independent public accountants nor the Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. See "The Plan of Merger - Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Company Merger is conditioned upon receipt by Whitney and FNB of an opinion from Arthur Andersen LLP to the effect that, among other things, each of the Mergers will qualify as a tax-free reorganization under applicable law and that each FNB shareholder who receives Whitney Common Stock pursuant to the Company Merger will not recognize gain or loss except with respect to the receipt of cash in lieu of fractional shares of Whitney Common Stock. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, EACH SHAREHOLDER SHOULD CONSULT HIS TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGERS. See "Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

     Shareholders of FNB who perfect dissenters' rights will not receive Whitney Common Stock but will instead be entitled to receive the fair value of their shares, plus accrued interest, as determined under Section 10-2B-13.01, et seq., of the ABCA. Failure to comply with statutory procedures in the exercise of dissenters' rights will nullify such rights. See "Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS

     Certain of the executive officers and members of the Board of Directors of FNB may be deemed to have interests in the Mergers that are in addition to their interests, if any, as shareholders of FNB generally. These interests include, among others, the continued employment of the executive officers by Whitney after the Effective Date; the continuation of certain employee benefits generally; and provisions in the Plan of Merger relating to indemnification of directors and officers of FNB and continuation of directors and officers liability insurance. See "The Plan of Merger - Interests of Certain Persons."

MARKET PRICES

     On March 23, 1998, the last trading day preceding the date that Whitney and FNB publicly announced that they had entered into the Plan of Merger, the closing sales price for a share of Whitney Common Stock, as quoted on the Nasdaq Stock Market, was $58.375. On July 10, 1998, the closing sales price for a share of Whitney Common Stock was $50.00, and if such date had been the Effective Date, the Average Market Price would have been approximately $51.76. There can be no assurance as to the market value of Whitney Common Stock on the Effective Date.

     The FNB Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for FNB Common Stock; however, FNB has a policy providing that, in accordance with guidelines filed with regulatory authorities, FNB will purchase its own shares of FNB Common

Stock as shares become available, which shares are then held as treasury shares. FNB also from time to time sells the treasury shares so acquired. The price of such shares in these transactions, whether involving a purchase or sale by FNB, equals the book value of the FNB Common Stock as of the end of the immediately preceding quarter. During the last two years, FNB purchased a total of 91 shares and sold a total of 260 shares in 24 trades pursuant to this policy at prices ranging from $694.69 to $772.02 per share. FNB's management is not aware of any trades during that period not involving a purchase or sale by FNB. See "Information About FNB -Market Prices and Dividends."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Company Merger is consummated, all shareholders of FNB will become shareholders of Whitney, and their rights will be governed by and be subject to Whitney's Articles of Incorporation and By-laws rather than those of FNB. Whitney's Articles of Incorporation contain provisions that are different from those of FNB, some of which may have the effect of discouraging a third party from seeking to obtain control of Whitney in a transaction not approved by Whitney's Board of Directors. See "Comparative Rights of Shareholders."

SELECTED FINANCIAL DATA OF FNB

     The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1997 have been derived from FNB's audited financial statements. The selected financial data for the three months ended March 31, 1998 and 1997 have been derived from FNB's unaudited financial statements, which, in the opinion of FNB's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year. The information set forth below should be read in conjunction with FNB's financial statements and notes thereto appearing elsewhere in this Proxy Statement-Prospectus.

                                         Three months ended
                                              March 31,                       Years ended December 31,
                                        --------------------  -------------------------------------------------------
                                          1998       1997       1997       1996       1995        1994        1993
                                        ---------  ---------  ---------  ---------  ---------  ----------  ----------
                                                      (In thousands, except per share data, unaudited)

Average Balance Sheet Data:
 Total assets.........................  $117,478   $114,618   $115,142   $111,884   $106,755    $107,069     $105,274
 Total earning assets.................   107,170    104,773    105,287    103,089    100,668     101,024       99,462
 Total loans..........................    41,759     40,516     41,017     38,828     36,938      35,507       35,362
 Total investment in securities.......    62,678     59,499     59,930     60,211     59,655      62,854       58,338
 Interest bearing deposits............    83,803     82,885     82,463     81,437     79,391      79,679       79,404
 Noninterest bearing deposits.........    17,960     16,859     17,019     16,570     15,958      15,944       14,830
 Shareholders' equity.................    13,386     12,329     12,712     11,565     10,522      10,449       10,045

Income Statement Data:
 Total interest income................  $  1,943      1,869   $  7,611   $  7,310   $  6,914    $  6,513     $  7,054
 Net interest income..................     1,108      1,060      4,276      3,940      3,627       3,973        4,605
 Provision for possible loan losses...         0         23        163         14          0         (62)         (34)
 Non-interest income..................       253        227        893        725        764         859          891
 Non-interest expense.................       848        769      3,132      2,956      3,027       3,039        3,085
 Net income...........................       352        332      1,280      1,141        952       1,224        1,663

Per Share Data:
 Basic earnings per share.............     20.68      19.64      75.29      67.55      56.51       72.30        97.08
 Fully diluted earnings per share.....     20.68      19.64      75.29      67.55      56.51       72.30        97.08
 Cash dividends per share.............      5.00       4.75      24.00      21.00      19.00       18.00        17.00
 Book value per share, end of period..    787.72     735.75     772.02     720.88     674.30      636.83       595.78

Key Ratios:
 Net income as a percent of
   average assets.....................      1.20%      1.16%      1.11%      1.02%      0.89%       1.14%        1.58%
 Net income as a percent of
   average equity.....................     10.52%     10.77%     10.07%      9.87%      9.05%      11.71%       16.56%
 Allowance for loan losses as
   a percent of loans and leases
   at period end......................      0.68%      0.44%      0.54%      0.53%      0.96%       1.44%        1.73%
 Average equity as a percent
   of average total assets............     11.39%     10.76%     11.04%     10.34%      9.35%       9.78%        9.54%
 Dividend payout ratio................        24%        24%        32%        31%        34%         25%          18%

SELECTED FINANCIAL DATA OF WHITNEY

  The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1997 and for the three-month periods ended March 31, 1998 and 1997 have been derived from the consolidated financial statements of Whitney's consolidated group and should be read in conjunction with the information concerning Whitney that has been incorporated by reference in this Proxy Statement-Prospectus. The selected financial data for the three months ended March 31, 1998 and 1997 have been derived from Whitney's unaudited financial statements, which, in the opinion of Whitney's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

                                 Three months ended
                                      March 31                                      Years ended December 31,
                             ------------------------    --------------------------------------------------------------
                                1998         1997           1997         1996         1995         1994         1993
                             -----------  -----------    -----------  ----------   ----------   ----------   ----------
                                                  (In thousands, except per share data, unaudited)

Average Balance Sheet Data:
 Total assets..............  $4,292,244     $4,148,314   $4,180,226   $3,993,855   $3,691,463   $3,657,259   $3,557,547
 Total earning assets......   3,903,427      3,770,588    3,806,450    3,625,756    3,338,755    3,305,898    3,212,117
 Total loans...............   2,586,827      2,264,834    2,395,496    1,973,236    1,560,108    1,305,265    1,253,909
 Total investment in
  securities...............   1,238,057      1,446,414    1,374,531    1,600,912    1,698,578    1,891,813    1,813,940
 Interest bearing deposits.   2,439,309      2,284,056    2,322,473    2,264,765    2,191,828    2,216,170    2,191,437
 Noninterest bearing
  deposits.................   1,014,545        937,091      955,407      905,327      892,593      844,532      808,384
 Shareholders' equity......     485,865        445,099      458,958      423,927      379,811      323,958      262,107

Income Statement Data:
 Total interest income.....      74,643         70,082   $  291,409   $  270,620   $  249,980   $  224,414   $  215,414
 Net interest income.......      48,265         43,977      184,462      168,568      162,183      155,254      149,575
 Reduction in reserve
  (provision)
    for possible loan
     losses................          --           (188)       2,812        4,435        8,960       25,793       58,847
 Gains (loss) on sale of
  securities...............          --             --           10           19            6         (931)          58
 Non-interest income.......      12,600         10,808       51,025       41,798       38,188       38,590       37,503
 Non-interest expense......     (39,610)       (38,514)    (159,630)    (149,187)    (137,005)    (130,105)    (124,544)
 Income before income tax
  and effect of accounting
     changes...............      21,255         16,083       78,679       65,633       72,332       88,601      121,439
 Income tax expense........       6,859          5,296       26,461       21,139       22,819       23,672       38,047
 Income before effect of
    accounting changes,
       net.................      14,396         10,787       52,218       44,494       49,513       64,929       83,392
 Cumulative effect of
  accounting
    changes, net...........          --             --           --           --           --           --          685
 Net income................      14,396         10,787       52,218       44,494       49,513       64,929       84,077

Per Share Data:
 Earnings per share........  $     0.69     $     0.52   $     2.52   $     2.18   $     2.46   $     3.27   $     4.27
 Earnings per share,
  assuming dilution........        0.68           0.52         2.50         2.17         2.44         3.25         4.27
 Cash dividends per share..        0.30           0.28         1.12         0.97         0.82         0.64         0.43
 Book value per share, end
  of period................       23.46          21.58        23.01        21.45        20.21        16.19        15.77

Key Ratios:
 Net income as a percent of
  average assets...........        1.36%          1.05%        1.25%        1.11%        1.34%        1.78%        2.36%
 Net income as a percent of
  average equity...........       12.02%          9.83%       11.38%       10.50%       13.04%       20.04%       32.08%
 Net interest margin.......        5.13%          4.86%        4.97%        4.78%        4.98%        4.81%        4.76%
 Allowance for loan losses
  as a percent of loans and
  leases at period end.....        1.59%          1.83%        1.62%        1.86%        2.36%        2.92%        3.97%
 Average equity as a
  percent of average
  total assets.............       11.32%         10.73%       10.98%       10.61%       10.29%        8.86%        7.37%
 Equity as a percent of
  total assets at
  period end...............       11.32%         10.76%       11.10%       10.44%       10.44%        9.93%        8.48%
 Dividend payout ratio.....          43%            54%          44%          41%          28%          17%           9%

COMPARATIVE PER SHARE DATA

     The following table presents certain information for Whitney and FNB on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the companies and adjustments directly attributable to the Plan of Merger based on estimates derived from information currently available. This information does not purport to be indicative of the results that would actually have been obtained if the Company Merger had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future. Whitney expects to account for the Company Merger using the pooling-of-interests method applied in accordance with generally accepted accounting principles.

                                             Historical         Pro Forma      FNB
                                         Whitney       FNB     Combined(1)  Equivalent(2)
                                        ----------  ---------  -----------  -------------
Basic Earnings per common share:

Years ended:
 December 31, 1997....................      $ 2.52    $ 75.29    $ 2.51         $ 2.51
 December 31, 1996....................      $ 2.18    $ 67.55      2.17           2.17
 December 31, 1995....................      $ 2.46    $ 56.51      2.44           2.44
Three months ended March 31, 1998.....      $ 0.69    $ 20.68      0.69           0.69

Dividends declared per common share:

Years ended:
 December 31, 1997....................      $ 1.12    $ 24.00      1.11           1.11
 December 31, 1996....................      $ 0.97    $ 21.00      0.96           0.96
 December 31, 1995....................      $ 0.82    $ 19.00      0.81           0.81
Three months ended March 31, 1998.....      $ 0.30    $  5.00      0.30           0.30

Book value per common share:

As of March 31, 1998..................      $23.46    $787.72     23.43          23.43
As of December 31, 1997...............      $23.01    $772.02     22.98          22.98

______________________________

(1) Assumes an Average Market Price of Whitney Common Stock of $55.00, no Retained Net Income After Tax included in the Purchase Price, and the issuance of 608,276 shares of Whitney Common Stock to effect the Company Merger.

(2) The FNB Equivalent is calculated by multiplying the amount in the pro forma combined column by an exchange ratio of 35.76-to-1 at the assumed Average Market Price of $55.00.

     Whitney recently completed mergers with Meritrust Federal Savings Bank and Louisiana National Security Bank. These transactions will be accounted for as poolings-of-interests, but they are not considered material to Whitney for purposes of presenting pro forma financial information. Therefore, information regarding these transactions is not included in the foregoing table, and Whitney historical amounts have not been restated to reflect the recently completed acquisitions.

                                  THE MEETING


GENERAL

     This Proxy Statement-Prospectus is furnished to shareholders of The First National Bancorp of Greenville, Inc. ("FNB") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of FNB (the "Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments or postponements thereof.

     FNB and Whitney Holding Corporation ("Whitney") have each supplied all information included herein with respect to it and its consolidated subsidiaries. FNB and its subsidiaries are sometimes collectively referred to herein as "FNB's consolidated group," and Whitney and its subsidiaries are sometimes collectively referred to herein as "Whitney's consolidated group."

PURPOSE OF THE MEETING

     The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated March 24, 1998 between Whitney and its wholly-owned banking subsidiary, Whitney National Bank ("Whitney Bank"), on the one hand, and FNB and its wholly-owned subsidiary, The First National Bank of Greenville ("FNBG"), on the other (the "Plan of Merger"). Pursuant to the Plan of Merger, FNB will merge into Whitney (the "Company Merger"), and, in due course, FNBG will merge into Whitney Bank (the "Bank Merger," which, together with the Company Merger, are collectively called the "Mergers"). In consideration of the Company Merger, each outstanding share of common stock, $1.00 par value, of FNB ("FNB Common Stock") will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") as described under the heading captioned "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

SHARES ENTITLED TO VOTE; QUORUM; VOTE REQUIRED

     Only holders of record of FNB Common Stock at the close of business on July 10, 1998 are entitled to notice of and to vote at the Meeting. On that date there were 17,009 shares of FNB Common Stock outstanding, each of which is each entitled to one vote on each matter properly brought before the Meeting.

     With respect to consideration of the Plan of Merger and any other matter properly brought before the Meeting, the presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of FNB Common Stock is necessary to constitute a quorum. The Plan of Merger must be approved by the affirmative vote of the holders of at least two-thirds of the shares of FNB Common Stock entitled to vote on the Plan of Merger. Abstentions and broker non-votes will have the effect of votes against the Plan of Merger. Broker non-votes will be counted for purposes of determining the presence of a quorum for the Meeting.

     Directors and executive officers of FNB holding an aggregate of 4,140 shares, or approximately 24.3% of the outstanding FNB Common Stock, have agreed, subject to certain conditions, to vote in favor of the Plan of Merger at the Meeting.

     Louisiana law does not require that shareholders of Whitney approve the Plan of Merger.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     A form of proxy for use at the Meeting accompanies this Proxy Statement-Prospectus and will permit each holder of record of FNB Common Stock on the record date for the Meeting to vote the shares held by him as of such date at the Meeting. A shareholder may use a proxy whether or not he intends to attend the Meeting in person. Duly executed proxies will authorize the persons named therein to vote on all other matters that properly come before the Meeting or any adjournments or postponements thereof. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan of Merger, the shares represented by the proxy will be voted in accordance with such specification. IF NO SUCH SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF THE PLAN OF MERGER.

A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to The First National Bancorp of Greenville, Inc., 100 West Commerce Street, Greenville, Alabama 36037, Attention: Secretary or (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy.

     In addition to soliciting proxies by mail, directors, officers and employees of FNB, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of FNB Common Stock, and FNB will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. FNB will pay the cost of soliciting proxies.

                              THE PLAN OF MERGER

GENERAL

     The transactions contemplated by the Plan of Merger are to be effected in accordance with the terms and conditions set forth in the Plan of Merger, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached hereto as Appendix A.

     The ultimate result of the transactions contemplated by the Plan of Merger will be that the business, properties, debts and liabilities of FNB will become the business, properties, debts and liabilities of Whitney, and the shareholders of FNB will become shareholders of Whitney. Upon consummation of the Company Merger, FNBG will be a wholly-owned subsidiary of Whitney. Thereafter, in due course, Whitney intends to cause a merger of FNBG into Whitney Bank, at which time the business, properties, debts and liabilities of FNBG will become the business, properties, debts and liabilities of Whitney Bank. The steps taken to achieve this result involve the following transactions: (i) FNB will merge into Whitney and the separate existence of FNB will cease; (ii) shareholders of FNB will receive the consideration described below under the heading captioned " - Description of the Plan of Merger -- Conversion of Common Stock" and (iii) FNBG will, in due course, merge into Whitney Bank and the separate existence of FNBG will cease.

BACKGROUND

     In the summer of 1995, Elisha C. Poole, Chairman of the Board of Directors of FNB, received unsolicited inquires regarding a possible business combination with FNB from officers of three regional financial institutions other than Whitney. During discussions and meetings in which Mr. Poole represented FNB, it was made clear that FNB had no such present interest, however, it was agreed that should FNB become interested, each of the three banks would be informed.
In the summer of 1996, a similar inquiry was received from a fourth regional financial institution. Mr. Poole discussed the inquiry with officers of that institution, and again Mr. Poole communicated that FNB had no present interest in such a combination.

     In the summer of 1997, Mr. Poole and Mr. Bill M. Simms, Vice Chairman of the Board of Directors and Chief Executive Officer of FNB, acting on behalf of FNB, called officers of the four banks, plus an additional bank which had since expressed an interest to Mr. Simms (none of which was Whitney) and informed them FNB would consider a proposal. Meetings were held with each group. Three of the five financial institutions made proposals, all of which were deemed inadequate and declined, so that by October 1, 1997, no proposals were outstanding, no discussions were ongoing and no further discussions were scheduled.

     In February 1998, Mr. Simms received an unsolicited telephone inquiry from representatives of Whitney regarding a possible business combination with FNB. At that time, Mr. William L. Marks, Chairman of the Board of Directors and Chief Executive Office of Whitney, requested to meet with Mr. Simms regarding Whitney's interest in FNB and a possible business combination with Whitney.

     On February 6, 1998, Mr. Marks and Mr. John Hope of Whitney met with Mr. Simms and discussed the business philosophy and prospects of Whitney and FNB, as well as a range of possible values for the possible acquisition of FNB by Whitney. By letter to Mr. Simms dated February 9, 1998, Mr. Marks summarized certain of the items discussed at the earlier meeting with Mr. Simms, and expressed Whitney's interest in a possible business combination with FNB.

     At a meeting of the Board of Directors of FNB on February 17, 1998, Mr. Poole and Mr. Simms informed the Board of Directors of the unsolicited indication of interest from Whitney regarding a possible business combination with FNB, and the Board of Directors entered into a lengthy discussion regarding the contact by Whitney and the appropriate response thereto. At the conclusion of the discussion, the Board of Directors authorized Mr. Poole and Mr. Simms to meet with representatives of Whitney to explore the details of Whitney's indication of interest. The Board of Directors also authorized and directed Mr. Poole and Mr. Simms to engage special legal counsel and an investment banker to assist the Board of Directors in its assessment and analysis of Whitney's indication of interest.

     On March 3, 1998, Whitney sent to FNB a proposed form of Agreement and Plan of Merger for the acquisition of FNB. On or about March 11, 1998, Messrs. Poole and Simms engaged The Robinson-Humphrey Company, LLC ("Robinson-Humphrey") to represent FNB in connection with the evaluation of the indication of interest expressed by Whitney and the possible acquisition of FNB. In addition, on or about March 11, 1998, Messrs. Poole and Simms, on behalf of FNB, retained the law firm of Bradley Arant Rose & White LLP ("Special Counsel") as special counsel to FNB with respect to the discussions with Whitney and the possible sale of FNB. During early March 1998, Messrs. Poole and Simms discussed with Special Counsel and Robinson-Humphrey the advisability of entering into a non-binding letter of intent with Whitney and conducted certain due diligence reviews of Whitney in conjunction with Special Counsel and Robinson-Humphrey.

     Following discussions in early March 1998 among representatives of Whitney and Robinson-Humphrey, Special Counsel and Messrs. Poole and Simms, the parties decided not to proceed with a letter of intent and instead began negotiations based on Whitney's proposed form of Agreement and Plan of Merger. On March 18, 1998, Messrs. Poole and Simms met with Robinson-Humphrey and Special Counsel to discuss the draft Agreement and Plan of Merger. At that time, the parties discussed the structure of the proposed transaction, the tax-free nature of the transaction and various provisions of the draft Agreement and Plan of Merger, as well as the due diligence review conducted to date with respect to Whitney. Messrs. Poole and Simms also discussed with Special Counsel the fiduciary duties of directors in the context of considering a possible sale of FNB. Messrs. Poole and Simms directed Special Counsel to negotiate certain changes to the draft Agreement and Plan of Merger with representatives of Whitney.

     Between March 12, 1998 and March 23, 1998, representatives of Whitney and FNB engaged in further discussions of and negotiations with respect to the draft Agreement and Plan of Merger, culminating on March 24, 1998 with a revised proposed final Agreement and Plan of Merger. On March 24, 1998, the Board of Directors of FNB held a special meeting to consider the proposed transaction with Whitney. At this meeting, Messrs. Poole and Simms, together with Special Counsel to FNB, outlined the terms and conditions of the proposed transaction. Special Counsel advised the FNB Board of Directors with regard to its fiduciary duties to the shareholders of FNB in the context of evaluating the terms of the transaction. Management of and Special Counsel to FNB also summarized their findings with respect to their due diligence investigation of Whitney. In addition, Robinson-Humphrey made a presentation to the Board of Directors of FNB, and discussed in detail the methodologies and considerations underlying its analyses and delivered its opinion as to the fairness of the Purchase Price (as hereinafter defined) from a financial point of view to the shareholders of FNB. Members of the FNB Board asked detailed questions of its Special Counsel, management and Robinson-Humphrey and deliberated upon the merits of the Company Merger. Thereafter, the Board of Directors of FNB unanimously approved the Plan of Merger and the transactions contemplated thereby, and FNB executed the Plan of Merger.

REASONS FOR THE PLAN OF MERGER

      General. The financial and other terms of the Plan of Merger are the result of arm's-length negotiations between representatives of Whitney and FNB. Determination of the consideration to be received by FNB's shareholders was based upon many factors considered by the Boards of Directors of Whitney and FNB, including the comparative financial condition, historical results of operations, current business and future prospects of Whitney, FNB, Whitney Bank and FNBG, the market price and historical earnings per share of the common stock of Whitney and FNB, and the desirability of combining the financial and managerial resources of Whitney Bank and FNBG to pursue consumer and commercial banking business in the markets currently served by FNBG.

      Whitney. Whitney's business strategy includes expansion in the Gulf Coast region. Whitney's management identified FNBG as an institution that fit well with this strategy. FNBG's three locations in the Greenville, Alabama area would expand Whitney's presence in southern Alabama, bridging Whitney's Alabama Gulf Coast branch structure with its Montgomery, Alabama branches to the north.

     In deciding to pursue an acquisition of FNB and FNBG, Whitney's management and the Executive Committee of Whitney's Board of Directors noted, among other things, the following: (i) FNBG's deposit base and branch network in southern Alabama; (ii) FNBG's stable, experienced management team and staff; and (iii) FNB's capitalization and asset quality.

      FNB. The Board of Directors of FNB believes that approval of the Plan of Merger is in the best interests of FNB and its shareholders. In reaching its decision to approve the terms of the Plan of Merger, the Board of Directors of FNB consulted with FNB's senior management, as well as its financial and legal advisors, and considered various factors, including, without limitation, the following:

     (a)  The financial terms of the Company Merger.  The presentation by
          -----------------------------------------
Robinson-Humphrey indicating that the Company Merger transaction multiples for FNB, based on the Purchase Price and the Whitney Common Stock price on March 24, 1998, were within the range of fairness with other transactions reviewed by Robinson-Humphrey, and represented multiples of 2.5 times FNB's per common share fully diluted tangible book value, 26.12 times last 12-months earnings, and 28.61% of total assets.

     (b)  Certain financial information about FNB and Whitney.  Such information
          ---------------------------------------------------
included, but was not limited to, information with regard to recent and historical stock performance, valuation analyses, pro forma analyses, comparative financial and operating performance data, acquisition capacity analyses, and comparable precedent merger and acquisition transactions presented by Robinson-Humphrey. The Board also considered the results of due diligence on Whitney, particularly regarding the views of Robinson-Humphrey about Whitney Common Stock.

     (c)  Advice of financial advisor and fairness opinion.  The opinion of
          ------------------------------------------------
Robinson-Humphrey (including the assumptions and financial information and projections relied on by Robinson-Humphrey in arriving at such opinion) that, as of March 24, 1998, the terms of the Company Merger were fair to the shareholders of FNB from a financial point of view. See " - Opinion of The Robinson-Humphrey Company, LLC"

     (d)  Tax effects of transaction and liquidity.  The expectation that the
          ----------------------------------------
receipt of Whitney Common Stock will be a tax-free transaction to FNB's shareholders, and the liquidity that the Company Merger would provide to FNB's shareholders, with the Whitney Common Stock to be issued in the Company Merger being included for quotation on the Nasdaq Stock Market.

     (e)  Certain nonfinancial information and terms of agreements.  Special
          --------------------------------------------------------
Counsel distributed copies of the Plan of Merger to the Board and generally summarized their material provisions.

     (f)  Regulatory approvals.  The likelihood of obtaining the regulatory
          --------------------
approvals that would be required with respect to the Company Merger. See " - Regulatory Approvals and Other Conditions of the Company Merger."

     (g)  Impact on FNB constituencies.  The general impact of the Company
          ----------------------------
Merger on various constituencies serviced by FNB, including its customers, employees and communities.

     The discussion of the information and factors considered and given weight by the Board of Directors of FNB is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Plan of Merger, the Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

RECOMMENDATION OF FNB'S BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FNB HAS DETERMINED THAT THE COMPANY MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF FNB AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF FNB HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT FNB'S SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

OPINION OF THE ROBINSON-HUMPHREY COMPANY, LLC

     General. FNB retained Robinson- Humphrey to act as its financial adviser in connection with the Company Merger. Robinson-Humphrey has rendered an opinion to FNB's Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Company Merger is fair, from a financial point of view, to FNB's shareholders. The text of such opinion is set forth in Appendix B to this Proxy Statement-Prospectus and should be read in its entirety by shareholders of FNB.

     The consideration to be received by FNB's shareholders in the Company Merger was determined by FNB and Whitney in their negotiations. No limitations were imposed by the Board of Directors or management of FNB upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

     In connection with rendering its opinion to FNB's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of FNB, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of FNB. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by FNB or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

     Valuation Methodologies. In connection with its opinion on the Company Merger and the presentation of that opinion to FNB's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to FNB: (i) an analysis of comparable prices and terms of recent transactions involving financial institutions acquiring banks; and (ii) a discounted cash flow analysis. Both of these methodologies are discussed briefly below.

     Comparable Transaction Analysis.   Robinson-Humphrey performed three
     --------------------------------
     analyses of premiums paid for selected banks with comparable characteristics to FNB. Comparable transactions were considered to be: (i) transactions since January l, 1997, where the seller was a bank with total assets between $100 million and $500 million; (ii) transactions since January 1, 1997, where the seller was a bank located in the Southeast with total assets between $100 million and $500 million, and (iii) transactions since January 1, 1997 where the seller was a bank located in Alabama.

          (i) Based on the first of the foregoing transactions since January 1, 1997, where the seller was a bank with total assets between $100 million and $500 million, the analysis yielded a range of transaction values to book value of 125.95 percent to 433.83 percent, with a mean of 248.99 percent and a median of 246.39 percent. These compare to a transaction value for the Company Merger of 250.00 percent of FNB's book value as of December 31, 1997.

          The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from
          125.95 percent to 439.21 percent, with a mean of 258.19 percent and a median of 247.30 percent. These compare to a transaction value to tangible book value at December 31, 1997 of 250.00 percent for the Company Merger.

          The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from
          5.72 times to 45.14 times, with a mean of 21.35 times and a median of
          20.75 times. These compare to a transaction value to the December 31, 1997 trailing twelve month earnings per share of 26.12 times for the Company Merger.

          Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 9.04 percent to 34.31 percent, with a mean of 22.23 percent and a median of 22.29 percent. These compare to a transaction value to total assets at December 31, 1997 of approximately 28.61 percent for the Company Merger.

          (ii) Based on transactions since January 1, 1997, where the seller was a bank located in the Southeast with total assets between $100 million and $500 million, the analysis yielded a range of transaction values to book value of 150.56 percent to 433.83 percent, with a mean of 263.10 percent and a median of 249.42 percent. These compare to a transaction value for the Company Merger of 250.00 percent of FNB's book value as of December 31, 1997.

          The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from
          150.56 percent to 439.21 percent, with a mean of 268.80 percent and a median of 247.39 percent. These compare to a transaction value to tangible book value at December 31, 1997 of 250.00 percent for the Company Merger.

          The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from
          12.74 times to 35.08 times, with a mean of 21.83 times and a median of
          22.09 times. These compare to a transaction value to the December 31, 1997 trailing twelve month earnings per share of 26.12 times for the Company Merger.

          Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 12.02 percent to 34.31 percent, with a mean of 23.54 percent and a median of 24.11 percent. These compare to a transaction value to total assets at December 31, 1997 of approximately 28.61 percent for the Company Merger.

          (iii) Based on transactions since January 1, 1997, where the seller was a bank located in Alabama, the analysis yielded a range of transaction values to book value of 177.40 percent to 283.43 percent, with a mean of 218.78 percent and a median of 208.01 percent. These compare to a transaction value for the Company Merger of 250.00 percent of FNB's book value as of December 31, 1997.

          The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from
          178.14 percent to 283.43 percent, with a mean of 223.24 percent and a median of 212.07 percent. These compare to a transaction value to tangible book value at December 31, 1997 of 250.00 percent for the Company Merger.

          The analysis yielded a range of transaction values as a multiple of
          trailing twelve month earnings per share.   These values ranged from
          14.19 times to 30.51 times, with a mean of 22.14 times and a median of
          22.71 times. These compare to a transaction value to the December 31, 1997 trailing twelve months earnings per share of 26.12 times for the Company Merger.

          Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 15.32 percent to 45.79 percent, with a mean of 28.03 percent and a median of 28.08 percent. These compare to a transaction value to total assets at December 31, 1997 of 28.61 percent for the Company Merger.

     No company or transaction used in the comparable transaction analyses is identical to FNB. Accordingly, an analysis of the foregoing necessarily involves complex consideration and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

     Discounted Cash Flow Analysis.  Using discounted cash flow analysis,
     ------------------------------
     Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that FNB could produce through 2002, under various circumstances, assuming that FNB performed in accordance with the earnings/return projections of management at the time that FNB entered into acquisition discussions in February of 1998. Robinson-Humphrey estimated the terminal value for FNB at the end of the period by applying multiples of earnings ranging from 14.0 times to 16.0 times and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates (ranging from 10.0 percent to 12.0 percent) chosen to reflect different assumptions regarding the required rates of return of FNB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $19.6 to $22.1 million, or $1,150.00 to $1,301.40 per share, for FNB.

     Compensation of Robinson-Humphrey. Pursuant to an engagement letter dated March 17, 1998 between FNB and Robinson-Humphrey, FNB agreed to pay Robinson-Humphrey a $100,000 Fairness Opinion Fee at the time of rendering. FNB has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the gross negligence of Robinson-Humphrey.

     As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. FNB's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the U.S., and its knowledge of financial institutions and FNB in particular.

DESCRIPTION OF THE PLAN OF MERGER

      General. Pursuant to the Plan of Merger, if all conditions are satisfied or waived, on the effective date of the Company Merger (the "Effective Date"), FNB will be merged into Whitney, the separate existence of FNB will cease and FNBG will become a wholly-owned subsidiary of Whitney. Thereafter, in due course, FNBG will be merged with and into Whitney Bank and the separate existence of FNBG will cease.

      Conversion of Common Stock. By reason of the Company Merger, the outstanding shares of FNB Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into an aggregate number of shares of Whitney Common Stock equal to the sum of $33,455,200 plus Retained Net Income After Tax (the "Purchase Price"), divided by the average of the closing per share trading prices (adjusted appropriately for any stock split, stock dividend recapitalization, reclassification or similar transaction that is effected or for which a record date occurs) of Whitney Common Stock (the "Trading Prices") on the 20 trading days preceding the fifth trading day immediately prior to the Effective Date (the "Average Market Price"). The actual number of shares of Whitney Common Stock that will be received by an FNB shareholder by reason of the Company Merger will vary depending upon the Average Market Price of the Whitney Common Stock and the amount of FNB's Retained Net Income After Tax, if any.

     "Retained Net Income After Tax" is defined as the consolidated retained net income of FNB for the period March 1, 1998 through the end of the calendar month immediately preceding the Effective Date, as agreed to by Whitney and FNB, based on normal banking net income, less appropriate income taxes accrued and dividends declared and/or paid and excluding any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sale of investments or other assets. Retained Net Income After Tax is not reduced by FNB's expenses for its counsel, accounting services and investment advisor incurred in connection with the Company Merger, provided such expenses do not exceed $350,000 in the aggregate; any expenses in excess of that limit will reduce Retained Net Income After Tax on a dollar for dollar basis. For the period March 1, 1998 through June 30, 1998, on an unaudited basis, FNB had Retained Net Income After Tax of approximately $325,000. This figure has not been reviewed by Whitney, and because the determination of Retained Net Income After Tax is dependent upon the facts as of the end of the month immediately preceding the Effective Date, it is not possible to estimate the amount of Retained Net Income After Tax, if any, with certainty at this time.

     If Whitney issues a press release prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, publicly traded company and has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement, then the "Average Market Price" will be the average of the Trading Prices on the 20 trading days preceding the 10th trading day immediately prior to the first of such press releases.

     Inasmuch as the consideration to be paid by Whitney in the Company Merger will be based on the "Average Market Price" of Whitney Common Stock as defined in the Plan of Merger, the actual value on the Effective Date of the shares to be received by holders of FNB Common Stock in the Company Merger may be more or less than the Average Market Price of those shares as calculated in accordance with the Plan of Merger. On July 10, 1998, the closing trading price for a share of Whitney Common Stock was $50.00, and if such date had been the Effective Date, the Average Market Price would have been $51.76.

     The following table sets forth examples of the number of shares of Whitney Common Stock into which each share of FNB Common Stock would be converted on the Effective Date, assuming that the Average Market Price for Whitney Common Stock is as specified below. The table does not reflect any Retained Net Income After Tax, which would increase the number of shares of Whitney Common Stock in each case.

       ASSUMED AVERAGE            TOTAL NUMBER OF SHARES OF  NUMBER OF WHITNEY
MARKET PRICE OF WHITNEY COMMON      WHITNEY COMMON STOCK        SHARES PER
           STOCK                        TO BE ISSUED          FNB SHARE/(1)/
------------------------------    -------------------------   --------------

          $60.00                           557,587                 32.78
           55.00                           608,276                 35.76
           50.00/(2)/                      669,104                 39.34
           45.00                           743,448                 43.71
           40.00                           836,380                 49.17

_____________________________

   /(1)/ Based on 17,009 shares of FNB Common Stock, the number of shares outstanding on July 10, 1998. Due to fluctuations in the trading prices of Whitney Common Stock and the amount, if any, of Retained Net Income After Tax, the actual number of shares of Whitney Common Stock to be received by FNB's shareholders cannot currently be determined.

   /(2)/  The closing price per share of Whitney Common Stock on July 10, 1998.


                            _______________________

     In lieu of issuing any fractional share of Whitney Common Stock, each FNB shareholder who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price.

     For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of FNB's shareholders, see " - Status Under Federal Securities Laws; Certain Restrictions on Resales."

     Exchange of Certificates. On the Effective Date, each FNB shareholder will cease to have any rights as a shareholder of FNB and his sole rights will pertain to the shares of Whitney Common Stock into which his shares of FNB Common Stock have been converted pursuant to the Company Merger, except for the right to receive cash for any fractional shares and except for any FNB shareholder who is entitled to assert dissenters' rights pursuant to the ABCA. See "Dissenters' Rights."

     Promptly after the consummation of the Company Merger, Whitney is required
(a) to deposit with the exchange agent selected by Whitney for the Company Merger certificates representing the shares of Whitney Common Stock and the cash in lieu of fractional shares to be issued and paid in exchange for shares of FNB Common Stock and (b) send or cause to be sent to each person who was a shareholder of record of FNB on the Effective Date a letter of transmittal, together with instructions for the exchange of certificates representing shares of FNB Common Stock for certificates representing shares of Whitney Common Stock.

     SHAREHOLDERS ARE REQUESTED NOT TO SEND IN THEIR FNB COMMON STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS AFTER THE EFFECTIVE DATE. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

     After the Effective Date and until surrendered, certificates representing FNB Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such shares have been converted. Whitney, at its option, may decline to pay former shareholders of FNB who become holders of Whitney Common Stock pursuant to the Company Merger any dividends or other distributions that may have become payable to holders of record of Whitney Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of FNB Common Stock, at which time any such dividends or other distributions will be paid, without interest.

     Shareholders of FNB who cannot locate their stock certificates are urged to contact promptly:

                              Mary Frances Jones
                The First National Bancorp of Greenville, Inc.
                           100 West Commerce Street
                           Greenville, Alabama 36037
                                (334) 382-6511

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify FNB and Whitney against any claim that may be made against FNB or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. FNB or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify FNB and Whitney.

     Transfer and Exchange Agents. The Bank of New York serves as Transfer Agent and Registrar for Whitney Common Stock and will act as Exchange Agent in connection with the Company Merger. FNB acts as its own Transfer Agent and Registrar for FNB Common Stock.

     Regulatory Approvals and Other Conditions of the Company Merger. In addition to approval by the shareholders of FNB and satisfaction of the other conditions described below, consummation of the Company Merger will require the approval of the Board of Governors of the Federal Reserve System (the "Reserve Board"). On June 1, 1998,

Whitney filed an application with the Reserve Board seeking the approval of the Company Merger. On July 1, 1998, the Reserve Board approved the Company Merger subject to expiration of the Department of Justice review period. That review period will expire July 31, 1998 unless extended by the Department of Justice.


     The obligations of the parties to the Plan of Merger are also subject to other conditions set forth in the Plan of Merger, including, among others: (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Mergers may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and FNB of opinions as to qualification of the Mergers as a tax-free reorganization under applicable law, (v) FNB's receipt of a letter from Robinson-Humphrey, dated as of the date of the Meeting, in form and substance satisfactory to FNB, confirming its fairness opinion to the Board of Directors of FNB and (vi) certain other conditions customary for agreements of this sort.

     The parties intend to consummate the Company Merger as soon as practicable after all of the conditions to the Company Merger have been met or waived; however, there can be no assurance that the conditions to the Company Merger will be satisfied.

     Effective Date. As soon as practicable after shareholder and regulatory approval is obtained and all other conditions to the consummation of the Plan of Merger have been satisfied or waived, a Certificate of Merger will be executed by Whitney and filed for recordation with the Louisiana Secretary of State, and Articles of Merger respecting the Company Merger will also be filed with the Alabama Secretary of State. The Company Merger will be effective at the date and time specified in a certificate issued by the Louisiana Secretary of State. The Plan of Merger provides that Whitney may delay consummation of the Bank Merger, and it is intended that the Bank Merger will be consummated in due course after consummation of the Company Merger. The Office of the Comptroller of the Currency of the United States (the "Comptroller") would have to approve the Bank Merger. Whitney and FNB are not able to predict the Effective Date or the effective date of the Bank Merger, and no assurance can be given that the transactions contemplated by the Plan of Merger will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Company Merger." If the Company Merger is not consummated by November 30, 1998, either Whitney or FNB may terminate the Plan of Merger. See "- Waiver, Amendment and Termination."

     Conduct of Business Prior to the Effective Date. Each of FNB and FNBG has agreed pursuant to the Plan of Merger that, prior to the Effective Date, it will conduct its business only in the ordinary course consistent with past practices and that, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee, and except as otherwise provided in the Plan of Merger, it will not, among other things, (a) declare or pay any dividend, declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable therefor except FNB's payment of its regular quarterly dividends in amounts not to exceed $5.00 per share; (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of directors or officers; (c) enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices; (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the Plan of Merger) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability;
(e) acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices; (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties becoming untrue in any material respect or in any of the conditions to the Company Merger not being satisfied or in a violation of any provision of the Plan of Merger, except as may be required by applicable law;
(g) commit or fail to take any action that is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order; (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; (i) fail to pay or to make adequate provision in all material respects for the payment of all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;
(j) dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in non-investment grade securities or that are inconsistent with past investment practices; (k) enter into any new line of non-banking business; (l) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value as of December 31, 1997; (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed FNB's or FNBG's applicable regulatory lending limits;
(n) take or cause to be taken any action that would disqualify the Mergers as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or (o) agree or commit to do any of the foregoing.

     In addition, FNB and FNBG have agreed that neither of them will, without the prior approval of Whitney, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by FNB's Board of Directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors' fiduciary duties to FNB's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it (other than as contemplated by the Plan of Merger) or withdraw its recommendation of the Company Merger to FNB's shareholders (or recommend to its shareholders such other transaction). FNB and FNBG have also agreed that in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement previously executed between FNB and Whitney, that it will instruct its officers, directors, agents and affiliates to refrain from doing any of the foregoing and that it will notify Whitney immediately if any such inquiries or proposals are received by, any such information is requested from or any discussions or negotiations are sought to be initiated with, FNB, FNBG or any of their officers, directors, agents or affiliates. Notwithstanding the foregoing, nothing contained in the Plan of Merger shall be deemed to prohibit any officer or director of FNB or FNBG from taking any action that the Board determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to FNB's consolidated group and its shareholders.

     Waiver, Amendment and Termination. The Plan of Merger provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Company Merger other than the conditions relating to approval by the shareholders of FNB, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Company Merger, and FNB's receipt of a letter from Robinson-Humphrey dated as of the date of the Meeting, in form and substance satisfactory to FNB, confirming Robinson-Humphrey's fairness opinion to the Board of Directors of FNB. A waiver must be in writing.

     The Plan of Merger, including all related agreements, may be amended or modified at any time, before or after approval by the shareholders of FNB, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan of Merger; provided that, under the Louisiana Business Corporation Law (the "LBCL"), any amendment made subsequent to shareholder approval of the Company Merger may not alter the amount or type of shares into which the FNB Common Stock will be converted, alter any term of the Articles of Incorporation of Whitney as the surviving entity, or alter any term or condition of the Plan of Merger in a manner that would adversely affect any shareholder of FNB. Additionally, the Plan of Merger may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan of Merger to correct typographical errors or to change erroneous references or cross-references, or in any other manner that is not material to the substance of the transactions contemplated by the Plan of Merger.

     The Plan of Merger may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of Whitney and FNB; (ii) the Board of Directors of either Whitney or FNB in the event of a breach by any member of the other party's consolidated group of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 30 days after written notice of such breach or November 30, 1998; (iii) the Board of Directors of either Whitney or FNB if by November 30, 1998 all the conditions to closing required by the Plan of Merger have not been met or waived or cannot be met, or if the Company Merger has not occurred by such date; (iv) Whitney if the Plan of Merger fails to receive the requisite vote of FNB's shareholders; (v) Whitney if FNB's Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, or (B) either (x) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of FNB's consolidated group or any acquisition of 15% or more of any class of FNB's capital stock or (y) makes any announcement of any agreement to do any of the foregoing; (vi) FNB, if FNB receives a bona fide written offer with respect to any transaction described in (v)(B) above and the Board of Directors of FNB determines in good faith, after consultation with its financial advisors and counsel, that such transaction is more favorable to FNB's shareholders than the transactions contemplated by the Plan of Merger; and (vii) Whitney, if the number of shares of FNB Common Stock as to which the holders thereof are, on the Effective Date, legally entitled to assert dissenting shareholders' rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of FNB Common Stock that would preclude pooling-of-interests accounting for the Mergers (i.e., if, after the Meeting, more than 10% of the FNB Common Stock would be subject to exchange for cash rather than Whitney Common Stock as the result of holders exercising dissenters' rights or receiving cash in lieu of fractional shares). The Plan of Merger provides for a termination fee of $990,000 payable to Whitney if the Plan of Merger is terminated under the circumstances described in clause (v)(B) or clause (vi) of the preceding sentence. The provisions in the Plan of Merger regarding confidentiality, payment of the termination fee and certain miscellaneous matters will survive any termination of the Plan of Merger.

     Expenses. The Plan of Merger provides that regardless of whether the Company Merger is consummated, expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby shall be borne by the party that has incurred them.

INTERESTS OF CERTAIN PERSONS

     Employee Benefits. Whitney has agreed that, at the effective time of the Company Merger, all persons then employed by FNB and FNBG shall be eligible for such employee benefits as are generally available to employees of Whitney Bank having like tenure, officer status and compensation levels, except that (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney Bank's Compensation Committee, and (b) all FNB and FNBG employees who are employed at the effective time of the Merger will be given full credit for all prior service as employees of FNB or FNBG, provided, however, that all such employees shall be treated as newly hired Whitney Bank employees for all purposes of Whitney's or Whitney Bank's defined benefit pension plan (i.e., prior service credit with FNB and FNBG will not be considered in determining future benefits under Whitney's or Whitney Bank's defined benefit pension plan).

     Indemnification and Insurance. Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Section 10-2B-8.50, et seq., of the ABCA, FNB's Articles of Incorporation and By-laws and the Articles of Association and By-laws of FNBG as in effect on March 24, 1998 with respect to matters occurring prior to or on the Effective Date will survive for a period concurrent with the applicable statute of limitations. Whitney has also agreed to use its best efforts to cause those persons serving as officers or directors of FNB and FNBG immediately prior to the effective time of the Company Merger to be covered for three years thereafter by the directors and officers liability insurance policy maintained by FNB and FNBG (or a substitute policy) with respect to acts or omissions occurring prior to or at the effective time of the Company Merger, subject to certain conditions. In addition, Whitney has agreed to indemnify, under certain conditions, FNB's and FNBG's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws.

     No director or executive officer of FNB or FNBG owns any shares of Whitney Common Stock. No director or executive officer of Whitney has any personal interest in the Mergers other than by reason of his holdings of Whitney Common Stock, nor do such directors or executive officers own any shares of FNB Common Stock.

STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES

     The shares of Whitney Common Stock to be issued to shareholders of FNB pursuant to the Plan of Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as that term is defined in the Securities Act and the rules and regulations thereunder) of Whitney or who were not "affiliates" of FNB.

     Directors and certain officers and principal shareholders of FNB and FNBG may be deemed to be "affiliates" of FNB. Such persons may resell Whitney Common Stock received by them pursuant to the Company Merger only if the shares are registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of Whitney Common Stock. Each such affiliate has entered into an agreement not to sell shares of Whitney Common Stock received by him in violation of the Securities Act. This Proxy Statement-Prospectus does not cover resales of Whitney Common Stock offered hereby to be received by FNB shareholders deemed to be "affiliates" of FNB or of Whitney upon consummation of the Company Merger.

     Further, in accordance with the requirements for using the pooling-of-interests method of accounting, shareholders of FNB who may be deemed "affiliates" of FNB have agreed not to sell the shares of Whitney Common Stock received by them in the Company Merger until at least 30 days of post-closing combined earnings of Whitney and FNB have been published by Whitney. Whitney has agreed to publish such an earnings release as promptly as practicable following receipt of such financial results.

ACCOUNTING TREATMENT

     It is a condition to Whitney's obligation to consummate the Company Merger that (i) it receive certain assurances from FNB's independent public accountants that the Mergers may be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Securities and Exchange Commission (the "Commission") for accounting and financial reporting purposes and (ii) neither Whitney's independent public accountants nor the Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the Whitney and FNB information, the recorded assets and liabilities of Whitney and FNB will be carried forward to Whitney's consolidated financial statements at their recorded amounts, the consolidated earnings of Whitney will include earnings of Whitney and FNB for the entire fiscal year in which the Company Merger occurs and the reported earnings of Whitney and FNB for prior periods will be combined and restated as consolidated earnings of Whitney. Similar treatment will be given to any other acquisitions that are accounted for as poolings of interests and that are consummated during the fiscal year. See "- Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Company Merger" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."

PRO FORMA DATA

     In light of the respective total assets and net income of Whitney and FNB, pro forma financial statements are not included in this Proxy Statement-Prospectus. FNB's total assets were 3% or less of Whitney's total assets at both March 31, 1998 and December 31, 1997, and FNB's net income for both the three months ended March 31, 1998 and the year ended December 31, 1997 were less than 3% of Whitney's net income for the same periods. As a result, pro forma financial information giving effect to the Company Merger is deemed to be immaterial.

                              DISSENTERS' RIGHTS

     Each shareholder of FNB entitled to vote on the Plan of Merger who objects to the Plan of Merger will be entitled to the rights and remedies of dissenting shareholders provided under Section 10-2B-13.01, et seq., of the ABCA (the "Dissent Provisions"), a copy of which is included in Appendix C to this Proxy Statement-Prospectus, and any such shareholder who follows the procedures specified in the Dissent Provisions will be entitled to receive the fair value of his shares of FNB Common Stock in cash, plus accrued interest thereon, as of the day prior to the Meeting. Such fair value is exclusive of any appreciation or depreciation in anticipation of the Company Merger. The appraised value of the FNB Common Stock, as determined under the Dissent Provisions, may differ from the consideration that a shareholder of FNB is entitled to receive in the Plan of Merger. A DISSENTING FNB SHAREHOLDER MUST COMPLY STRICTLY

WITH THE PROCEDURES SET FORTH IN THE DISSENT PROVISIONS. FAILURE TO FOLLOW ANY OF THOSE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF HIS DISSENTERS' RIGHTS UNDER THE DISSENT PROVISIONS.

     Under the Dissent Provisions, a shareholder of FNB may dissent from the Plan of Merger by complying with the following procedures: (i) the dissenting shareholder must deliver to FNB, prior to the vote being taken, written notice of his or her intent to demand payment of his or her shares if the Plan of Merger is effected; and (ii) the dissenting shareholder must not vote his or her shares in favor of the Plan of Merger. Within ten (10) days after the date of the Meeting, FNB must deliver to the dissenting shareholder a written dissenter's notice (the "Dissenter's Notice") of the authorization of the Plan of Merger by the shareholders, which notice shall provide such dissenting shareholder with the procedure by which such dissenting shareholder may submit his or her payment demand to FNB, including a form for demanding payment. The Dissenter's Notice will notify the dissenting shareholder of the date by which FNB must have received the payment demand, which date may be not fewer than 30 nor more than 60 days after the Dissenter's Notice is delivered. The Dissenter's Notice will be accompanied by a copy of the Dissent Provisions. The dissenting shareholder must demand payment in accordance with the terms of the Dissenter's Notice. The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporation action. A shareholder who demands payment under the Dissent Provisions may not thereafter withdraw that demand and accept the terms offered under the proposed Plan of Merger without the consent of FNB.

     Within twenty (20) days after making a formal payment demand, the dissenting shareholder must submit the certificate or certificates representing his or her shares to FNB for notation thereon by FNB that such demand has been made. These certificates will be returned to the shareholder by FNB. If the dissenting shareholder fails to submit the certificates representing his or her shares for notation, at the option of FNB, the dissenting shareholder's rights under the Dissent Provisions will be terminated.

     As soon as the Plan of Merger is adopted by the FNB shareholders, or upon receipt of the payment demand, FNB shall offer to pay to each dissenting shareholder who complies with the Dissent Provisions the amount FNB estimates to be the fair value of his or her shares, plus accrued interest. This offer of payment must be accompanied by several supporting documents, including financial statements of the company, a statement of the estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the
dissenter's right to demand payment and a copy of the Dissent Provisions.   Each
dissenter who agrees to accept FNB's offer of payment in full satisfaction of his or her demand must surrender to FNB the certificate or certificates representing his or her shares in accordance with the terms of the Dissenter's Notice, whereupon FNB shall pay such dissenter the fair value of his or her shares plus interest.

     A dissenter may notify FNB in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due thereon, and demand payment of this estimate, or reject FNB's offer under the Dissent Provisions and demand payment of the fair value of his or her shares or interest due, if (i) the dissenter believes that the amount offered by FNB is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (ii) FNB fails to make an offer under the Dissent Provisions within sixty (60) days after the date set for demanding payments; or (iii) FNB, having failed to take the action to be proposed at the Meeting, does not release the transfer restrictions imposed on the shares pursuant to the Dissent Provisions within sixty (60) days after the date set for demanding payment. A dissenter waives his or her right to demand payment as provided in the preceding sentence unless he or she notifies FNB of his or her demand in writing within 30 days after FNB offered payment for his or her shares.

     If a demand for payment under the preceding paragraph remains unsettled, FNB must commence a proceeding within 60 days after receiving such payment demand and petition the court to determine the fair value of the shares and accrued interest. If FNB does not commence the proceeding within the 60 day period, it must pay each dissenter the amount demanded. Each dissenter made a party to such proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest.

     The costs for such an appraisal proceeding shall be assessed against FNB, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided in the Dissent Provisions.

     Whitney has the right to terminate the Plan of Merger if the number of shares of FNB Common Stock as to which the holders thereof, on the Effective Date, are legally entitled to assert dissenting shareholders' rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of FNB Common Stock that would preclude pooling-of-interests accounting for the Mergers.

     The foregoing summary of the Dissent Provisions is qualified in its entirety by reference to the text of that statute set forth herein as Appendix C.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the opinion of Arthur Andersen LLP that Whitney and FNB expect to receive concerning the material federal income tax consequences to holders of FNB Common Stock resulting from the Plan of Merger. Consummation of the Company Merger is conditioned upon receipt by Whitney and FNB of such opinion dated the date set for consummation of the Plan of Merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time, and representations of management of Whitney and of FNB.

     (a) The Mergers will qualify as reorganizations under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and FNB, FNBG, Whitney and Whitney Bank each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (b) No gain or loss will be recognized by FNB, FNBG, Whitney or Whitney Bank as a result of the Mergers.

     (c) No gain or loss will be recognized by a shareholder of FNB on the receipt solely of Whitney Common Stock in exchange for his shares of FNB Common Stock.

     (d) The tax basis of the shares of Whitney Common Stock to be received by FNB's shareholders pursuant to the Company Merger will be the same as the basis of the shares of FNB Common Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the shareholder and redeemed for cash.

     (e) The holding period of the shares of Whitney Common Stock to be received by FNB's shareholders pursuant to the Company Merger will include the holding period of the shares of FNB Common Stock exchanged therefor, provided that the shares of FNB Common Stock are held as capital assets on the Effective Date.

     (f) The payment of cash to FNB's shareholders in lieu of fractional share interests of Whitney Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Whitney. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Whitney Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

     (g) A shareholder of FNB who perfects his statutory right to dissent to the Company Merger and who receives solely cash in exchange for his FNB Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of FNB Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder of FNB does not actually or constructively own any FNB Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the FNB Common Stock redeemed.

     The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

     AS A RESULT OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, IT IS RECOMMENDED THAT EACH SHAREHOLDER OF FNB CONSULT HIS PERSONAL TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGERS.

                             INFORMATION ABOUT FNB


DESCRIPTION OF BUSINESS

     FNBG was incorporated under the federal banking laws on August 30, 1900, and began business in that year. In 1983, the board and shareholders of FNBG approved the formation of a holding company, FNB, incorporated under the laws of the State of Alabama and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). In 1983, FNB acquired all of the issued and outstanding stock of FNBG through an exchange offer, and since that time, FNBG has been FNB's only subsidiary. FNB's executive office is located at 100 West Commerce Street, Greenville, Alabama and its telephone number is 334-382-6511. At March 31, 1998, FNB had total consolidated assets of approximately $117.5 million, and shareholder's equity of approximately $13.6 million.

     FNBG conducts a full service commercial banking business in Greenville, Alabama and the surrounding area. Since its organization, FNBG has provided most traditional commercial banking services, including, without limitation, depository services including checking accounts, savings accounts, certificates of deposit and individual retirement accounts. FNBG also makes consumer business and agricultural loans to customers within its trade area. The services are performed for individuals, business enterprises, non-profit organizations and for other banks and financial institutions. FNBG has correspondent relationships with a number of large banks from which it receives advice and services. The correspondent banks also provide a source of buying and selling loan participations. FNBG's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). At March 31, 1998, FNBG had total assets of $117.5 million and total deposit liabilities of $102.1 million.

     In addition to its principal bank, located in the same location as the executive offices of FNB, FNBG has a branch bank located at 109 Greenville Bypass in Greenville, Alabama and a branch bank located on Railroad Street in Georgiana, Alabama.

COMPETITION

     The banking industry is highly competitive. FNBG competes in Greenville and Butler County, Alabama for deposits and in its lending activities. Competition among banks for customers is generally governed by factors such as interest rates and services offered by such banks. FNBG competes primarily with three other commercial banks and savings and loan associations for customer deposits, including Colonial Bank, The People's Bank and First Community Bank of the South. In addition, FNBG competes with credit unions and other non-bank financial institutions located within and outside of FNBG's market area which offer financial services similar to many services offered by banks.

SUPERVISION AND REGULATION

     FNB. FNB is a bank holding company registered under the Bank Holding Company Act and it operates one banking subsidiary, FNBG. As a registered bank holding company, FNB is subject to supervision and regulation by the Reserve Board under the Bank Holding Company Act. As a bank holding company, FNB is required to furnish the Reserve Board an annual report of its operations at the end of each fiscal year and to furnish such additional information as the Reserve Board may require pursuant to the Bank Holding Company Act. The Reserve Board may also make examinations of FNB.

     The Bank Holding Company Act requires, subject to certain exceptions, every bank holding company to obtain the prior approval of the Reserve Board (i) before it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, such bank holding company will directly or indirectly own or control more than five percent of the voting shares of such bank; (ii) before it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; or (iii) before it may merge or consolidate with any other bank holding company.

     In addition, the Bank Holding Company Act prohibits (with specific exceptions) FNB from engaging in nonbanking activities or from acquiring or retaining direct or indirect control of any company engaged in nonbanking activities. The Reserve Board by regulation or order may make exceptions for activities determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Reserve Board considers whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, making, acquiring or servicing loans, leasing personal property, providing certain investment or financial advice, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions by the bank holding company and certain limited insurance underwriting activities have all been determined by regulations of the Reserve Board to be permissible activities. The Bank Holding Company Act does not place territorial limitations on permissible bank-related activities of bank holding companies. However, despite prior approval, the Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

     FNBG. FNBG is a national banking association subject to supervision by the Comptroller and has its deposits insured by the FDIC. FNBG is regulated and subject to periodic examination by these governmental authorities, each of which imposes regulations related to reserves, investments, loans, issuance of securities, establishment of branches and other aspects of its operation.

RISK-BASED CAPITAL GUIDELINES

     Under the Reserve Board's and the FDIC's risk-based capital guidelines applicable to FNB, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. At December 31, 1997, FNBG was considered "well capitalized." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill, and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Reserve Board, the Comptroller and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including a requirement that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. On December 31, 1997, FNB had a Tier 1 capital ratio of 27.3%, a total risk-based capital ratio of 27.9% and a leverage ratio of 11.2%.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act as well as several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. As of December 31, 1997, FNBG would be considered "well capitalized" under FDICIA.

SOURCE OF STRENGTH

     According to Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking subsidiary of FNB or related to FDIC assistance provided to a subsidiary in danger of default -- the banking subsidiary of FNB may be assessed for the FDIC's loss, subject to certain exceptions.

MARKET PRICES AND DIVIDENDS

     Market Prices. FNB Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for FNB Common Stock; however, FNB has a policy providing that, in accordance with guidelines filed with regulatory authorities, FNB will purchase its own shares of FNB Common Stock as shares become available, which shares are then held as treasury shares. FNB also from time to time sells the treasury shares so acquired. The price of such shares in these transactions, whether involving a purchase or sale by FNB, equals the book value of the FNB Common Stock as of the end of the immediately preceding quarter. During the last two years, FNB purchased a total of 91 shares and sold a total of 260 shares in 24 trades pursuant to this policy at prices ranging from $694.69 to $772.02 per share. FNB's management is not aware of any trades during that period not involving a purchase or sale by FNB.

     Dividends. The following table sets forth, for the periods indicated, the dividends declared by FNB. FNB's ability to declare and pay dividends after March 24, 1998 is subject to the Plan of Merger. See "The Plan of Merger - Description of the Plan of Merger -- Conduct of Business Prior to the Effective Date."

                              DIVIDENDS DECLARED

1996
  First Quarter............................................................$4.50
  Second Quarter........................................................... 4.50
  Third Quarter............................................................ 4.50
  Fourth Quarter........................................................... 7.50

1997
  First Quarter............................................................$4.75
  Second Quarter........................................................... 4.75
  Third Quarter............................................................ 4.75
  Fourth Quarter........................................................... 9.75

1998
  First Quarter............................................................$5.00
  Second Quarter........................................................... 5.00

     Holders. As of July 10, 1998, the record date for the Meeting, there were 210 record shareholders of FNB Common Stock.

PROPERTY

     The main office of FNBG is housed in a two-story office building located at 100 West Commerce Street, Greenville, Alabama. The building contains approximately 21,300 square feet and it includes parking spaces in the rear of the building. In addition, the Bank owns its two branch locations containing approximately 5000 square feet each, and operates one free-standing ATM.

EMPLOYEES

     As of May 31, 1998, FNBG employed 52 people full-time and 7 people part-time, and FNB considers its relationship with its employees to be good.

SECURITY HOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     Principal Shareholders. The following table reflects certain information regarding those persons who are known by FNB to be the beneficial owner of more than five percent of the outstanding FNB Common Stock as of the record date for the Meeting. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his name.

          Name of        Number of Shares
     Beneficial Owner   Beneficially Owned  Percent of Class
     ----------------   ------------------  ----------------

      Elisha C. Poole         1,570/(1)/          9.2%
600 East Commerce Street
Greenville, Alabama 36037

--------------------
/(1)/ Includes 640 shares registered in the name of Mrs. Juanita C. Poole, Elisha Poole's wife, as to which Elisha Poole disclaims beneficial ownership.

     Directors and Executive Officers. The following table sets forth certain information as of the record date for the Meeting concerning the beneficial ownership of FNB Common Stock by each director of FNB and by all directors and executor officers of FNB as a group. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his name.

    Name of                              Number of Shares
Beneficial Owner                        Beneficially Owned  Percent of Class
----------------                        ------------------  ----------------

J. Malloy Chandler                                40                *

Lewis S. Hamilton                                355/(1)/         2.1%

Albert M. Middleton                              459/(2)/         2.7%

Calvin Poole, III                                535/(3)/         3.1%

Elisha C. Poole                                1,570/(4)/         9.2%

Harold Powell                                    740/(5)/         4.4%

James J. Ryan                                    255/(6)/         1.5%

Bill M. Simms                                     82                *

Joseph M. Watts                                   53/(7)/           *

Carlton E. Whittle                                50/(8)/           *

All directors and executive
 officers as a group (11 people)               4,140             24.3%

                                            (Footnotes appear on following page)

--------------------
*Indicates less than 1%

(1)  Includes 100 shares owned jointly by Mr. Hamilton and his wife.

(2) Includes 59 shares registered in the name of Mrs. Joyce T. Middleton, Mr. Middleton's wife.

(3) Includes 10 shares registered in the name of Mary Rogers Poole, Calvin Poole's wife. Calvin Poole is Elisha Poole's son.

(4) Includes 640 shares registered in the name of Mrs. Juanita C. Poole, Elisha Poole's wife, as to which Elisha Poole disclaims beneficial ownership.

(5) Includes 100 shares registered in the name of Powell Ford Tractor, Inc., a company controlled by Mr. Powell.

(6) Includes: 14 shares registered in the name of Caroline P. Ryan or Edith Ryan Waite, Mr. Ryan's wife and daughter, respectively; 5 shares registered in the name of Caroline P. Ryan or Edith Ryan Williams, Mr. Ryan's daughter; 18 shares registered in the name of Caroline P. Ryan or James J. Ryan, Jr., Mr. Ryan's son; and 18 shares registered in the name of Caroline
     P. Ryan or Thomas E. Ryan, Mr. Ryan's son.

(7) Includes: 2 shares registered in the name of Frances Ann Watts, Mr. Watt's daughter; 3 shares registered in the name of James Davis Watts, Mr. Watts' son; 3 shares registered in the name of Joseph Marshall Watts, Jr., Mr. Watts' son; and 18 shares registered in the name of Mrs. Laura Griffith Watts, Mr. Watts' wife.

(8)  Includes 30 shares held jointly by Mr. Whittle and his wife.


                       FNB'S MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVIEW OF RESULTS OF OPERATIONS - FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998 AS COMPARED TO THE THREE MONTH PERIOD ENDED MARCH 31, 1997

EARNINGS SUMMARY

     FNB reported net income of approximately $352,000 or $20.68 per share for the three months ended March 31, 1998, compared to net income of approximately $332,000 or $19.64 per share for the three months ended March 31, 1997.

     Net income for the three months ended March 31, 1998 resulted in an annualized return on average assets of 1.20% compared to 1.11% in 1997. The annualized return on average stockholders' equity was 10.52% through March 31, 1998 and 10.82% through March 31, 1997.

NET INTEREST INCOME

     Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits (interest expense). Net interest income is affected by changes in volume of interest-earning assets and interest-bearing liabilities, and the rates earned or paid thereon.

     For the purposes of this earnings analysis, net interest income has been adjusted to a fully taxable equivalent basis for certain investments included in interest-earning assets. Interest-earning assets, including loans, have been presented as averages, net of unearned income.

     Net interest income on a fully tax equivalent basis for the three months ended March 31, 1998 increased 3.71% to $1,117,000 from $1,077,000 for the same period in 1997. The net interest margin between interest-earning assets and interest-bearing liabilities increased to 4.17% for the three months ended March 31, 1998 from 4.11% for the three months ended March 31, 1997.

     Interest income on fully tax equivalent basis increased approximately $68,000 to $1,955,000 from $1,887,000 for the three months ended March 31, 1998 from the comparable period in 1997. The increases in interest income primarily resulted from a change in the earnings asset mix from lower yielding short term investments into higher yielding investments and an overall growth in earning assets. The mix of average investments to interest-earning assets increased from 56.79% for the three months ended March 31, 1997 to 58.49% for the three months ended March 31, 1998. The annualized yield on average investments was 6.38% for the three months ended March 31, 1998 increased slightly when compared to 6.33% for the three months ended March 31, 1997. For the period ended March 31, 1998 and 1997, average loans represented 38.97% and 38.67%, respectively, of average interest-earning assets. For the three months ended March 31, 1998 and 1997, the annualized yield on loans was 8.80% and 8.72%, respectively. Interest-earning assets as a percentage of total average assets decreased from 93.64% in 1997 to 93.07% in 1998.

     Interest expense increased approximately $26,000 or 3.21% to approximately $835,000 for the three months ended March 31, 1998, from approximately $809,000 for the comparable 1997 period. The interest expense for 1998 and 1997 remained virtually consistent when considering the stabilization of interest rates in 1998 and 1997. The annualized average rate paid on interest-bearing liabilities was 3.95% and 3.86% for the three months ended March 31, 1998 and 1997, respectively. During the three months ended March 31, 1998, the volume of interest-bearing liabilities averaged $84,456,000, or 0.71% higher than the $83,860,000 average for the three months ended March 31, 1997. Interest-bearing demand deposits represented 22.42% of interest-bearing liabilities during the 1998 period as compared to 20.23% during the period ended March 31, 1997. The annualized yields paid on interest-bearing demand deposits were 2.66% and 2.55% for the three months ended March 31, 1998 and 1997, respectively. Time deposits represented 48.99% of interest-bearing liabilities during the 1998 period as compared to 49.37% during the period ended 1997. The annualized yields paid on time deposits during the three months ended March 31, 1998 and 1997 were 5.10% and 4.92%, respectively.

NONINTEREST INCOME

     FNB derives a significant portion of its noninterest income from traditional retail banking services including various account charges and service fees.

     Noninterest income increased approximately $26,000 or 11.45% to $253,000 for the three months ended March 31, 1998, from approximately $227,000 for the comparable 1997 period. Service charges on deposits decreased $4,000 or 2.47% to $158,000 for the three months ended March 31, 1998, from $162,000 for the comparable 1997 period. Return check charges decreased $6,000 or 6.12% to $92,000 for the three months ended March 31, 1998, from approximately $98,000 for the comparable 1997 period.

NONINTEREST EXPENSE

     Noninterest expense increased approximately $79,000 or 10.27% to $848,000 for the three months ended March 31, 1998, from approximately $769,000 for the comparable 1997 period. The increase in noninterest expenses are attributable to an increase in operational expenses associated with the operating expense associated with a new computer application. Salaries and employee benefits amounted to $442,000 and $435,000 for the three months ended March 31, 1998 and 1997, respectively. Occupancy expense was $114,000 in 1998 and $101,000 in 1997. Partially offsetting these increases was a decrease in FNB's nonperforming assets expenses of $23,000 for the comparable 1997 period.

INCOME TAXES

     The provision for income taxes for the three months ended March 31, 1998 and 1997 was $161,000 and $163,000, respectively.

REVIEW OF FINANCIAL CONDITION -- MARCH 31, 1998 AS COMPARED TO DECEMBER 31, 1997

SECURITIES

     Securities Available for Sale: Securities available for sale represent those securities that FNB intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates or liquidity needs. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders' equity. Securities available for sale totaled $57,309,000 at March 31, 1998 and $63,505,000 at December 31, 1997. Net unrealized appreciation on securities available for sale was $175,000 and $191,000 net of taxes, at March 31, 1998 and December 31, 1997, respectively.

     Average securities increased $2,748,000 or 4.59% to $62,678,000 for the three months ended March 31, 1998 compared to $59,930,000 for average securities for December 31, 1997. The increase in average securities was the result of the use of cash flows from increase in deposits.

LOANS

     Total loans increased $1,625,000 or 3.95% to $42,759,000 at March 31, 1998
from $41,134,000 for December 31, 1997. The primary growth in the loan portfolio can be attributed to a $1,585,000 or 30.27% increase in commercial and industrial loans.

     FNB's loan-to-deposit ratio increased from 40.24% as of December 31, 1997 to 41.87% for March 31, 1998. The increase in FNB's loan-to-deposit ratio was a result of an increase in loan activity and no growth in deposits.

NONPERFORMING ASSETS AND PAST DUE LOANS

     Nonperforming assets consisted primarily of nonperforming loans which increased 39.33% or $59,000 to $209,000 at March 31, 1998 from $150,000 at
December 31, 1997. FNB had no other real estate owned as of March 31, 1998 or December 31, 1997.

ALLOWANCE AND PROVISION FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses totaled $289,000 or 0.67% of total loans as of March 31, 1998 compared to $263,000 or 0.64% of total loans for December 31, 1997. FNB experienced gross charge-offs of $18,000 for the three months of 1998 compared to gross charge-offs of $253,000 during 1997. FNB had $44,000 of recoveries for the first three months of 1998 compared to $140,000 for 1997. The year to date provision for possible loan losses was $-0- compared to $163,000 for 1997. The allowance for loan losses reflects management's judgment as to the level considered adequate to absorb potential losses in the loan portfolio.

DEPOSITS

     Total deposits decreased $93,000 or 0.09% to $102,127,000 at March 31, 1998 from $102,220,000 for 1997. Interest bearing demand deposits decreased $744,000 or 3.82% to $18,756,000 for the period ended March 31, 1998 from $19,500,000 for
1997. Time deposits at March 31, 1998 and December 31, 1997 were $41,489,000 and $41,360,000, respectively. Time deposits represent 40.62% and 40.46% of total deposits at March 31, 1998 and 1997, respectively. Noninterest-bearing demand deposits decreased $496,000 or 2.65% to $18,233,000 for the period ended March 31, 1998 from $18,729,000 for 1997.

REVIEW OF RESULTS OF OPERATIONS - FOR THE FISCAL YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

EARNINGS SUMMARY

     FNB reported net income of approximately $1,280,000 or $75.29 per share for the year ended December 31, 1997, compared to net income of approximately $1,141,000 or $67.55 per share for the year ended December 31, 1996. Net Income for 1995 was approximately $952,000 or $56.51 per share.

     Noninterest income increased 23.17% or $168,000 to $893,000 for 1997 compared to $725,000 for 1996 and $764,000 in 1995.

     Total loans grew at an annual rate of 1.94% or $783,000 to $41,134,000 for 1997, compared to a 9.7% growth or $3,569,000 to $40,351,000 for 1996. This follows an increase of 9.70% or $3,569,000 to $36,782,000 for 1995.

     An additional $100,000 provision for possible loan loss was recorded in the fourth quarter of 1997, resulting in a total provision for possible loan loss of $163,000 for 1997, compared to $14,000 for 1996 and $-0- for 1995.

     Net earnings in 1997 resulted in a return on average assets of 1.11% compared to 1.02% and 0.89% during 1996 and 1995, respectively. The return on average stockholders equity was 11.04% in 1997, 10.34% in 1996, and 9.86% in 1995.

NET INTEREST INCOME

     Net interest income is the difference between interest and fees earned on loans, securities and other interest-assets (interest income) and interest paid on deposits (interest expense). Net interest income is affected by changes in volume of interest-earning assets and interest-bearing liabilities, and the rates paid thereon. For the purposes of this earnings analysis, net interest income has been adjusted to a fully taxable equivalent basis for certain investments included in interest-earning assets. Interest-earning assets, including loans, have been presented as averages, net of unearned income.

     Net interest income on a fully tax equivalent basis increased 7.46% to $4,348,000 in 1997 from $4,046,000 in 1996 and 7.92% in 1996 from $3,749,000 in
1995. The net interest margin between interest-earning assets and interest-bearing liabilities increased to 4.13% for the year ended December 31, 1997 compared to 3.92% for the year ended December 31, 1996. The net interest margin was 3.72% for 1995. In 1997 the average yields on average earning assets increased 2 basis points as average rates paid on interest bearing liabilities decreased 12 basis points. This resulted in a 13 basis points improvement in the net interest spread for 1997. The increases in net interest income primarily resulted from a change in higher yielding investments and an overall growth in earning assets. In 1997 average earning assets increased $2,198,000 or 2.13% from 1996. For 1996, average earning assets increased $2,421,000 or 2.40% from 1995.

     Interest income increased approximately $267,000 to $7,683,000 for the year ended December 31, 1997 from $7,416,000 for the comparable period in 1996. Interest income for 1995 was $7,036,000. These increases were attributable primarily to the change in the earning asset mix, the increases in the yield on interest-earning assets, and an overall growth in earning assets. Average loans comprised 38.96% of average earning assets in 1997 compared to 37.66% for 1996 and 36.69% in 1995. The yield on average earning assets increased to 7.30% in 1997 from 7.28% in 1996 and 7.11% in 1995. The yield on average loans was 8.69% for the year ended December 31, 1997 compared to 9.03% and 9.22% for the comparable periods ended December 31, 1996 and 1995, respectively. For 1997 average investment securities represented 56.92% of average earning assets compared to 58.41 % for 1996 and 59.26% for 1995. For the years ended December 31, 1997, 1996 and 1995, the yield on average investment securities was 6.46%, 6.14% and 5.69 %. Average earning assets increased 2.13% or $2,198,000 to $105,287,000 in 1997 compared to $103,089,000 in 1996 and $100,668,000 in 1995.

     Interest expense decreased approximately $36,000 or 1.07% to approximately $3,335,000 for the year ended December 31, 1997, from approximately $3,371,000 for 1996 and $3,288,000 for 1995. The decrease and increase in interest expense were attributable to decrease in average rates and to increases in the volume of interest-bearing liabilities. During 1997 the volume of interest-earning liabilities averaged $83,931,000, or 1.76% higher than the $82,476,000 average for 1996. The volume of interest-bearing liabilities averaged $79,413,000 for 1995. The average rate paid on interest-bearing liabilities was 3.97%, 4.09% and 4.14% for the years ended December 31, 1997, 1996 and 1995. Interest-bearing demand deposits represented 21.04% of total interest-bearing liabilities for 1997 as compared to 19.60% for 1996 and 19.48% for 1995. The yields paid on interest bearing demand deposits were 2.63% for 1997 compared to 2.62% for 1996 and 2.66% for 1995. Time deposits represented 49.27% of interest-bearing liabilities for 1997 as compared to 50.31% for 1996 and 49.36% for 1995. The average yields paid on time deposits were 5.06% for 1997 compared to 5.20% for 1996 and 5.23% for 1995.

TABLE 1 - AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS)

                                          1997                         1996                         1995
                               -----------------------------   ----------------------------   ---------------------------
                                Average   Income/    Yields/   Average   Income/    Yields/   Average   Income/  Yields/
(In Thousands)                 Balances   Expense      Rates   Balances  Expense     Rates    Balance   Expense   Rates
                               -----------------------------   ----------------------------   ---------------------------

ASSETS:
Interest-earning assets:
  Loans                        $ 41,017   $ 3,566      8.69%   $ 38,828  $ 3,505     9.03%    $ 36,938  $  3,404    9.22%
  Investments                    59,930     3,874*     6.46%     60,211    3,697*    6.14%      59,655     3,396    5.69%
  Federal funds sold              4,279       239      5.59%      3,518      186     5.29%       4,006       232    5.79%
  Interest-bearing deposits          61         4      6.56%        532       28     5.26%          69         4    5.80%
                               --------   -------    ------    --------  -------    -----     --------  --------   -----
Total Earning Assets            105,287     7,683      7.30%    103,089    7,416     7.28%     100,668     7,036    7.11%

Allowance for Loan Losses          (178)                           (293)                          (466)
  Nonearning Assets              10,033                           9,088                          6,553
                               --------                         --------                      --------
  Total Average Assets         $115,142                         $111,884                      $106,755
                               ========                         ========                      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Interest-bearing
 liabilities:

  NOW                          $ 17,661   $   465      2.63%   $ 16,164  $   423     2.62%    $ 15,467  $    411    2.66%
  Money Market                    3,280       125      3.81%      3,768      153     4.06%       4,322       199    4.60%
  Savings                        20,171       585      2.90%     20,013      590     2.95%      20,407       625    3.06%
  Time Deposits                  41,350     2,091      5.06%     41,493    2,158     5.20%      39,196     2,051    5.23%
                               --------   -------    ------    --------  -------    -----     --------  --------   -----
Total Interest-Bearing
 Deposits                        82,462     3,266      3.96%     81,438    3,324     4.08%      79,392     3,286    4.14%

  Federal funds borrowed          1,469        69      4.70%      1,038       46     4.43%          21         1    4.76%
                               --------   -------    ------    --------  -------    -----     --------  --------   -----

Total Interest-Bearing
 Liabilities                     83,931     3,335     3.97%      82,476    3,370     4.09%      79,413     3,287    4.14%

Noninterest-Bearing
 Deposits                        17,019                          16,570                         15,958
Other Liabilities                 1,481                           1,273                            862
STOCKHOLDERS' EQUITY             12,711                          11,565                         10,522
                               --------   -------              --------  -------              --------  --------
Total Liabilities and
 Equity                        $115,142     3,335      2.90%   $111,884    3,370     3.01%    $106,755     3,287    3.08%
                               ========   =======    ======    ========  =======    =====     ========  ========   =====
NET INTEREST SPREAD                       $ 4,348      4.40%             $ 4,046     4.27%              $  3,749    4.03%

NET INTEREST MARGIN                                    4.13%                         3.92%                          3.72%

-------------------
* Tax equivalent adjustment made to reflect benefit of nontaxable income at a rate of 34%.

TABLE 2 - VOLUME AND YIELD/RATE VARIANCES
TAX-EQUIVALENT BASIS


                                                  1997 Compared to 1996                1996 Compared to 1995
                                            Increase (Decrease) due to /(1)/     Increase (Decrease) due to /(1)/

(in thousands)                                Volume        Rate        Net        Volume        Rate        Net
                                            -----------   ---------   -------    -----------   ---------   -------

Interest Income:
  Loans                                         178          (117)        61          17          181         198
  Investment securities                         (17)          194        177         (24)          34          10
  Federal funds sold                             42            11         53         (12)         (27)        (39)
  Interest-bearing deposits                     (33)            9        (24)        120           27         147
                                                ---          ----        ---         ---          ---         ---
     Total earnings assets                      170            97        267         101          215         316
                                                ===          ====        ===         ===          ===         ===

Interest Expense:
  Now                                            40             2         42          17           (5)         12
  Money Market                                  (19)           (9)       (28)        (24)         (22)        (46)
  Savings                                         6           (11)        (5)        (12)         (23)        (35)
  Time Deposits                                  (8)          (59)       (67)        120          (13)        107
                                                ---          ----        ---         ---          ---         ---
     Total interest bearing deposits             19           (77)       (58)        101          (63)         38

Federal funds borrowed                           20             3         23          45            0          45
                                                ---          ----        ---         ---          ---         ---
     Total interest bearing liabilities          39           (74)       (35)        146          (63)         83
                                                ---          ----        ---         ---          ---         ---
     Net interest income                        131           171        302         (45)         278         233
                                                ===          ====        ===         ===          ===         ===


/(1)/ The change in interest due to both volume and rate has been allocated volume and rate changes in proportion to the relationship of the absolute dollar amounts to the change in each.


NONINTEREST INCOME

     Noninterest income was $893,000 for 1997, an increase of $168,000 or 23.17%, compared to $725,000 in 1996 and $764,000 in 1995. The increase in noninterest income for 1997 was primarily due to increases in net investment security gains and increases in income associated with banks non-qualifying pension plan.

TABLE 3 - NONINTEREST INCOME

Dollars in thousands

                                    Increase (Decrease)           Increase (Decrease)
                                    -------------------           -------------------
Year Ended December 31,        1997  Amount   Percent     1996     Amount   Percent     1995
                               ----  ------   -------     ----     ------   -------     ----

Service charge and service    $ 651    $  0       0.0%   $ 651         92      16.5%   $ 559
Trust Income                     12      (1)     (7.7)      13          0       0.0       13
Investment Gains (Losses)         2     101     102.0      (99)      (141)   (335.7)      42
Other Income                    228      68      42.5      160         10      15.0      150
                              -----    ----     -----    -----      -----    ------    -----

Total Noninterest Income      $ 893    $168       232%   $ 725      $ (39)     (5.1)%  $ 764

NONINTEREST EXPENSE

     Total noninterest expense increased $176,000 or 5.95%, to $3,132,000 in 1997, compared to $2,956,000 in 1996 and $3,027,000 in 1995. The increase in salary and other compensation was due to normal merit increases. Furniture and equipment expense increased as a result of increased depreciation expense on new computer system and new ATM.

     FNB's operating efficiency ratio is defined as noninterest expense as a percentage of net interest income plus noninterest income. The efficiency ratio 62.56% in 1997 compare to 63.37% for 1996 and 68.94% for 1995.


TABLE 4 - NONINTEREST EXPENSE

Dollars in thousands

                                                   Increase (Decrease)           Increase (Decrease)
Year Ended December 31,                    1997     Amount    Percent    1996     Amount    Percent    1995
-----------------------                   ------   --------   -------   ------   --------   -------   ------

Salaries and benefits                     $1,773     $  113      6.81%  $1,660    $  34       2.09%   $1,626
Furniture and equipment                      248         49     24.62      199        0       0.00       199
Occupancy                                    182        (32)   (14.95)     214       37      20.90       177
Computer services                             16          3     23.08       13        1       8.33        12
Advertising, entertainment and PR             72         (5)    (6.49)      77      (10)    (11.49)       87
Director and committee fees                   99          0      0.00       99       (1)     (1.00)      100
Supplies                                     112         (5)    (4.27)     117        5       4.46       112
Dues, membership and periodicals              32          3     10.34       29        0       0.00        29
Postage and delivery                         105         (5)    (4.55)     110       (2)     (1.79)      112
Other insurance & FDIC                        75          9     13.64       66     (111)    (62.71)      177
Examination and audits                        73          9     14.06       64      (12)    (15.79)       76
Telephone and data communications             44          6     15.79       38       (1)     (2.56)       39
Legal fees                                    35          8     29.63       27       (3)    (10.00)       30
Miscellaneous fees                           148         21     16.54      127       15      13.39       112
Other taxes                                   18          1      5.88       17        1       6.25        16
First Flight and Senior Citz expense          49          1      2.08       48        9      23.08        39
Travel and education                          15          5     50.00       10        1      11.11         9
Other expenses                                36         (5)   (12.20)      41      (34)    (45.33)       75
                                          ------     ------    ------   ------    -----     ------    ------
  Total Noninterest Expense               $3,132     $  176      5.95%  $2,956    $ (71)     (2.35)%  $3,027
                                          ======     ======    ======   ======    =====     ======    ======

Operating Efficiency Ratio                60.59%                        63.37%                        68.94%

Net interest income before provision       4,276                         3,940                         3,627
Noninterest income                           893                           725                           764
                                          ------                        ------                        ------
  Total                                    5,169                         4,665                         4,391

Operating Efficiency Ratio                62.56%                        63.37%                        68.94%

Net interest income after provision        4,113                         3,925                         3,627
Noninterest income                           893                           725                           764
                                          ------                        ------                        ------

  Total                                    5,006                         4,650                         4,391

INCOME TAXES

     FNB reported tax expense on income of $595,000 for 1997, $553,000 for 1996 and $411,000 for 1995. The Bank recorded net deferred taxes of $16,000 at December 31, 1997 and $60,000 at December 31, 1996.

SECURITIES

     Investment securities averaged $59,930,000 in 1997, a 0.47% decrease compared to the $60,211,000 securities average in 1996. In 1996 investment securities averaged decreased 0.93% compared to the $59,655,000 securities averaged for 1995. The decrease in average securities was the result of the reinvestment of maturing securities into higher yielding loans.

     Securities Available for Sale: Securities available for sale represent those securities that FNB intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates or liquidity needs. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders' equity. Securities classified as available for sale totaled $63,505,000 at December 31, 1997, compared to $57,716,000 at December 31, 1996, and $59,364,000 at December
31, 1995. The net unrealized appreciation on securities available for sale was $191,000 at December 31, 1997, compared to $59,000 at December 1, 1996 and $40,000 at December 31, 1995.

LOANS

     Total loans increased $783,000 or 1.94% to $41,134,000 in 1997 compared to 1996 balance of $40,351,000. This followed an increase of $3,569,000 or 9.70% to $40,351,000 in 1996 compared to 1995 balance of $36,782,000. The primary growth in the loan portfolio can be attributed to a $531,000 or 2.29% increase in real estate loans in 1997 compared to a $2,916,000 or 14.41% increase in 1996. Commercial loans increased $76,000 or 1.47% to $5,236,000 in 1997 compared to 1996, following an increase of $673,000 or 15.00% in 1996 compared to 1995. On the same basis consumer loans decreased $869,000 or 8.08% to $9,892,000 compared to 1996, following a 1.01% increase in 1996 compared to 1995.

     FNB's loan-to-deposit ratio for 1997 decreased to 40.24% compared to 41.03% for 1996, which was an increase from 37.24% for 1995. FNB's management expects continued growth in the loan portfolio although management does not expect the loan portfolio to grow at the same rate as experienced in 1995 and 1996.


TABLE 5 - LOAN PORTFOLIO COMPOSITION

Dollars in thousands
                        Increase (Decrease)           Increase (Decrease)
                        -------------------           -------------------
 December 31,    1997   Amount      Percent    1996   Amount      Percent    1995
-------------  -------  ------      -------  -------  ------      -------  -------

Commercial     $ 5,236  $   76         1.5%  $ 5,160  $  673        15.0%  $ 4,487
Real Estate     23,671     531         2.3    23,140   2,916        14.4    20,224
Agriculture        713      40         6.0       673     (94)      (12.3)      767
Consumer         9,892    (869)       (8.1)   10,761     108         1.0    10,653
Other            1,622   1,005       162.9       617     (34)       (5.2)      651
               -------  ------       -----   -------  ------       -----   -------
Portfolio      $41,134  $  783         1.9%  $40,351  $3,569         9.7%  $36,782

NONPERFORMING ASSETS AND PAST DUE LOANS

     Total past due loans increased $51,000 or 5.0% to $1,191,000 for December 31, 1997, compared to a decrease of $29,000 or 2.7% to $1,040,000 as of December 31, 1996. Total past due loans were $1,069,000 as of December 31, 1995. Loans past due 30-89 days totaled $1,029,000 at December 31, 1997, compared to $858,000 at December 31, 1996 and $919,000 at December 31, 1995. Loans past due 90 days or more and still accruing interest totaled $12,000 at December 31, 1997, compared to $77,000 at December 31, 1996 and $85,000 at December 31, 1995.

TABLE 6 - SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

Dollars in Thousands

December 31,                        1997    1996    1995
------------                       ------  ------  ------

Past Due Loans:

     Loans past due 30-89 days     $1,029  $  858  $  919
     Loans past due 90 days            12      77      85
     Nonaccrual loans                 150     105      65
                                   ------  ------  ------
          Total past due loans      1,191   1,040   1,069

Other Real Estate                       0       0       0
Other Foreclosed Assets                 0       0       0
                                   ------  ------  ------
     Total Nonperforming Assets    $1,191  $1,040  $1,069
                                   ======  ======  ======

ALLOWANCE AND PROVISION FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses totaled $263,000 or 0.64% of total loans outstanding as of December 31, 1997, compared to $213,000 or 0.53% for 1996 and $354,000 or 0.96% for 1995. FNB experienced net charge-offs $113,000 for 1997, compared to net charge-offs of $155,000 for 1996, and net charge-offs of $172,000 for 1995. An additional $100,000 provision for possible loan loss was recorded in the fourth quarter of 1997. This resulted in a provision for possible loan loss of $163,000 for 1997, compared to $14,000 for 1996, and $0 for 1995.

TABLE 7 - ANALYSIS OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

Dollars in Thousands

Year Ended December 31,                     1997    1996    1995
-----------------------                    -----   -----   -----

Balance at beginning of period             $ 213   $ 354   $ 526
Charge-offs                                 (253)   (239)   (279)
Recoveries                                   140      84     107
                                           -----   -----   -----
     Net Charge-offs                        (113)   (155)   (172)
Provision for possible Loan Losses           163      14       0
                                           -----   -----   -----

     Balance at end of period              $ 263   $ 213   $ 354
                                           =====   =====   =====

     Allowance for Possible Loan Losses
     as a % of Total Loans outstanding      0.64%   0.53%   0.96%

DEPOSITS

     Total deposits increased $3,885,000 or 3.95%, to $102,220,000 as of December 31, 1997, compared to a decrease of $437,000 or 0.44% to $98,335,000 for December 31, 1996. In 1995 total deposits increased $3,417,000 or 3.58% to $98,772,000. Noninterest-bearing demand deposits increased 10.80% in 1997 to $18,729,000 while decreasing 5.95% in 1996 to $16,904,000. Interest-bearing demand deposits increased 15.91% or $2,676,000 in 1997 to $19,500,000 while increasing 2.26% in 1996 to $16,824,000. Money market accounts increased 5.90% in 1997 to $3,354,000 and decreased 33.20% in 1996 to $3,167,000. Savings deposits remained relatively unchanged during 1997, 1996 and 1995. Time deposits of less than $100,000 decreased 0.52% or $191,000 in 1997 to $36,632,000 and increased 0.95% or $348,000 to $36,823,000 in 1996. Time certificates of deposits of $100,000 or more increased 6.73% or $298,000 in 1997 to $4,728,000 and increased 8.79% or $358,000 to $4,430,000 in 1996.

TABLE 8 - DEPOSIT ACCOUNT BALANCES


Dollars in thousands

                                                Increase/(Decrease)               Increase/(Decrease)
                                                -------------------               -------------------
Year Ended December 31,               1997      Amount      Percent      1996     Amount      Percent      1995
                                    -------     ------      -------     ------    ------      -------     ------

Noninterest-bearing demand           18,729      1,825       10.80%     16,904    (1,069)      -5.95%     17,973
Interest-bearing demand              19,500      2,676       15.91%     16,824       372        2.26%     16,452
Money Market accounts                 3,354        187        5.90%      3,167    (1,574)     -33.20%      4,741
Savings                              19,277       (910)      -4.51%     20,187     1,128        5.92%     19,059
Time deposits less than $100,000     36,632       (191)      -0.52%     36,823       348        0.95%     36,475
Time deposits of $100,000
  or more                             4,728        298        6.73%      4,430       358        8.79%      4,072
                                    -------      -----       -----      ------    ------      ------      ------

  Total Deposits                    102,220      3,885        3.95%     98,335      (437)      -0.44%     98,772
                                    =======      =====       =====      ======    ======      ======      ======

CAPITAL

     Capital represents shareholder ownership in FNB - the book value of assets in excess of liabilities. Shareholders' equity totaled $13,369,000 at December 31, 1997, compared to $12,239,000 at December 31, 1996 and $11,425,000 at
December 31, 1995. FNB's common dividend payout ratio was 3.34% in 1997, 3.11% in 1996 and 3.50% in 1995. FNB's Risk-Based Capital ratios significantly exceed the minimum regulatory guidelines for designation as a "Well-Capitalized" institution.

TABLE 9 - RISK-BASED CAPITAL RATIO

                                                          Well-Capitalized
                                                         Minimum Regulatory
Year Ended December 31,            1997    1996    1995      Guidelines
                                  ------  ------  ------     ----------

Tier 1 (Core Capital)             27.35%  26.68%  28.45%  greater than/equal to
                                                                6.00%
Tier 2 (Supplementary Capital)     0.55    0.47    0.88   greater than/equal to
                                                                4.00%
                                  -----   -----   -----        -----
Total Capital                     27.90%  27.15%  29.33%  greater than/equal to
                                                               10.00%

LIQUIDITY

     Liquidity is a measure of a bank's ability to fund loan commitments and meet deposit maturities and withdrawals in a timely manner. The liquidity position of FNB is founded on a stable base of core deposits. FNB's loan-to-deposit ratio at year-end 1997 increased to 40.16%, compared to 40.96% at year-end 1996 and 37.21% at year end 1995. Management believes that current levels of short-term investments and securities available for sale are adequate to meet FNB's liquidity needs.

INTEREST RATE SENSITIVITY

     The interest rate sensitivity gap (the "GAP") is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting FNB to significant interest rate risk in periods of rising or falling interest rates. At December 31, 1997, FNB's one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was 29.18%, i.e. more of FNB's liabilities than assets reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income. The following table details FNB's interest rate sensitivity position at various time intervals as of December 31, 1997.


                                               3 Months   3 to 12    1 to 3    Over 3
           (Dollars in Thousands)               or Less    Months     Years    Years
                                               --------   --------   -------  --------

Total rate sensitive assets                    $ 17,195   $ 31,710   $26,789   $33,234

Total rate sensitive liabilities                 58,117     25,474     1,057        90

Excess (deficiency) of interest-earning
   assets over interest-bearing liabilities     (40,422)     6,238    25,732    33,144

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities                 (46,922)   (34,684)   (8,952)   24,192

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities as a
   percent of total assets                      (34.42)%   (29.18)%   (7.53)%    20.35%


     In management's opinion a significant portion of FNB's consumer deposits do not respond to changes in interest rates to the degree the GAP would indicate. FNB's experience has indicated that the repricing of interest-bearing demand, money market, and savings accounts in response to changes in general market rate does not result in rate changes of the same magnitude as changes in general market rates. In addition, these deposit categories have historically been very stable sources of funds to FNB.


                           INFORMATION ABOUT WHITNEY

GENERAL

     Whitney is a Louisiana corporation and a registered bank holding company under the Bank Holding Company Act. Whitney became an operating entity in 1962 with Whitney Bank as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in southern Louisiana continuously since 1883. As a result of consolidating mergers of Whitney's other banking subsidiaries into Whitney Bank effective January 1 and 2, 1998, Whitney Bank currently operates through more than 100 banking offices in south Louisiana, southern Mississippi and Alabama and northwestern Florida. Whitney Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

     Whitney Bank is a full-service commercial bank engaged in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the delivery of corporate, pension and personal trust and investment services and safe deposit rentals. Whitney Bank also issues credit cards and is active as a correspondent for other banks.

     During 1995, Whitney established Whitney Community Development Corporation ("WCDC"), a for-profit community development corporation incorporated under the laws of the State of Louisiana. WCDC is authorized to make equity and debt investments in corporations or projects designed primarily to promote community welfare, including the economic rehabilitation and development of low to moderate income areas by providing housing, services or jobs for residents, or promoting small businesses that service low to moderate income areas.

     At March 31, 1998, Whitney had consolidated total assets of approximately $4.3 billion, consolidated total deposits of approximately $3.5 billion and consolidated shareholders' equity of approximately $490 million. Whitney's and Whitney Bank's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117.

     Whitney continues to explore opportunities to acquire additional financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through the Florida panhandle. Thus, at any particular point in time, including the date of this Proxy Statement-Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve Whitney acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the Whitney Common Stock to be issued to holders of FNB Common Stock in the Company Merger.

     Since January 1, 1998, Whitney has completed acquisitions of two financial institutions, with total assets of approximately $340 million. As of the date of this Proxy Statement-Prospectus, Whitney has also executed a definitive agreement to acquire certain branch operations of another financial institution (other than FNB), with a total of approximately $160 million in assets to be acquired from such institution. Whitney anticipates that this other pending acquisition will be accounted for pursuant to the purchase method of accounting. Consummation of the pending transaction is subject to, among other things, approval by applicable regulatory authorities.

MARKET PRICES OF AND DIVIDENDS DECLARED ON WHITNEY COMMON STOCK

     Whitney Common Stock is included for quotation on the Nasdaq National Market System (the "Nasdaq Stock Market") under the symbol "WTNY." The following table sets forth for the periods indicated the high and low reported closing sale prices per share of Whitney Common Stock as reported on the Nasdaq Stock Market and the quarterly dividends declared for each such period.

              PRICE RANGE OF COMMON STOCK AND QUARTERLY DIVIDENDS

                                                HIGH      LOW    DIVIDEND
                                               -------  -------  --------
1996

  First Quarter..............................  $31 3/4  $29 3/4     $0.22
  Second Quarter.............................   31 3/4   29 3/4      0.25
  Third Quarter..............................   32 3/4   29 1/2      0.25
  Fourth Quarter.............................   35 7/8   31 3/4      0.25

1997
  First Quarter..............................  $40 1/2  $34 3/4     $0.28
  Second Quarter.............................   43       35 1/4      0.28
  Third Quarter..............................   47 1/4   40          0.28
  Fourth Quarter.............................   59 3/4   46 1/8      0.28

1998
  First Quarter..............................  $63 3/8  $51 1/8     $0.30
  Second Quarter.............................   62 3/8   50         $0.30


                      COMPARATIVE RIGHTS OF SHAREHOLDERS

     If FNB's shareholders approve the Plan of Merger and the Company Merger is subsequently consummated, all shareholders of FNB will become shareholders of Whitney, and their rights will be governed by and be subject to the Articles of Incorporation and By-laws of Whitney rather than the Articles of Incorporation and By-laws of FNB. The following is a description of the Whitney Common Stock and a brief summary of certain of the principal differences between the rights of shareholders of Whitney and FNB not described elsewhere herein.

DESCRIPTION OF WHITNEY COMMON STOCK

     The authorized capital stock of Whitney consists of 100,000,000 shares of common stock, no par value, of which 22,491,651 were outstanding on May 31, 1998. The following description of Whitney's capital stock is qualified in its entirety by reference to Whitney's Articles of Incorporation and By-laws and to the applicable provisions of the LBCL.

     Common Stock

     Voting Rights - Non-cumulative Voting.  Holders of Whitney Common Stock are
     -------------------------------------
entitled to one vote per share on all matters to be voted on by the shareholders. Holders of Whitney Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the Whitney Common Stock may elect all of the directors.

     Dividend Rights.  Holders of outstanding Whitney Common Stock are entitled
     ---------------
to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

     Liquidation Rights.  In the event of the liquidation of Whitney, the
     ------------------
holders of Whitney Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of their shares.

     Preemptive Rights.  Holders of Whitney Common Stock have no preemptive
     -----------------
rights to subscribe for additional shares of capital stock.

     Directors

     The Board of Directors of Whitney is divided into five classes, with members of each class to serve for five years, and with one class being elected each year. Directors of Whitney must also be shareholders of Whitney. Any director of Whitney may be removed from office with or without cause only by the affirmative vote of at least 90% of the voting power of Whitney present at a special meeting of the shareholders called for that purpose. The quorum requirement for such a meeting is 90% of the total voting power of Whitney present in person or by proxy.

     The LBCL permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors and officers for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits. Whitney's Articles of Incorporation include a provision that eliminates the personal liability of directors and officers to Whitney and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the LBCL and further provides that any amendment or repeal of that provision will not affect the elimination or limitation of liability of an officer or director with respect to conduct occurring prior to the time of such amendment or repeal.

     The Articles of Incorporation also provide for indemnification and advancement of expenses of any officer, director, employee or agent of Whitney for any action taken in good faith by that officer, director, employee or agent. Indemnification in the case of actions by or in the right of Whitney shall be limited to expenses actually and reasonably incurred in defense or settlement of the action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of Whitney.

     The Articles of Incorporation and By-laws authorize Whitney to maintain insurance covering the actions of its officers, directors, employees and agents, and its By-laws provide for indemnification to the fullest extent allowed under the LBCL.

     No amendment to Whitney's Articles of Incorporation may change any of the provisions thereof relating to the Board of Directors unless such amendment receives the affirmative vote of 90% of the voting power present at a shareholders meeting for which there is a quorum as described above; provided, however, that such 90% vote is not required for any amendment unanimously recommended to the shareholders by the Board of Directors at a time when there is no Related Person (as defined below).

     Supermajority and Fair Price Provisions

     Supermajority Provisions.  The Articles of Incorporation contain certain
     ------------------------
provisions designed to provide safeguards for shareholders when a Related Person attempts to effect a Business Combination (as defined below) with Whitney. In general, a Business Combination between Whitney and a Related Person must be approved by the affirmative vote of at least 90% of the voting power of Whitney present at a shareholders meeting, at which meeting at least 90% of the total voting power of Whitney must be present in person or by proxy to constitute a quorum, unless certain minimum price and procedural requirements are satisfied and the Board of Directors of Whitney has the opportunity to state its recommendations to the shareholders in a proxy statement. If these requirements are satisfied, only the affirmative vote of two-thirds of the voting power present or represented at a shareholders meeting of Whitney (the quorum for which would be the presence in person or by proxy of a majority of the total voting power of Whitney) would be required.

     A "Related Person" is defined as any person who, together with certain persons related to him or it, is the beneficial owner of 10% or more of the outstanding shares of Whitney stock entitled to vote in elections of directors. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of Whitney.

     A "Business Combination" includes the following transactions: (1) any merger or consolidation involving Whitney or its principal subsidiary; (2) any sale or lease by Whitney or its principal subsidiary of all or a substantial part of its assets; or (3) any sale or lease to Whitney or any of its subsidiaries of any assets of any Related Person in exchange for securities of Whitney or its principal subsidiary.

     Fair Price Provisions.  There is no requirement that 90% of the voting
     ---------------------
power present of Whitney approve a Business Combination between a Related Person and Whitney if all of the requirements described below are satisfied:

     (1)  Minimum Price Requirement.  The cash, or fair market value of other
          -------------------------
consideration, to be received per share by shareholders of Whitney in connection with the Business Combination must bear the same or a greater percentage relationship to the market price of Whitney Common Stock immediately prior to the announcement of such Business Combination as the highest per share price (including brokerage commissions and soliciting dealers' fees) that the Related Person has theretofore paid for any of the shares of Whitney Common Stock already owned by it bears to the market price of the Whitney Common Stock immediately prior to the commencement of the acquisition of Whitney Common Stock by the Related Person. In addition, the cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in such Business Combination must not be less than (i) the highest per share price (including brokerage commissions and soliciting dealers' fees) paid by the Related Person in acquiring any of its holdings of Whitney Common Stock and (ii) the earnings per share of Whitney Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination, multiplied by the then price/earnings multiple (if any) of the Related Person as customarily computed and reported in the financial community.

     (2)  Procedural Requirements.  The following procedural requirements must
          -----------------------
be satisfied at all times after the Related Person becomes a Related Person: (i) the Related Person shall have taken steps to ensure that Whitney's Board of Directors included at all times representation by Continuing Directors (as defined below) proportionate to the stockholdings of Whitney's shareholders not affiliated with the Related Person; (ii) there shall have been no reduction in the rate of dividends paid on the shares of Whitney Common Stock unless otherwise approved by unanimous vote of the directors; (iii) the Related Person shall not have acquired any newly issued shares of Whitney Common Stock, directly or indirectly, except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a prorata stock dividend or stock split; and (iv) the Related Person shall not have acquired any additional shares of Whitney Common Stock or securities convertible into Whitney Common Stock except as part of the transaction by which such Related Person became a Related Person.

     A "Continuing Director" includes a person who was a member of the Board of Directors of Whitney elected by the shareholders prior to the time that a Related Person acquired in excess of 10% of the stock of Whitney, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

     (3)  Actions Prior to Becoming a Related Person.  The Related Person shall
          ------------------------------------------
not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Whitney; or (ii) made any major change in Whitney's business or equity capital structure without the unanimous approval of the Board of Directors, in either case prior to the consummation of the Business Combination.

     (4)  Proxy Statement.  A proxy statement responsive to the requirements of
          ---------------
the Exchange Act shall be mailed to all shareholders of Whitney for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state, and if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination from the point of view of shareholders other than the Related Person.

     (5)  Vote Necessary to Amend Articles of Incorporation.  The Articles of
          -------------------------------------------------
Incorporation provide that the affirmative vote of the holders of 90% or more of the voting power present at a shareholders meeting for which there is a quorum as described above is required in order to amend the fair price provisions, provided that only a vote of the holders of a majority of the total voting power of Whitney is required if the action to amend is unanimously recommended to shareholders by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors.

     Purposes and Effect of Supermajority and Fair Price Provisions.  The fair
     --------------------------------------------------------------
price provisions are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of Whitney. In the absence of the supermajority and fair price provisions, a purchaser who acquired control of Whitney would be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders.

     The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of Whitney prior to its acquisition of a substantial amount of the capital stock of Whitney and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity. The Board of Directors of Whitney believes that the Continuing Directors of Whitney are likely to be more knowledgeable than individual shareholders in assessing the business and prospects of Whitney and are accordingly better able to negotiate effectively with the Related Person. Also, the provisions should help to protect those shareholders who by choice or for lack of adequate opportunity did not sell shares in the first step of a two-tiered offer, by ensuring that a fair price will be paid to the shareholders in the second step of the two-tiered transaction if, but only if, the Related Person elects to initiate a second step.

     It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels that are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of Whitney. The Articles of Incorporation may discourage such purchases, particularly those for less than all of the shares of Whitney, and may therefore deprive holders of the Whitney Common Stock of an opportunity to sell their stock at a temporarily higher market price. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because a supermajority shareholder vote would be required in order to change or eliminate the fair price protection provisions in the Articles of Incorporation.

     Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions that are opposed by the Board of Directors of Whitney.

     In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Articles of Incorporation. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.

     Under the fair price provisions, in certain circumstances, a Business Combination that might be attractive to some shareholders might never be proposed to the shareholders by a Related Person, or if proposed, might not be consummated. Further, the provisions may, under certain circumstances, give holders of a minority of the voting power a veto power over a Business Combination that the majority of shareholders may believe desirable and beneficial. To Whitney's knowledge, on May 31, 1998, directors and executive officers of Whitney beneficially owned 1,998,424 shares (approximately 11%) of the Whitney Common Stock. Therefore, it may be difficult or impossible for a Related Person to secure the necessary supermajority vote without management's approval.

     Since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations if otherwise applicable, the provisions also may tend to insulate management
against the possibility of removal in the event of a takeover bid.   Further, if
the Related Person were to replace all of the directors who were in office on the date it became a Related Person (which it could not be assured of accomplishing for at least four years because of the Board's classification), there would be no Continuing Directors and, consequently, the 90% shareholder vote requirement would apply to any Business Combination, unless the minimum price and procedural requirements were satisfied.

     Federal securities laws and regulations applicable to Business Combinations govern the disclosure required to be made to minority shareholders in order to consummate certain Business Combinations. However, the laws and regulations do not assure that the terms of a Business Combination will be fair from a financial standpoint. The LBCL provides that, under certain circumstances, the affirmative vote of the holders of at least 80% of the voting power of a Louisiana corporation is necessary in order to approve certain types of business combinations with a related party unless the shareholders receive a price for their shares as set forth in the LBCL and certain other conditions are met. While the fair price protection provisions of the LBCL would apply to any Business Combination involving Whitney and a Related Party, the Board of Directors of Whitney believes that the fair price provisions in the Articles of Incorporation provide additional assurance that the shareholders of Whitney will receive an equitable price for their shares if a Business Combination is consummated.

     Considerations in Change of Control

     The LBCL authorizes the Board of Directors of Whitney, when considering any proposal to acquire control of Whitney, to take into account, among other enumerated factors and any other factors the Board deems relevant, the interests of Whitney's employees, creditors and the communities in which Whitney conducts its business, as well as purely financial interests of Whitney's shareholders.

     Amendment of Articles of Incorporation

     Except for the 90% vote required to amend any provision of the Articles of Incorporation relating to the Board of Directors of Whitney or the supermajority and fair price provisions contained therein, the affirmative vote of at least a majority of the total voting power of Whitney (i.e., a majority of the outstanding shares of Whitney Common Stock), at a meeting the quorum for which is the presence in person or by proxy of a majority of the total voting power, is required to amend the Articles of Incorporation. See " -- Directors" and " -- Supermajority and Fair Price Provisions," above.

     Amendment of By-laws

     Whitney's By-laws may be amended or repealed by the affirmative vote of a majority of the Board of Directors of Whitney or by the affirmative vote of at least a majority of the votes cast at a meeting of the shareholders of Whitney.

     Shareholders Meetings

     Shareholders holding not less than 20% of the outstanding Whitney Common Stock may require Whitney to call a meeting of its shareholders.

     Louisiana Control Share Acquisition Statute

     The LBCL Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

COMPARISON OF WHITNEY COMMON STOCK AND FNB COMMON STOCK

     The following comparison of the rights of holders of Whitney Common Stock and FNB Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of the LBCL and the ABCA.
The rights of holders of FNB Common Stock and holders of Whitney Common Stock are similar in many respects: (i) each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors; (ii) each shareholder is entitled to receive pro rata any assets distributed to the shareholders upon liquidation, dissolution or a winding up of the affairs of their respective companies; (iii) neither Whitney's nor FNB's shareholders have preemptive rights to acquire shares of stock issued by their respective companies; and (iv) both Whitney and FNB are only authorized to issue one class of capital stock, all of which must be designated as common stock. Although it is impracticable to note all the differences between the applicable governing documents of Whitney and FNB, the following is intended to be a summary of certain significant differences between the rights of holders of Whitney Common Stock and the rights of holders of FNB Common Stock.

     Boards of Directors. Whitney's Articles of Incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes, with directors serving five-year staggered terms expiring for each class of directors at successive annual meetings of shareholders. The Articles of Incorporation of FNB do not provide for classes of directors, and the directors of FNB each serve one-year terms. FNB's board consists of not less than one nor more than twenty members and is currently fixed at ten. The directors of both Whitney and FNB must also be shareholders of their respective corporations. Whitney's directors are elected by plurality vote; FNB's directors can only be elected by a majority of the votes cast at such election.

     Nominations of Directors. FNB's By-laws provide that nominations for election as director made by persons other than FNB's existing management must be made in writing and delivered or mailed to the president of FNB not less than 14 days nor more than 50 days prior to the applicable meeting of shareholders; provided, however, that if less than 21 days' notice of such meeting is given to shareholders, such nominations must be mailed or delivered to FNB's president not later than the close of business on the seventh day following the date on which the notice of meeting was mailed. The required notification must contain the following information to the extent known to the notifying shareholder: the name, address and principal occupation of each proposed nominee; the total number of shares of FNB Common Stock that will be voted for each proposed nominee; the name and residence address of the notifying shareholder and the number of shares of FNB Common Stock owned by the notifying shareholder. Nominations not made in accordance with the foregoing procedures may be disregarded by the chairman of the meeting in his discretion, and the votes cast for such nominees may be disregarded. FNB's By-laws also provide that no person who has reached his 72nd birthday shall be eligible for a nomination for election as a director.

     Whitney's Articles of Incorporation and By-laws contain no provisions regarding procedures for nomination of directors or limitations on the age of its directors.

     Removal of Directors. Whitney's Articles of Incorporation provide that a director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose at which a "quorum" is present. A "quorum" for these purposes means the presence, in person or by proxy, of the holders of 90% of the total voting power of Whitney. Under FNB's By-laws, FNB's directors may be removed, with or without cause, by the affirmative vote of a majority of the total voting power of FNB at a special meeting of shareholders called expressly for that purpose.

     Special Meetings of Shareholders. Under the LBCL, special meetings of Whitney's shareholders may be called by the president or the board of directors, or upon the written request of any shareholder or shareholders holding in the aggregate one-fifth of the total voting power of Whitney. FNB's By-laws provide that special meetings of its shareholders may be called by the president, the chairman of the board or the board of directors, or upon the written request of any shareholder or shareholders holding in the aggregate 25% of the total voting power.

     Supermajority Vote Requirements. Whitney's Articles of Incorporation contain supermajority shareholder voting provisions for certain "business combinations." Whitney's provisions are triggered if any shareholder or group of shareholders acquires 10% of the total voting power of Whitney, and the supermajority vote that may be required to approve such a "business combination" or to amend these provisions in Whitney's Articles of Incorporation is 90% of the total voting power of Whitney. See " - Description of Whitney Common Stock -- Supermajority and Fair Price Provisions --- Purposes and Effect of Supermajority and Fair Price Provisions" and " -- Louisiana Control Share Acquisition Statute," above.

     FNB's Articles of Incorporation do not contain supermajority vote requirements for business combinations, and FNB, therefore, is governed in this regard solely by the ABCA. The ABCA provides that a plan of merger or share exchange, to be authorized by the shareholders of a corporation, must be approved by each voting group entitled to vote separately on a plan by two-thirds of all the votes entitled to be cast on the plan by that voting group. The articles of incorporation may require a greater or lesser vote or a vote by voting groups, or the board of directors may require a greater vote or a vote by voting groups, but in no case may the vote required for shareholder approval be set at less than a majority of the votes entitled to be cast on the plan by each voting group. The Articles of Incorporation of FNB do not require a greater or lesser vote or a vote by voting groups, and FNB's Board of Directors have not required a greater vote or a vote by voting groups, and therefore the ABCA controls in this regard.

     Furthermore, the articles of incorporation of an Alabama corporation may authorize the shareholders to adopt or amend a bylaw that fixes a greater quorum or voting requirements for shareholders (or voting groups of shareholders) than is required by the ABCA. The adoption or amendment of a bylaw that adds, changes or deletes a greater quorum or voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater. A bylaw that fixes a greater quorum or voting requirement for shareholders may not be adopted, amended or repealed by the board of directors. FNB's Bylaws provide that the power to alter, amend or appeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but that the Board of Directors may not alter, amend or appeal any Bylaw establishing what constitutes a quorum at a meeting of shareholders.

     Indemnification Rights. Whitney's Articles of Incorporation provide that, in addition to any rights to indemnification that a person might have by law or otherwise, Whitney shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, including any action by or in the right of Whitney, by reason of the fact that he is or was a director, officer, employee or agent of Whitney, or is or was serving at the request of Whitney as a director, officer, employee or agent of another business or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Whitney and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of Whitney, the indemnification provided to employees or agents is limited to expenses not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion, but the Board of Directors is authorized in its discretion to pay or provide additional indemnity in particular cases and, as to directors and officers, the indemnity in such cases is similarly limited if it would permit indemnification of an individual for (i) the results of his willful or intentional misconduct, (ii) breach of duty of loyalty to Whitney or the entity otherwise served by the individual or (iii) engaging in a transaction in which the individual derived an improper personal benefit. No indemnification may be made in respect of a claim in which the person seeking indemnity shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct in the performance of its duties to Whitney unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

     FNB's By-laws provide that any person made a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of FNB or of any other corporation for which he served as such at the request of FNB shall be indemnified by FNB against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. FNB is also permitted to reimburse any such director, officer or employee the reasonable costs of settlement of any such action, suit or proceeding if it is found by a majority of FNB's directors to be in the best interest of FNB that such settlement be made and that such officer, director or employee was not guilty of negligence or misconduct. The right of indemnification provided directors, officers and employees of FNB under its By-laws is non-exclusive; however, the amount of indemnity to which any officer or director may be entitled shall be fixed by FNB's shareholders. The ABCA provides for mandatory indemnification of a director who is successful on the merits or otherwise in the defense of any proceeding, where he or she was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he or she was not successful in any other claim, issue or matter in any such proceeding. The ABCA further permits a corporation to indemnify an individual made party to a proceeding because he or she is or was a director against liability incurred in the proceeding if the individual conducted himself or herself in good faith and reasonably believed that the conduct was in the best interest of the corporation or, if such conduct was not in his or her official capacity with the corporation, that such conduct was at least not opposed to the corporation's best interest. Further, in the case of any criminal proceeding, the individual must have had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding in which the director was adjudged liable to the corporation, or in connection with a proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her. Indemnification under the ABCA is limited to reasonable expenses incurred in connection with the proceeding. A corporation may, under certain circumstances, pay for or reimburse the reasonable expenses incurred by a director who is party to a proceeding in advance of final disposition of the proceeding. Indemnification of a director is only permissible if it is determined that the director has met the standard of conduct set forth under the ABCA. This determination shall be made by majority vote of the board of directors, or a committee of the board of directors, by special legal counsel selected by the board, or by the shareholders. Officers of the corporation are also entitled to mandatory indemnification to the same extent as a director.

                                 LEGAL MATTERS

     Milling Benson Woodward L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of Whitney Common Stock to be issued in connection with the Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan of Merger, will be validly issued, fully paid and non-assessable.

                                    EXPERTS

     The consolidated financial statements of FNB and its subsidiaries at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement-Prospectus, have been audited by Wilson, Price, Barranco, Blankenship & Billingsley, P.C., independent auditors, as set forth in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Whitney and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

     Arthur Andersen LLP will also render a tax opinion with respect to the Mergers, a form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus forms a part.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement-Prospectus, FNB had not been informed of any matters to be presented by or on behalf of FNB or its management for action at the Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters properly come before the Meeting or any adjournments or postponements thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of FNB, and return it at once in the enclosed envelope.


                                       BY ORDER OF THE BOARD OF DIRECTORS OF FNB



                                             Mary Frances Jones, Secretary

July 17, 1998

                THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.

                             FINANCIAL STATEMENTS
                                  (UNAUDITED)
                            MARCH 31, 1998 AND 1997



                                    CONTENTS





                                                                            PAGE

Condensed Consolidated Balance Sheets                                        F-2

Condensed Consolidated Statements of Income                                  F-3

Consolidated Statements of Cash Flows                                        F-4

Notes to Consolidated Financial Statements (unaudited)                       F-5

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.,
GREENVILLE, ALABAMA
CONDENSED CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                                                           IN THOUSANDS
                                                              -------------------------------------
                                                                MARCH 31, 1998       DECEMBER 31,
                                                                 (UNAUDITED)            1997
                                                              -----------------   -----------------
ASSETS
     Cash and due from banks                                  $           3,922   $           3,432
     Federal funds sold and securities purchased
     under agreement to resell                                            6,625               2,250
                                                              -----------------   -----------------
            Total cash and cash equivalents                              10,547               5,682
                                                              -----------------   -----------------
     Investment securities available-for-sale                            57,309              63,505
     Loans, net of unearned income                                       42,759              41,134
     Allowance for loan losses                                             (289)               (263)
                                                              -----------------   -----------------
            Net loans                                                    42,470              40,871
                                                              -----------------   -----------------
     Premise and equipment                                                1,025               1,001
     Accrued interest receivable                                          1,312               1,108
     Other assets                                                         4,883               4,754
                                                              -----------------   -----------------
            Total assets                                      $         117,546   $         116,921
                                                              =================   =================
LIABILITIES AND STOCKHOLDERS' EQUITY
     Demand deposits                                          $          18,233   $          18,729
     NOW deposits                                                        18,756              19,500
     Savings and money market deposits                                   23,649              22,631
     Time deposits                                                       41,489              41,360
                                                              -----------------   -----------------
            Total deposits                                              102,127             102,220
     Overnight repurchase agreements                                        555                  83
     Other liabilities                                                    1,291               1,249
                                                              -----------------   -----------------
     Total liabilities                                                  103,973             103,552
                                                              -----------------   -----------------
     Common stock                                                            17                  17
     Additional paid-in capital                                             924                 923
     Treasury stock                                                         (98)                (50)
     Retained earnings                                                   12,555              12,288
     Net unrealized loss on securities available for sale                   175                 191
                                                              -----------------   -----------------
            Total stockholders' equity                                   13,573              13,369
                                                              -----------------   -----------------
            Total liabilities and stockholders' equity        $         117,546   $         116,921
                                                              =================   =================

See notes to the unaudited condensed consolidated financial statements.

--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.,
GREENVILLE, ALABAMA
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------


                                                                      IN THOUSANDS EXCEPT SHARE AND
                                                                                  PER
                                                                          SHARE DATA (UNAUDITED)
                                                                      -----------------------------
                                                                       THREE MONTHS ENDED MARCH 31,
                                                                           1998            1997
                                                                      ------------     ------------
Interest and fees on loans                                            $        913     $        881
Interest on investment securities                                              995              928
Other interest income                                                           35               60
                                                                      ------------     ------------
     Total interest income                                                   1,943            1,869
                                                                      ------------     ------------
Interest on deposits                                                           835              809
                                                                      ------------     ------------
     Total interest expense                                                    835              809
                                                                      ------------     ------------
     Net interest income                                                     1,108            1,060
Provision for loan losses                                                        -               23
                                                                      ------------     ------------
     Net interest income after provision for loan losses                     1,108            1,037
Noninterest income:
     Other fees and service charges                                            158              162
     Gain on sale of investment securities                                       8                -
     Other income                                                               87               65
              Total noninterest income                                         253              227
                                                                      ------------     ------------
Noninterest expenses:
     Salaries and benefits                                                     442              435
     Occupancy, furniture and equipment expense                                114              101
     Other operating expense                                                   292              233
                                                                      ------------     ------------
              Total noninterest expense                                        848              769
                                                                      ------------     ------------
              Earnings before income tax provision                             513              495
                                                                      ------------     ------------
Provision for income taxes                                                     161              163
                                                                      ------------     ------------
Net income                                                            $        352     $        332
                                                                      ============     ============
Weighted average number of shares outstanding                               17,021           16,907
                                                                      ============     ============
Net income per share                                                  $      20.68     $      19.64
                                                                      ============     ============
Dividends per share                                                   $       5.00     $       4.75
                                                                      ============     ============

See notes to the unaudited condensed consolidated financial statements.
--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.,
GREENVILLE, ALABAMA
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                                  (UNAUDITED)
                                                                          THREE MONTHS ENDED MARCH 31,
                                                                              1998             1997
                                                                          ------------     ------------
Net cash provided by operating activities                                 $        241     $        522
                                                                          ------------     ------------
Cash flows from investing activities
  Proceeds from sales, maturities and calls of investment
  securities                                                                     7,209            2,131

  Purchase of investment securities                                             (1,015)          (8,136)
  Net (increase) in loans                                                       (1,643)            (278)
  Proceeds from recoveries of charged-off loans                                     44               27
  Increase in cash surrender value of life insurance                              (159)            (426)
  Purchase of bank premises and equipment                                          (59)            (154)
                                                                          ------------     ------------
Net cash provided (used) by investing activities                                 4,377           (6,836)
                                                                          ------------     ------------
Cash flows from financing activities
  Net (decrease) increase in deposits                                              (93)           3,835
  Net increase in repurchase agreements                                            472              923
  Cash dividends paid                                                              (85)             (80)
  (Purchase) sale of treasury stock                                                (47)              22
                                                                          ------------     ------------
Net cash provided by financing activities                                          247            4,700
                                                                          ------------     ------------
Net increase (decrease) in cash and cash equivalents                             4,865           (1,614)
Cash and cash equivalents at beginning of period                                 5,682            8,196
                                                                          ------------     ------------
Cash and cash equivalents at March 31                                     $     10,547     $      6,582
                                                                          ============     ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest                                                              $        846     $        793
                                                                          ============     ============
    Income taxes                                                          $          -     $          -
                                                                          ============     ============

See notes to the unaudited condensed consolidated financial statements.
--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.,
GREENVILLE, ALABAMA
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

--------------------------------------------------------------------------------

GENERAL

The First National Bancorp of Greenville, Inc. (Company) is a one-bank holding company of The First National Bank of Greenville (Bank). The Company, through the Bank, provides a full range of banking and financial services to individual and corporate customers in the Butler County, Alabama area. The consolidated financial statements include the consolidated accounts of The First National Bancorp of Greenville, Inc., and The First National Bank of Greenville. All significant intercompany items have been eliminated in consolidation. In the opinion of management of the Company, the accompanying condensed consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position as of March 31, 1998, the results of operations and cash flows for the three-month period ended March 31, 1998 and 1997. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

LOAN IMPAIRMENT AND LOSSES

The Company had no impaired loans as of March 31, 1998 or 1997. The activity in the allowance for loan losses is as follows:

                                                    (In thousands)
                                                     For the Three
                                                        Months
                                                    Ended March 31,
                                                --------------------
                                                   1998       1997
                                                ---------   --------
Balance beginning of the period                 $     263   $    213
Provision (credit) charged to earnings                  -         23
Charge offs, net of recoveries                         26        (58)
                                                ---------   --------
Balance end of the period                       $     289   $    178
                                                =========   ========

EARNINGS PER COMMON SHARE

Earnings per common share were computed by dividing the net earnings for the period by the weighted-average number of shares outstanding. The Company has no outstanding options.

PENDING MERGER TRANSACTION

On March 24, 1998, the Company entered into an agreement with Whitney Holding Corporation (Whitney) whereby Whitney would acquire all the outstanding shares of the Company in exchange for shares of common stock of Whitney. The exchange ratio will be determined by a formula set forth in the agreement with Whitney. The merger is subject to a number of conditions, including regulatory and stockholder approvals. The merger is expected to be accounted for as a pooling of interests.

--------------------------------------------------------------------------------

                  FIRST NATIONAL BANCORP OF GREENVILLE, INC.
                                AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996 AND 1995



                                   CONTENTS












                                                                            Page
                                                                            ----

Independent Auditor's Report...............................................  F-7

Consolidated Statements of Condition.......................................  F-8

Consolidated Statements of Income..........................................  F-9

Consolidated Statements of Changes
   in Shareholders' Equity................................................. F-10

Consolidated Statements of Cash Flows...................................... F-11

Notes to the Consolidated Financial Statements............................. F-13

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


To the Board of Directors and Shareholders
The First National Bancorp of Greenville, Inc.

We have audited the accompanying consolidated statements of condition of The First National Bancorp of Greenville, Inc., and its subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bancorp of Greenville, Inc. and its subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                    /s/ Wilson, Price, Barranco, Blankenship & Billingsley, P.C.


January 31, 1998
Montgomery, Alabama

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
CONSOLIDATED STATEMENTS OF CONDITION
DECEMBER 31, 1997 AND 1996

--------------------------------------------------------------------------------

                                                                         1997                       1996
                                                                    --------------             --------------
ASSETS

     Cash and cash equivalents:
       Cash and due from banks                                      $    3,426,501             $    3,804,983
       Federal funds sold                                                2,250,000                  4,380,000
       Interest-bearing deposits                                             5,885                     11,323
                                                                    --------------             --------------
       Total cash and cash equivalents                                   5,682,386                  8,196,306
     Investment securities available-for-sale                           63,505,217                 57,715,736
     Loans                                                              41,134,136                 40,351,011
     Less:  Allowance for loan losses                                     (263,320)                  (213,258)
                                                                    --------------             --------------
         Net loans                                                      40,870,816                 40,137,753
     Premises and equipment, net                                         1,000,479                    898,125
     Accrued interest receivable                                         1,108,397                  1,098,458
     Other assets                                                        4,754,122                  3,942,434
                                                                    --------------             --------------
         Total assets                                               $  116,921,417             $  111,988,812
                                                                    ==============             ==============
LIABILITIES
     Deposits:
       Demand                                                       $   18,728,633                $16,904,031
       Savings and NOW                                                  42,131,527                 40,177,836
       Other time                                                       41,359,651                 41,253,018
                                                                    --------------             --------------
         Total deposits                                                102,219,811                 98,334,885
       Overnight repurchase agreements                                      82,881                    356,582
       Other liabilities                                                 1,249,733                  1,057,983
                                                                    --------------             --------------
         Total liabilities                                             103,552,425                 99,749,450
                                                                    --------------             --------------
SHAREHOLDERS' EQUITY
     Common stock - authorized - 26,000 shares, issued - 17,141,
     outstanding - 17,070 and 16,897, respectively                          17,141                     17,141
     Capital surplus                                                       923,134                    909,476
     Retained earnings                                                  12,288,313                 11,417,487
     Treasury stock; 71 shares and 244 shares, respectively, at cost       (50,204)                  (163,472)
                                                                    --------------             --------------
         Total shareholders' equity - before market valuation           13,178,384                 12,180,632
     Net unrealized gain on securities available-for-sale,
     net of tax of $151,447 in 1997 and $88,957 in 1996                    190,608                     58,730
                                                                    --------------             --------------
         Total shareholders' equity after market valuation              13,368,992                 12,239,362
                                                                    --------------             --------------
         Total liabilities and shareholders' equity                 $  116,921,417             $  111,988,812
                                                                    ==============             ==============

See notes to the unaudited condensed consolidated financial statements.
--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

--------------------------------------------------------------------------------

                                                 1997                  1996                    1995
                                            ------------           ------------            ------------
INTEREST INCOME
  Loans including fees                      $  3,550,735           $  3,485,186           $   3,398,671
  Investment securities:
        Taxable                                3,710,590              3,469,145               3,056,920
        Exempt from federal taxes                110,620                169,466                 226,504
                                            ------------           ------------            ------------
                                              33,821,210              3,638,611               3,283,424
                                            ------------           ------------            ------------
     Federal funds sold                          239,083                186,318                 232,270
                                            ------------           ------------            ------------
        Total interest income                  7,611,028              7,310,115               6,914,365
                                            ------------           ------------            ------------
INTEREST EXPENSE
     Deposits                                  3,334,822              3,370,550               3,287,742
                                            ------------           ------------            ------------
       Net interest income before provision
       for loan losses                         4,276,206              3,939,565               3,626,623
PROVISION FOR LOAN LOSSES                        163,331                 14,135                       -
                                            ------------           ------------            ------------
     Net interest income after provision for
      loan losses                              4,112,875              3,925,430               3,626,623
                                            ------------           ------------            ------------
NON-INTEREST INCOME
     Customer service fees                       650,700                651,496                 559,277
     Trust and custodian income                   12,398                 12,941                  13,359
     Investment securities gains (losses)          2,042                (99,362)                 41,526
     Other income                                227,847                160,295                 149,514
                                            ------------           ------------            ------------
        Total non-interest income                892,987                725,370                 763,676
                                            ------------           ------------            ------------
NON-INTEREST EXPENSE
     Salaries                                  1,403,793              1,294,538               1,349,341
     Employee benefits                           368,806                365,013                 276,507
     Occupancy expenses, net                     182,284                213,801                 177,363
     Equipment expense                           248,064                199,099                 198,577
     Other expenses                              928,555                883,597               1,025,438
                                            ------------           ------------            ------------
        Total non-interest expense             3,131,502              2,956,048               3,027,226
                                            ------------           ------------            ------------
INCOME BEFORE INCOME TAXES                     1,874,360              1,694,752               1,363,073
INCOME TAXES                                     594,581                553,334                 411,356
                                            ------------           ------------            ------------
NET INCOME                                  $  1,279,779           $  1,141,418            $    951,717
                                            ============           ============            ============
NET INCOME PER COMMON SHARE                 $      75.29           $      67.55            $      56.51
                                            ============           ============            ============

See notes to the unaudited condensed consolidated financial statements.
--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

================================================================================

                                                                          NET
                                                                       UNREALIZED
                                                                         GAIN ON
                                                                        SECURITIES
                               COMMON       CAPITAL        RETAINED      AVAILABLE        TREASURY
                               STOCK        SURPLUS        EARNINGS      FOR SALE          STOCK        TOTAL
                              -------      --------      -----------   -----------        ---------   -----------
BALANCE AT DECEMBER 31, 1994  $17,141      $883,935      $ 9,999,659   $(1,551,497)       $(197,537)  $ 9,151,701

  Prior period adjustment                    12,266                                         (12,266)            -
                              -------      --------      -----------   -----------       ----------   -----------

BALANCE AT DECEMBER 31, 1994
  as adjusted                  17,141       896,201        9,999,659    (1,551,497)        (209,803)    9,151,701

  Net income                                                 951,717                                      951,717
  Treasury Stock;
   77 shares at cost                                                                        50,494         50,494
  Gain on sale of
   Treasury Stock                             7,031                                         (7,031)             -
  Change in net unrealized
   loss on securities
   available-for-sale, net of
   taxes of $872,554                                                     1,591,642                      1,591,642
  Cash dividends
   declared on common
   stock ($.199 per share)                                                (320,447)                      (320,447)
                              -------      --------      -----------   -----------       ---------    -----------

BALANCE AT DECEMBER 31, 1995   17,141       903,232       10,630,929        40,145        (166,340)    11,425,107

  Net income                                               1,141,418                                    1,141,418
  Treasury Stock;
   13 shares at cost                                                                         9,112          9,112
  Gain on sale of
   Treasury Stock                             6,244                                         (6,244)             -
  Cash dividends declared
   $21.00 per share                                         (354,860)                                    (354,860)
  Net change in unrealized
   gain on securities
   available-for-sale, net
   of taxes of $21,548                                                                      18,585         18,585
                              -------      --------      -----------   -----------       ---------    -----------

BALANCE AT DECEMBER 31, 1996   17,141       909,476       11,417,487        58,730        (163,472)    12,239,362

  Net income                                               1,279,779                                    1,279,779
  Treasury Stock;
   173 shares at cost                                                                      126,926        126,926
  Gain on sale of
   Treasury Stock                            13,658                                        (13,658)             -
  Cash dividends declared
   $24.00 per shae                                          (408,953)                                    (408,953)
  Net change in unrealized gain
   on securities available-for-sale,
   net of taxes of $62,490                                                 131,878                        131,878
                              -------      --------      -----------   -----------       ---------    -----------

BALANCE AT DECEMBER 31, 1997  $17,141      $923,134      $12,288,313   $   190,608       $ (50,204)   $13,368,992
                              =======      ========      ===========   ===========       =========    ===========



The accompanying notes are an integral part of the consolidated financial statements.

================================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

================================================================================

                                                     1997                      1996                      1995
                                               ------------               -------------              --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                   $ 1,279,779                $  1,141,418                $    951,717
                                               -----------                ------------                ------------
  Adjustments to reconcile net income
    to net cash
    provided by operating activities:
      Accretion                                   (159,408)                   (114,325)                    (38,161)
      Amortization                                 137,166                     358,881                     686,703
      Depreciation                                 123,718                     112,505                     119,070
      Provision for loan losses                    163,331                      14,135                           -
      Provision for deferred taxes                  16,279                      53,964                      71,044
      Realized investment securities
       (gains) losses, net                          (2,042)                    100,732                      (8,500)
      Other gains and losses, net                   (1,418)                     (3,464)                      7,833
      Changes in assets and liabilities:
       Accrued interest receivable                  (9,939)                    132,489                      (4,764)
       Other assets                                 56,078                    (265,165)                    967,750
       Interest payable                             38,235                     (29,750)                    118,160
       Taxes payable                                90,947                     135,325                    (171,528)
       Other accured liabilities                   (16,201)                    (99,921)                   (754,734)
                                                ----------               -------------              --------------
       Total adjustments                           436,746                     395,406                     992,873
                                                ==========               =============              ==============
Net cash provided by operating  activities       1,716,525                   1,536,824                   1,944,590
                                                ----------               -------------              --------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales and maturities
    of investment securities                    31,348,752                  43,639,353                   4,300,247
  Purchase of investment securities            (36,892,214)                (42,291,978)                 (2,319,500)
  Net increase in loans                         (1,041,045)                 (3,808,385)                   (495,114)
  Proceeds from recoveries of
    charged-off loans                              139,812                      84,562                     106,501
  Proceeds from sale of
    foreclosed real estate                           5,257                           -                       9,000
  Increase in cash surrender value
    of life insurance                             (895,132)                   (178,047)                   (194,039)
  Purchase of life insurance
    policies - cash value                                -                  (1,000,000)                 (1,510,350)
  Fixed asset purchases                           (226,072)                    (93,505)                    (31,564)
  Proceeds from sale of
    fixed assets                                     1,000                       3,500                           -
                                                ----------               -------------              --------------
Net cash used by investing activities           (7,559,642)                 (3,644,500)                   (134,819)
                                                ----------               -------------              --------------

The accompanying notes are an integral part of the consolidated financial statements.


===============================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

================================================================================

                                                     1997                      1996                      1995
                                               ------------               -------------              --------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand,
    time and savings accounts                   $3,767,710                 $(1,227,949)                $   137,564
  Net increase in certificates
    of deposits                                    117,216                     791,194                   3,278,822
  Net (decrease) increase in repurchase
    agreements                                    (273,701)                    244,665                     111,917
  Cash dividends paid                             (408,953)                   (354,860)                   (320,448)
  Purchase of treasury stock                       (16,446)                          -                           -
  Proceeds from sale of treasury stock             143,371                       9,112                      50,494
                                                ----------                 -----------                 -----------
Net cash provided (used) by financing
  activities                                     3,329,197                    (537,838)                  3,258,349
                                                ----------                 -----------                 -----------
 NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                              (2,513,920)                 (2,645,514)                  5,068,120

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                              8,196,306                  10,841,820                   5,773,700
                                                ----------                 -----------                 -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR                                         $ 5,682,386                 $ 8,196,306                 $10,841,820
                                               ===========                 ===========                 ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  CASH PAID DURING THE YEAR FOR:
    Interest                                   $ 3,296,586                 $ 3,403,356                 $ 2,574,112
                                               ===========                 ===========                 ===========
    Income taxes                               $   467,853                 $   542,921                 $   369,350
                                               ===========                 ===========                 ===========

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

  Change in dividend payable                   $    39,705                 $    35,891                 $    17,288
                                               ===========                 ===========                 ===========

  Loans foreclosed in lieu of payment          $     4,839                 $         -                 $         -
                                               ===========                 ===========                 ===========


The accompanying notes are an integral part of the consolidated financial statements.

===============================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

================================================================================

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF OPERATIONS

   The First National Bancorp of Greenville, Inc., ("Corporation") is a one-bank holding company of The First National Bank of Greenville ("Bank"). The Corporation, through the Bank, provides a full range of banking and financial services to individual and corporate customers in the Butler County, Alabama area.

   BASIS OF FINANCIAL STATEMENT PRESENTATION

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry.

   PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany transactions have been eliminated in consolidation.

   CASH AND DUE FROM BANKS

   In conformity with regulations governing the banking industry, the Bank is required to maintain reserve balances with the Federal Reserve Bank based upon a percentage of deposits.

   INVESTMENT SECURITIES

   Investment securities are accounted for using Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are classified in categories and accounted for as follows:

      Securities to be Held-to-Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts.

      Securities Available-for-Sale. Securities available-for-sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held-to-maturity.

   A decline in the fair value of any security available-for-sale or held-to-maturity below its amortized cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. The Bank did not have any securities for which the fair value was below cost and deemed to be other than a temporary decline.

===============================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

===============================================================================

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of shareholders' equity until realized.

   Realized gains and losses on the sale of securities available-for-sale are determined using the specific identification method.

   Restricted equity securities consists of Federal Reserve Stock and Federal Home Loan Bank Stock. These securities are carried at cost since there is no open market trading.

   Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

   PREMISES AND EQUIPMENT

   Premises and equipment are carried at cost, less accumulated depreciation. Bank buildings and improvements are depreciated over periods ranging from 10 to 40 years, using either straight-line or accelerated depreciation methods. Furniture and equipment are depreciated over periods ranging from 3 to 20 years, using straight-line or accelerated depreciation methods.

   When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings. Repairs and maintenance expenditures which do not improve or extend the useful life of the assets are charged to earnings when incurred.

   LOANS

   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal, adjusted for any charge-offs and the allowance for loan losses. Interest on loans is primarily computed using the interest method based on the principal amount outstanding.

   The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

   The allowance for loan losses is increased by charges to income, and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's loan loss experience, known inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.


===============================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

===============================================================================

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   LOANS (CONTINUED)

   For impairment recognized in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

   FORECLOSED REAL ESTATE

   Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less costs to sell. Gains and losses on the sale of foreclosed real estate and writedowns resulting from periodic reevaluation of this property are charged to other expenses.

   INCOME TAXES

   Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   PER SHARE INFORMATION

   Earnings per common share are based on the weighted average common shares outstanding during the period.

   FINANCIAL INSTRUMENTS

   The Bank accounts for various financial instruments to which it is a party in the following manner:

       OFF-BALANCE-SHEET INSTRUMENTS

       In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credits and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.


===============================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

===============================================================================

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   FINANCIAL INSTRUMENTS (CONTINUED)

       FAIR VALUES OF FINANCIAL INSTRUMENTS
       The following methods and assumptions are used by the Bank in estimating fair values of financial instruments as disclosed herein:

       Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

       Securities to be held-to-maturity and securities available-for-sale -Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate their fair values.

       Loans - The fair values of loans are estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. Risk-free rates are selected and adjusted after considering loan maturities, frequency of rate repricing, credit quality, anticipated prepayments and operating expenses allocable to servicing loans.

       Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       Overnight repurchase agreements - The fair value of repurchase agreements approximates their carrying values.

       Accrued interest - The carrying amounts of accrued interest receivable approximate their fair values.

       Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparts' credit standing. Since the applicable interest rate for the Bank's commitments to extend credit and standby letters of credit is the prevailing market rate, the Bank has determined that the contract amount of the commitments approximates their fair value.


===============================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

===============================================================================

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   CASH AND CASH EQUIVALENTS

   For the purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of condition caption "Cash and cash equivalents."

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B.    LOANS

   The major categories of loans are summarized as follows:

                                    DECEMBER 31,
                           ---------------------------
                                 1997          1996
                           -------------   -----------
Commercial and industrial    $ 5,235,592   $ 5,159,902
Consumer                       9,892,474    10,761,588
Residential real estate       19,972,317    19,439,490
Other real estate              3,698,210     3,699,509
Agricultural                     713,464       673,826
Other loans                    1,622,079       616,696
                           -------------   -----------
                              41,134,136    40,351,011
Allowance for loan losses       (263,320)     (213,258)
                           -------------   -----------
Net loans                    $40,870,816   $40,137,753
                           =============   ===========

   Nonaccrual loans amounted to $150,077 and $104,885 as of December 31, 1997 and 1996, respectively.

   Fixed rate loans were $28,045,521 and variable rate loans were $12,938,538 as of December 31, 1997, respectively.

===============================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

===============================================================================

B.    LOANS (CONTINUED)

   The transactions in the allowance for loan losses are summarized as follows:

                                     1997        1996        1995
                                -----------   ---------   ---------
Balance, beginning of year        $ 213,258   $ 353,582   $ 525,717
Provision for loan losses           163,331      14,135           -
Recoveries on loans previously
  charged off                       139,812      84,562     106,501
Loans charged off                  (253,081)   (239,021)   (278,636)
                                -----------   ---------   ---------
Balance, end of year              $ 263,320   $ 213,258   $ 353,582
                                ===========   =========   =========

   There were no material impaired loans as of December 31, 1997, as determined in conformity with Statement of Financial Accounting Standards No. 114. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

C. INVESTMENT SECURITIES

   Debt and equity securities have been classified in the consolidated statements of condition according to management's intent.

   The carrying amounts of investment securities and their approximate fair values as of December 31 were as follows:

                                                     DECEMBER 31, 1997
                                   ----------------------------------------------------
                                                      GROSS        GROSS
                                      AMORTIZED     UNREALIZED   UNREALIZED   FAIR
                                        COST          GAINS        LOSSES     VALUE
                                     -----------   ----------   -----------  ----------
Securities available-for-sale:
     U.S. Treasury securities and
     obligations of U.S. government
     corporations and agencies       $59,686,985     $361,663      $ 6,454  $60,042,194
     Obligations of states and
     political subdivisions            1,584,668       55,151            -    1,639,819
     Mortgage-backed securities          338,922       12,388            -      351,310
     Other securities                  1,175,387        4,536       85,229    1,094,694
     Restricted equity securities        377,200            -            -      377,200
                                     -----------     --------      -------  -----------
                                     $63,163,162     $433,738      $91,683  $63,505,217
                                     ===========    =========      =======  ===========


================================================================================

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

C. INVESTMENT SECURITIES (CONTINUED)

                                                       DECEMBER 31, 1996
                                     ------------------------------------------------------
                                                         GROSS        GROSS
                                        AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                                          COST          GAINS        LOSSES        VALUE
                                     --------------   ----------   ----------   -----------
Securities available-for-sale:
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies       $52,371,541     $223,225     $ 93,692    $52,501,074
     Obligations of states and
       political subdivisions            3,007,484      104,332            -      3,111,816
     Mortgage-backed securities            526,742       20,745            -        547,487
     Other securities                    1,287,182       12,995      119,918      1,180,259
     Restricted equity securities          375,100            -            -        375,100
                                     --------------   ----------   ----------   -----------
                                       $57,568,049     $361,297     $213,610    $57,715,736
                                     --------------   ----------   ----------   -----------

   A valuation allowance of $78,631 and $99,417 was provided as of December 31, 1997 and 1996, respectively, to reduce marketable equity securities to market by a charge to shareholders' equity representing the gross unrealized loss.

   Investment securities having an amortized cost and fair value of $17,478,285 and $17,598,286, respectively, as of December 31, 1997, and $11,392,065 and $9,057,525, respectively, as of December 31, 1996, were pledged to secure public deposits and for other purposes required or permitted by law.

   Gross realized gains and gross realized losses on sales of securities available-for-sale were:

                                                         1997           1996            1995
                                                      ---------      ---------       ---------
Gross realized gains:
  U.S. Treasury securities and obligations
    of U.S. government corporations
    and agencies                                      $ 2,261        $  8,788        $     -
  Obligations of states and political subdivisions     24,067           9,976         41,526
                                                     ---------      ----------      ---------
                                                      $26,328        $ 18,764        $41,526
                                                     =========      ==========      =========
Gross realized losses:
  U.S. Treasury securities and obligations of
    U. S. government corporations and agencies        $24,286        $118,126        $     -
                                                     ---------      ----------      ---------
                                                      $24,286        $118,126        $     -
                                                     =========      ==========      =========

--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

C. INVESTMENT SECURITIES (CONTINUED)

   The scheduled maturities of securities available-for-sale as of December 31, 1997 were as follows:

                                                   AMORTIZED      MARKET
                                                     COST         VALUE
                                                  -----------  -----------
        Due in one year or less                   $16,150,299  $16,194,991
        Due after one year through five years      40,575,349   40,845,252
        Due after five years through ten years      4,479,610    4,538,172
        Due after ten years                           636,327      671,467
        Mortgage-backed securities                    338,922      351,311
        Equity securities                             982,655      904,024
                                                  -----------  -----------
                                                  $63,163,162  $63,505,217
                                                  ===========  ===========


D. INCOME TAXES

   The provision for income taxes in the statement of income is summarized as follows:

                              1997            1996             1995
                           ---------       ----------       ----------
      Current:
        Federal             $531,370         $445,207         $307,534
        State                 46,932           47,926           35,034
                           ---------       ----------       ----------
          Total current      578,302          493,133          342,568
                           ---------       ----------       ----------
      Deferred:
        Federal               13,948           55,211           63,522
        State                  2,331            4,990            5,266
                           ---------       ----------       ----------
          Total deferred      16,279           60,201           68,788
                           ---------       ----------       ----------
      Total provision       $594,581         $553,334         $411,356
                           =========       ==========       ==========

--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

D. INCOME TAXES (CONTINUED)

   The components of the net deferred income tax asset or liability included in other assets or other liabilities are as follows:

                                                            1997          1996
                                                        ----------    ----------
     Deferred tax liabilities:

       Accretion                                        $ (79,516)    $ (38,946)
       Depreciation                                       (65,743)      (67,363)
       Unrealized gain on market value of securities
         available-for-sale                              (151,447)      (88,957)
       Allowance for loan loss                            (32,749)      (50,633)
                                                        ---------     ---------
     Gross deferred tax liabilities                      (329,454)     (245,899)
     Deferred tax assets:
       Salary continuation plan                           117,267       133,359
       Index retirement plan                               28,834         7,956
                                                        ---------     ---------
    Gross deferred tax assets                             146,101       141,315
                                                        ---------     ---------
    Net deferred tax liability                          $(183,353)    $(104,584)
                                                        =========     =========

   The significant differences between income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows:

                                                   1997                 1996                 1995
                                                ----------           ----------           ----------
     Expected tax at statutory federal
       income tax rate                          $637,282             $576,216             $463,445
     Increase (decrease) in tax resulting
       from:
         Tax-exempt income                       (42,509)             (63,388)             (71,902)
         State income taxes, net of federal
           tax benefit                            30,975               31,631               23,123
         Other                                   (31,167)               8,875               (3,310)
                                                --------             --------             --------
         Tax provision                          $594,581             $553,334             $411,356
                                                ========             ========             ========

   The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets are: provision for loan losses; accretion; depreciation; and unrealized gain on market value of debt securities available-for-sale.
--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

D. INCOME TAXES (CONTINUED)

   The provision for deferred income taxes is included in the financial statements as follows:

                                                1997         1996        1995
                                              --------     --------    --------

     Statement of income:
       Continuing operations                  $ 16,279     $ 60,201    $ 68,788
     Statement of shareholders' equity:
       Deferred taxes on net change in
         unrealized gain on securities
         available-for-sale                     62,490       21,548     872,555
                                              --------     --------    --------
     Net change in deferred taxes             $ 78,769     $ 81,749    $941,343
                                              ========     ========    ========

E. PREMISES AND EQUIPMENT

   The major classification of premises and equipment were as follows:

                                              1997          1996
                                          -----------   -----------

     Land, building and improvements      $ 1,925,406   $ 1,865,363
     Furniture, fixtures and equipment      1,757,622     1,711,354
                                          -----------   -----------
     Accumulated depreciation              (2,682,549)   (2,678,592)
                                          -----------   -----------
     Net                                  $ 1,000,479   $   898,125
                                          ===========   ===========

   Depreciation expense for the years ending December 31, 1997, 1996, and 1995 was $123,718, $112,505 and $119,070, respectively.

   The Bank leases equipment under operating leases with various expiration dates through 2000. The future minimum lease payments by year are as follows:

        1998            $16,158
        1999             12,742
        2000                624
                        -------
                        $29,524
                        =======

   The rental expense for operating leases was $16,202, $17,311 and $17,399 in 1997, 1996, and 1995, respectively.
--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

F. DEPOSITS

   Included in deposits are certificates of deposit of $100,000 or more and with remaining maturities as of December 31, 1997 as follows:

        Three months or less            $  947,830
        Three through six months         1,320,000
        Over six months                  2,046,506
                                        ----------
                                        $4,314,336
                                        ==========

G. RETIREMENT OF COMMON STOCK

   The Corporation, in accordance with guidelines filed with regulatory authorities, purchases its own shares of common stock as shares become available. The redemption value is established quarterly by the Board of Directors. During 1997, 1996 and 1995, 1.01%, (.08)%, and .57%,
   respectively, of the prior years' outstanding stock was purchased net of shares sold.

H. PRIOR PERIOD ADJUSTMENT

   Capital Surplus and Treasury Stock as of December 31, 1994, has been adjusted to correctly reflect the gain or loss resulting from the sale of Treasury Stock. The correction had no effect on retained earnings or net income.

I. CONTINGENT LIABILITIES AND COMMITMENTS

   In the ordinary course of business, the Corporation has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Corporation is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Corporation.

J. RELATED PARTIES

   The Bank had, and expects to have in the future, banking transactions with directors, officers, principal shareholders, and their associates and employees. Loans and deposits were made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not, in the opinion of management, involve more than a normal credit risk. Borrowings by these parties totaled $516,599 and $397,605 with payments totaling $295,337 and $433,097, as of December 31, 1997 and 1996,
   respectively, leaving a balance of indebtedness of $558,077 and $336,815 as of December 31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

K. RESTRICTIONS ON RETAINED EARNINGS

   The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

L. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

   Most of the Bank's loans, commitments, and standby letters of credit have been granted to customers located in Butler County, Alabama. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note B. The distributions of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit.

   The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default and the value of any existing collateral become worthless.

M. FINANCIAL INSTRUMENTS

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.
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THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

M. FINANCIAL INSTRUMENTS (CONTINUED)

   Commitments to Extend Credit. The Bank had outstanding commitments to extend credit of $7,062,692 at December 31, 1997. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

   As of December 31, 1997 the Bank was contingently liable for outstanding letters of credit totaling $5,000. Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

   The Bank has not incurred any losses on its commitments in 1997, 1996 and 1995.

   The estimated fair values of the Bank's financial instruments at December 31, 1997 and 1996, respectively, were as follows:

                                                           1997                          1996
                                              ----------------------------    --------------------------
                                                 CARRYING         FAIR          CARRYING        FAIR
                                                  AMOUNT          VALUE          AMOUNT         VALUE
                                              ------------    ------------    -----------    -----------
Financial assets:
     Cash and due from banks and
       federal funds sold                     $  5,682,386    $  5,682,386    $ 8,196,306    $ 8,196,306
     Securities available-for-sale              63,505,217      63,505,217     57,715,736     57,715,736
     Loans                                      41,134,136      40,821,000     40,351,011     40,124,000
     Accrued interest receivable                 1,108,397       1,108,397      1,098,458      1,098,458
Financial liabilities:
     Deposit liabilities                       102,219,811     102,354,000     98,334,885     98,466,000
     Repurchase agreements                          82,881          82,881        356,582        356,582


--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

N. REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, it undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practice. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) to total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and the Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

   The Bank's actual capital amounts and ratios are also presented in the table (amounts in thousands).

                                                                         TO BE WELL CAPITALIZED
                                                                              UNDER PROMPT
                                                        FOR CAPITAL        CORRECTIVE ACTION
                                      ACTUAL          ADEQUACY PURPOSE        PROVISION
                                 -----------------    ----------------   ----------------------
                                  AMOUNT     RATIO     AMOUNT   RATIO        AMOUNT   RATIO
                                 -------     -----    -------   -----       -------   -----
As of December 31, 1997:
  Total Capital                  -------     -----    -------   -----       -------   -----
    (to Risk Weighted Assets)    $13,363     27.9%    $ 3,832    8.0%       $ 4,790   10.0%
  Tier I Capital
    (to Risk Weighted Assets)     13,099     27.3       1,916    4.0          2,874    6.0
  Tier I Capital
    (to Average Assets)           13,099     11.2       4,670    4.0          5,838    5.0
As of December 31, 1996:
  Total Capital
    (to Risk Weighted Assets)     12,511     27.6       3,623    8.0          4,528   10.0
  Tier I Capital
    (to Risk Weighted Assets)     12,081     26.7       1,811    4.0          2,717    6.0
Tier I Capital
    (to Average Assets)           12,081     10.8       4,465    4.0          5,582    5.0

--------------------------------------------------------------------------------

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

O. RETIREMENT PLANS

   The Bank has, effective January 1, 1996, a 401(k) profit sharing plan which covers substantially all employees subject to certain age and service requirements. Contributions to the 401(k) are elective deferrals by the employee with the Bank contributing discretionary matching contributions. Total contributions by the Bank in 1997 and 1996 were $23,161 and $41,519, respectively.

   The Bank also has other retirement plans covering officers, directors, and certain employees. The net effect of the retirement plans was an increase to net income of $2,275 for 1997 and a decrease to net income of $63,138 and $35,960 for 1996 and 1995, respectively. Included in other liabilities in the statement of condition are accruals for $405,838 and $392,567, respectively, for 1997 and 1996, related to these retirement plans.
--------------------------------------------------------------------------------

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made March 24, 1998, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation and Whitney National Bank ("WNB"), a national banking association, on the one hand, and The First National Bancorp of Greenville, Inc. ("Holding"), an Alabama corporation, and The First National Bank of Greenville (the "Bank"), a national banking association, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the "Constituent Corporations".

                                   PREAMBLE

     WHEREAS, the boards of directors of Whitney and Holding have determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the "Company Merger") on the terms and subject to the conditions set forth in this Agreement. The boards of directors of WNB and the Bank have each determined that it is desirable and in the best interests of each such institution and its sole shareholder that the Bank merge into WNB (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement (as hereinafter defined). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers".

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

     SECTION 1.  THE MERGERS AND CLOSING

     1.01. MERGERS.

           (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into Whitney, which will be the surviving corporation, in accordance with the Louisiana Business Corporation Law (the "LBCL") and the Alabama Business Corporation Law (the "ABCA"), and the separate corporate existence of Holding shall thereupon cease.

           (b) Prior to the Effective Date, unless Whitney elects to delay the Bank Merger in accordance with the proviso contained in Section 1.02 hereof, the Boards of Directors of WNB and the Bank will execute the merger agreement annexed hereto as Exhibit 1.01(b) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in
Section 6 hereof, the Bank will merge with and into WNB, which shall be the surviving bank.

           (c) Effects of Mergers. The Company Merger shall have the effects set forth in the LBCL and the ABCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the property and assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the national banking laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of the Bank will become the property and assets, rights, privileges, debts, liabilities and obligations of WNB as the surviving association in the Bank Merger.

     1.02. THE CLOSING. The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, Second Floor, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 9:00 a.m., New Orleans time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request,
(b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) Whitney and Holding shall, as applicable, execute a certificate of merger complying with the requirements of
Section 112(F) of the LBCL (the "Certificate of Merger") and articles of merger complying with the requirements of Section 10-2B-11.06 of the ABCA (the "Articles of Merger"), (d) the appropriate officers of the parties shall execute, deliver and acknowledge the Bank Merger Agreement and (e) the parties shall take such further action as is required to effect the Company Merger and the Bank Merger and to otherwise consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that Whitney may, in its sole discretion, delay execution, delivery, acknowledgment and filing of the Bank Merger Agreement and the consummation of the Bank Merger until such time as it deems appropriate, but in no event later than one year following the approval of the Bank Merger by the Office of the Comptroller of the Currency (the "OCC"). If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of Section 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to
Section 7.

     1.03. THE EFFECTIVE DATE AND TIME. Immediately following (or concurrently with) the Closing, the Certificate of Merger shall be filed with and recorded by the Secretary of State of Louisiana and the Articles of Merger shall be field with and recorded by the Secretary of State of Alabama. The Company Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified in the Certificate of Merger. At such time, appropriate articles of merger in respect of the Company Merger shall also be filed with the Alabama Secretary of State. Subject to Section 1.02, the Bank Merger Agreement will be filed with and recorded by the OCC and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

     1.04. SURVIVING CORPORATIONS.

           (a) Company Merger. The Articles of Incorporation and bylaws of Whitney, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and bylaws of Whitney as the surviving corporation in the Company Merger. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Whitney common stock, no par value ("Whitney Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Holding Common Stock (as hereinafter defined in Section 2.01) shall be converted as set forth in Section 2.

           (b) Bank Merger. The Articles of Association and Bylaws of WNB, as in effect immediately prior to the effective time of the Bank Merger shall remain unchanged by reason of the Bank Merger and shall be the Articles of Association and Bylaws of WNB as the surviving entity in the Bank Merger. The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers of WNB as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of WNB as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

     1.05. TAX CONSEQUENCES. It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

     SECTION 2.  CONVERSION OF STOCK IN THE COMPANY MERGER

     2.01. CONVERSION. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Holding common stock, par value $1.00 per share ("Holding Common Stock") shall be converted as follows:

           (a) Exchange Ratio. Except for (i) shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn or other forfeited under Section 10-2B-13.01, et seq of the ABCA ("Dissenters' Shares") and (ii) shares held by Holding as treasury shares, which shall by reason of the Company Merger be canceled ("Treasury Shares"), and subject to the provisions of Section 2.01(b) relating to fractional shares, each issued and outstanding share of Holding Common Stock shall be converted into and become that number of shares of Whitney Common Stock that is equal to the quotient obtained by dividing the Maximum Deliverable Amount (as hereinafter defined), rounded up to the nearest whole number of shares, by the total number of issued and outstanding shares (not Treasury Shares) of Holding Common Stock at the Effective Time.

               (i) Purchase Price. The term "Purchase Price" means $33,455,200, plus Retained Net Income After Tax (as hereinafter defined).

               (ii) Maximum Deliverable Amount. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Purchase Price by the Average Market Price (as hereinafter defined).

               (iii) Retained Net Income After Tax. The term "Retained Net Income After Tax" means the consolidated retained net income for the period beginning March 1, 1998 through the end of the calendar month immediately preceding the Effective Date, as agreed to by the Constituent Corporations, based on normal banking net income MINUS (x) appropriate income taxes accrued and dividends declared and/or paid and (y) any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sales of investments or other assets. Retained Net Income After Tax shall reflect (and be reduced by) any unusual or nonrecurring deductions from net income such as higher than usual provisions for loan losses or payments for settlements of litigation. Retained Net Income After Tax shall not be reduced by the Bank's expenses for legal counsel, accounting services and/or an investment advisor incurred in connection with the Merger, provided such expenses do not exceed, in the aggregate, $350,000; any expenses in excess of such limit shall reduce Retained Net Income After Tax on a dollar for dollar basis.

               (iv) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) (the "Trading Price") on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Date, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if (x) Whitney issues a press release at any time prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and (y) Whitney has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement prior to the Closing, then the "Average Market Price" shall be the average of the Trading Price on the twenty (20) trading days preceding the tenth trading day immediately prior to the date on which Whitney issues the first of the applicable press releases referred to in clause (x) above.

           (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Holding, upon surrender of his or her certificate that immediately prior to the Effective Time represented Holding Common Stock, other than Dissenters' Shares and Treasury Shares shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

           (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock, other than Dissenters' Shares and Treasury Shares, upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 2.01(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Holding Common Stock were converted. Until so surrendered, each outstanding Holding stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's Holding Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Holding stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Holding stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Holding Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this subsection 2.01(c) are intended for the benefit of the holders of shares of Holding Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.

           (d) Deposit. Promptly after the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Holding Common Stock pursuant to this Section 2.

           (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Holding at the Effective Time, excluding the holders, if any, of Dissenters' Shares, transmittal materials for use in exchanging certificates of Holding Common Stock for certificates of Whitney Common Stock.

           (f) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to this Section 2.01 and shall only be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 10-2B-13.01, et seq of the ABCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to such appraisal and payment. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Holding Common Stock will be treated as if they had been converted into, at the Effective Time the shares of Whitney Common Stock (and cash in lieu of fractional shares), and any unpaid dividends and distributions payable thereon, pursuant to this Section 2.01, without interest thereon.

     2.02. CLOSING TRANSFER BOOKS. At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of the Bank shall be closed and no transfer of shares of Bank Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of Whitney Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of Holding Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such certificates.

     SECTION 3.  REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE BANK

     Holding and the Bank represent and warrant to Whitney and WNB that, as of the date of this Agreement and as of the Closing Date, except as set forth in the corresponding subsection of the Schedule of Exceptions (as hereinafter defined in subsection 5.01(b)):

     3.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION. "Holding's consolidated group," as such term is used in this Agreement, consists of Holding and the Bank. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and is domiciled in the State of Alabama. Each member of Holding's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this

Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect (as hereinafter defined) on such member's financial condition, results of operations or business. For purposes of this Agreement, "Material Adverse Effect" shall mean, with respect to Holding's consolidated group, any effect or effects which taken individually or in the aggregate are, or can reasonably be expected to be, material and adverse to its financial condition, results of operations or business, provided, however, that "Material Adverse Effect" shall not be deemed to include (a) any change occurring after the date hereof in any federal or state law, rule or regulation or in generally accepted accounting principles ("GAAP"), which change affects bank holding companies or national banks generally, (b) expenses incurred in connection with this Agreement and the transactions contemplated hereby (not to exceed $350,000 in the aggregate), (c) actions or omissions of Holding or the Bank either specifically permitted under this Agreement or taken with the prior written consent of Whitney in contemplation of the transactions contemplated hereby and
(d) any effect with respect to Holding or the Bank caused, in whole or in part, by Whitney or WNB.

     3.02. CAPITAL STOCK; OTHER INTERESTS. The authorized capital stock (i) of Holding consists of 26,000 shares of Holding Common Stock, of which 17,141 shares are issued, 17,009 shares are outstanding and 71 shares are held in its treasury; and (ii) of the Bank consists of 26,000 shares of common stock, $6.00 par value per share ("Bank Common Stock"), of which 26,000 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable, and all of the outstanding shares of capital stock of the Bank are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. No member of Holding's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Holding and Holding's shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. No member of Holding's consolidated group has any subsidiaries (other than the Bank) or any direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity.

     3.03. CORPORATE AUTHORIZATION; NO CONFLICTS. Subject to the approval of this Agreement and the Bank Merger Agreement by the shareholders of Holding and the Bank, respectively, in accordance with the ABCA and applicable federal law, all corporate acts and other proceedings required of each member of Holding's consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to their approval by the shareholders of Holding and the Bank and to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Holding and the Bank and are enforceable against Holding and the Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each member of Holding's consolidated group, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

     3.04. FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS. (a) Holding has delivered to Whitney true and complete copies of (i) the audited consolidated balance sheets as of December 31, 1996 and December 31, 1997 of Holding and its consolidated subsidiaries, the related audited consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (ii) the annual report to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 1997, of each member of Holding's consolidated group required to file such reports,
(iii) all call reports, including all amendments thereto, made to the OCC since December 31, 1993, of each member of Holding's consolidated group required to file such reports, (iv) Holding's Annual Report to Shareholders for the year ended 1996 and all subsequent Quarterly Reports to Shareholders, and (v) all proxy or information statements (or similar materials) disseminated to Holding's shareholders at any time since December 31, 1993.

           (b) The Financial Statements have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the consolidated results of operations of Holding's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Financial Statements (the "Latest Balance Sheet"), no member of Holding's consolidated group had, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, or other banking regulatory agency, and no report made to shareholders of Holding since January 1, 1994, as of the respective dates thereof, contained, and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

     3.05. LOAN AND INVESTMENT PORTFOLIOS. All loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured, to the knowledge of Holding, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of Holding's consolidated group as of such date, will be delivered to Whitney with the Schedule of Exceptions. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, no member of Holding's consolidated group is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest,
(ii) known by any member of Holding's consolidated group to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Holding's consolidated group, the OCC or the Federal Deposit Insurance Corporation (the "FDIC"), (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

     3.06. ADEQUACY OF ALLOWANCES FOR LOSSES. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet.

     3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Latest Balance Sheet, Holding has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding's capital stock except regular dividends from the date of the Latest Balance Sheet until the Closing Date in amounts not to exceed $5.00 per share payable quarterly. Whitney and Holding shall cooperate in selecting the record date of Holding's dividend for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of Holding Common Stock do not receive both a dividend in respect of their shares of Holding Common Stock and Whitney Common Stock or fail to receive any dividend, and Whitney and Holding will use their best efforts to select the Closing Date such that holders of Holding Common Stock qualify for the dividend in respect to the Whitney Common Stock (rather than the dividend in respect to the Holding Common Stock) declared in the quarter in which the Effective Time is to occur. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on the financial condition, results of operations or business of Holding's consolidated group, taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet:

           (a) borrowed any money or entered into any capital lease or leases or, except in the ordinary course of business consistent with past practices,
(i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

           (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

           (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

           (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

           (e) received notice that one or more substantial customers has terminated or intends to terminate such customers' relationship with it, with the result being a Material Adverse Effect on the Bank;

           (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

           (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

           (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

           (i) made any capital expenditure or capital addition or betterment in excess of $50,000;

           (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

           (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements;

           (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

           (m) entered into any agreement, contract or commitment to do any of the foregoing.

     3.08. TAXES. Each member of Holding's consolidated group has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, other than taxes which are being contested in good faith and for which adequate reserves have been made on the Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. The consolidated federal income tax returns of Holding's consolidated group have not been audited by the Internal Revenue Service since August 1993. No audit or examination is presently being conducted by any taxing authority nor has any member of Holding's consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

     3.09. TITLE TO ASSETS. (a) On the date of the Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member of such property.

           (b) With respect to each lease of any real property or a material amount of personal property to which any member of Holding's consolidated group is a party (whether as lessee or lessor), except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

           (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

     3.10. LEGAL MATTERS. (a) To the knowledge of Holding, (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of Holding's consolidated group nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding's consolidated group that, if adversely determined, would have a Material Adverse Effect on Holding's consolidated group.

           (b) Each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

           (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

           (d) No member of Holding's consolidated group is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority.

           (e) To the knowledge of Holding, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any member of Holding's consolidated group or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member.

     3.11. EMPLOYEE BENEFIT PLANS. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), no member of Holding's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under
Section 4975 of the Code or Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Each member of Holding's consolidated group has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the

ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under
Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. No member of Holding's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code.

           (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list and description of each and every benefit plan and benefit arrangement of any member of Holding's consolidated group other than the ERISA Plans. True and complete copies of all plan (including ERISA Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement will be delivered to Whitney concurrently with the Schedule of Exceptions. No such ERISA Plan or other plan constitutes a defined benefit pension plan or has any "accumulated funding deficiency" within the meaning of the Code.

           (c) All group health plans of any member of Holding's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

           (d) Each plan, fund or arrangement previously sponsored or maintained by any member of Holding's consolidated group, or to which any member of Holding's consolidated group previously made contributions which has been terminated by any member of Holding's consolidated group was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject any member of Holding's consolidated group, Whitney or WNB to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

           (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

     3.12. INSURANCE POLICIES. Each member of Holding's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies will be attached to the Schedule of Exceptions. No member of Holding's consolidated group is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and the Bank does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

     3.13. AGREEMENTS. (a) No member of Holding's consolidated group is a party to:

               (i)  any collective bargaining agreement;

               (ii) any employment or other agreement or contract with or commitment to any employee other than the employee benefits and plans referred to in the section of the Schedule of Exceptions that corresponds to Section 3.11 of this Agreement, the agreements, arrangements, policies and practices referred to in the section of the Schedule of Exceptions that corresponds to subparagraph
(j) of Section 3.07 of this Agreement; and, such agreements as are terminable without penalty upon not more than 30 days notice by the employer;

               (iii) any obligation of guaranty or indemnification except such indemnification of officers, directors, employees and agents of Holding's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

               (iv) any agreement, contract or commitment which is or if performed will result in a Material Adverse Effect on Holding's consolidated group; or

               (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Alabama state or national banks, as applicable to the Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

               (vi) any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency, nor has any member of Holding's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

           (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which any member of Holding's consolidated group is a party or which affects any such member. To Holding's knowledge, no member of Holding's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. The Bank is not in material violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

     3.14. LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS. Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of the Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

     3.15. CORPORATE DOCUMENTS. Holding has delivered to Whitney, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended and currently in effect. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group are current, complete and correct in all material respects.

     3.16. CERTAIN TRANSACTIONS. No past or present director, executive officer or five percent shareholder of any member of Holding's consolidated group has, since January 1, 1992, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission (the "SEC").

     3.17. BROKER'S OR FINDER'S FEES.  Except for The Robinson-Humphrey
Company, LLC ("Robinson-Humphrey"), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated March 24, 1998 (a copy of which has been provided to Whitney), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

     3.18. ENVIRONMENTAL MATTERS. (a) (i) Each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;

               (ii) Each member of Holding's consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

               (iii) There are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to any member of Holding's consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

               (iv) To Holding's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding's consolidated group, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

               (v) To Holding's knowledge, no member of Holding's consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

           (b) "Environmental Law Requirement" means all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

           (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R.
Section 280.12, or the any "hazardous waste" as defined by Ala. Code (S)22-30-3(5) or any "hazardous substance" as defined by Ala. Code (S)22-30A-2(6) or regulations promulgated thereunder; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Alabama or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Alabama or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

           (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

     3.19. COMPLIANCE WITH LAWS. Each member of Holding's consolidated group is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which could cause a Material Adverse Effect on the financial condition, results of operations or business of Holding's consolidated group taken as a whole. There are no governmental investigations pending or, to Holding's knowledge, threatened against any member of Holding's consolidated group. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank or bank holding company regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

     3.20. INTELLECTUAL PROPERTY. Each member of Holding's consolidated group owns or holds valid licenses to use all trademarks, tradenames, service marks and other intellectual property that are material to the conduct of its business.

     3.21. COMMUNITY REINVESTMENT ACT. The Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

     3.22. ACCURACY OF STATEMENTS. No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

     SECTION 4.  REPRESENTATIONS AND WARRANTIES OF WHITNEY AND WNB

     Whitney and WNB represent and warrant to Holding and the Bank that as of the date of this Agreement and as of the Closing Date:

     4.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION. "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and WNB. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding

Company Act. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Bank Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group, taken as a whole.

     4.02. CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Whitney consists of 40,000,000 shares of Whitney Common Stock. As of February 26, 1998, 20,831,513 shares of Whitney Common Stock were issued and outstanding and 338,258 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section
55) non-assessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

     4.03. CORPORATE AUTHORIZATION; NO CONFLICTS. Subject to approval of the Bank Merger Agreement by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Whitney and WNB as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or its by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

     4.04. FINANCIAL STATEMENTS; REPORTS AND PROXY STATEMENTS. (a) Whitney has delivered to Holding true and complete copies of (i) the consolidated balance sheets as of December 31, 1995 and December 31, 1996 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of September 30, 1997 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the nine-month period then ended, as presented in Whitney's quarterly report on Form 10-Q for the quarter then ended filed with the SEC (collectively, the "Whitney Interim Financial Statements").

           (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured), which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP.

     4.05. LEGALITY OF WHITNEY SECURITIES. All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

     4.06. SEC REPORTS. Whitney has previously delivered to Holding an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996; (b) quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 1997; and (c) proxy statements for the years 1995, 1996 and 1997; as of their respective dates, no such Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act.

     4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

     4.08. LEGAL MATTERS. (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

           (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

           (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any member of Whitney's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

     4.09. COMMUNITY REINVESTMENT ACT. WNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory", and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

     4.10. ACCURACY OF STATEMENTS. No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

     SECTION 5. COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE DATE. The parties further covenant and agree as follows:

     5.01. (A) INVESTIGATIONS; PLANNING. Each member of Holding's consolidated group shall continue to provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB (and, if applicable, the Bank) after consummation of the Company Merger. In the event of termination of this Agreement prior to the Effective Date, Whitney and WNB shall, except to any extent necessary to assert any rights under this Agreement or the Bank Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Holding's consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney or WNB. Whitney and WNB shall continue to provide Holding's executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.

           (B) DELIVERY OF SCHEDULES OF EXCEPTIONS; DUE DILIGENCE. Whitney and Holding stipulate that they have entered into this Agreement prior to Holding's delivery of its consolidated group's schedule of exceptions to this Agreement (the "Schedule of Exceptions") and prior to Whitney's completion of Whitney's customary due diligence investigation of Holding's consolidated group. Holding shall deliver to Whitney, on or before the 14th day following the date hereof, its consolidated group's Schedule of Exceptions. Upon such delivery, such Schedules shall be initialed on behalf of Whitney and Holding, shall be appended hereto and shall form a part hereof for all purposes. If Holding fails to deliver its Schedule of Exceptions on or before the 14th day following the date hereof, Whitney may terminate this Agreement without liability by giving written notice of termination to Holding. Whitney's due diligence review shall be concluded during a 14 calendar day period commencing on the first business day following Holding's delivery to Whitney of its Schedule of Exceptions as provided herein (the "Review Period"). At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Holding, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) or (b) terminate the Agreement (without liability to Holding or the
Bank) if, in its sole and absolute discretion, it is not satisfied with the results of such due diligence review or for any other reason. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement. If, after receiving the Schedule of Exceptions of Holding's consolidated group, Whitney elects to terminate this Agreement pursuant to the sixth sentence of this subsection 5.01(b), then notwithstanding any other provision hereof, Whitney shall reimburse Holding for the reasonable out-of-pocket expenses actually incurred by it in connection with the transactions contemplated by this Agreement through the date of termination up to a maximum of $150,000.

     5.02. COOPERATION AND BEST EFFORTS. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date, subject to the proviso contained in Section 1.02 hereof.

     5.03. INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Holding (the "Proxy Statement") which complies with the requirements of the Securities Act, the Exchange

Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

     5.04. APPROVAL OF BANK MERGER AGREEMENT. Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

     5.05. PRESS RELEASES. Whitney and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable in accordance with past practices following receipt of financial results covering at least thirty (30) days of post-Merger combined operations of Whitney to permit the "pooling of interest" restrictions on transfers of Whitney Common Stock set forth in the Shareholder's Commitments referred to in Section
5.10 to be terminated.

     5.06. PRESERVATION OF BUSINESS. To the extent consistent with sound business practices, each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

     5.07. CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

           (a) except for the declaration and payment of regular quarterly dividends during 1998 in accordance with Section 3.07 until the Effective Time, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock;

           (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

           (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

           (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in Section 3.09 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

           (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

           (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

           (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

           (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

           (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

           (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

           (k) enter into any new line of non-banking business;

           (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on the Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

           (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Holding's or the Bank's applicable regulatory lending limits;

           (n) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

           (o) agree or commit to do any of the foregoing.

     5.08. ADDITIONAL INFORMATION. Holding will provide Whitney with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of Holding's consolidated group, or any material action taken or proposed to be taken by any regulatory agency. Holding will provide Whitney and Whitney will provide Holding with (a) prompt written notice of any material breach by any member of such party's consolidated group of any of its warranties, representations or covenants in this Agreement, (b) as soon as they become available, as to Holding, true and complete copies of any examination reports, financial statements, reports and other documents of the type referred to in Section 3.04, and quarterly unaudited consolidated balance sheets of Holding and its consolidated subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the periods then ended, with respect to each member of its consolidated group; and, as to Whitney, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to each member of its consolidated group, and (c) promptly upon its dissemination, any report disseminated to their respective shareholders.

     5.09. HOLDING SHAREHOLDER APPROVAL. Holding's Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Holding, as the sole shareholder of the Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement. The foregoing obligations of Holding and its Board of Directors specified in this Section 5.09 are subject to the proviso in the last sentence of Section 5.12.

     5.10. RESTRICTED WHITNEY COMMON STOCK. Holding will use its best efforts to obtain, no later than 20 days after the execution of this Agreement, an agreement from each person who is a director or executive officer of Holding or a 5% beneficial owner of securities of Holding who will receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) will not dispose of any Holding Common Stock or any Whitney Common Stock received pursuant to the Mergers in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting or tax-free reorganization treatment, (ii) will agree to escrow all such shares until Whitney has made a public announcement of the financial results of at least 30 days of post-Merger combined operations following the Effective Date and (iii) in the case of directors and executive officers, will (a) agree to vote in favor of this Agreement and the Company Merger all shares registered in their name individually or as to which they otherwise have sole voting power and (b) to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Company Merger (the "Shareholder's Commitment").

     5.11. LOAN POLICY. No member of Holding's consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies will be provided to Whitney concurrently with the Schedule of Exceptions, provided that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio.

     5.12. NO SOLICITATIONS. Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Holding in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Holding's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Section 7.01) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Holding of the Mergers or make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Holding and Whitney); and each member of Holding's consolidated group shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Holding or the Bank from taking any action that the Board of Directors of Holding or the Bank, as the case may be, determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders.

     5.13. OPERATING FUNCTIONS. Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

     5.14. WHITNEY REGISTRATION STATEMENT. (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock which will be issued to the holders of Holding Common Stock pursuant to the Company Merger. Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

           (b) Whitney will indemnify and hold harmless each member of Holding's consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of any member of Holding's consolidated group or any officer, director or affiliate of any such member for use therein.

           (c) Promptly after receipt by an indemnified party under subparagraph
(b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

           (d) The provisions of Section 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

     5.15. APPLICATION TO REGULATORY AUTHORITIES. Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

     5.16. REVENUE RULING. Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

     5.17. BOND FOR LOST CERTIFICATES. Upon receipt of notice from any of its shareholders that a certificate representing Holding Common Stock has been lost or destroyed and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

     5.18. DISSENTERS. Holding shall give Whitney (i) prompt written notice of, and a copy of any instrument received by Holding with respect to, any assertion or perfection of dissenters' rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to dissenters' rights, should Whitney desire to do so.

     5.19. WITHHOLDING. Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Bank Merger Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

     5.20. NASDAQ STOCK MARKET. Whitney shall cause the shares of Whitney Common Stock to be issued in the Company Merger to be duly authorized, validly issued, fully paid and non-assessable, free of any preemptive or similar right and to be approved for quotation in the Nasdaq Stock Market National Market System prior to or at the Effective Time.

     5.21. CONTINUING INDEMNITY; INSURANCE.  Whitney covenants and agrees that:

           (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Section 10-2B-8.50, et seq. of the ABCA, Holding's Articles of Incorporation and By-Laws and in the Articles of Association and By-Laws of the Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.

           (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

           (c) Whitney shall use best efforts to cause the persons serving as officers or directors of Holding or the Bank, or both, immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Holding and the Bank with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers, and, provided further that Whitney shall not be obligated to obtain such insurance if the aggregate premium therefor exceeds $33,444.

           (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.21.

           (e) The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     5.22. EMPLOYEES AND CERTAIN OTHER MATTERS. All employees of Holding and the Bank at the Effective Time shall become or remain employees of the Bank upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Although Whitney and WNB will use their best efforts to retain Holding's and the Bank's employees either in their existing positions or other positions in the Whitney system, Whitney, the Bank and WNB reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Holding and the Bank shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of WNB's Compensation Committee and (ii) all Holding and the Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Holding or the Bank provided, however, that all such employees shall be treated as newly hired WNB employees (i.e., prior service credit with Holding and the Bank shall not be considered in determining future benefits under Whitney's or WNB's defined benefit pension plan) for all purposes of Whitney's or WNB's defined benefit pension plan.

     5.23. UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS. Whitney covenants to use its best efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Holding and the Bank of the shares of Whitney Common Stock received by them in the Company Merger. In the event of any proposed sale of such Whitney Common Stock by any such former shareholder of Holding Common Stock who receives shares of Whitney Common Stock by reason of the Company Merger, Whitney covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Whitney's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Whitney agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Whitney has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.23, Whitney shall not be required to maintain the registration of the Whitney Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

     5.24. WHITNEY CONDUCT OF BUSINESS. From the date hereof through the Closing, without the prior written consent of the chief executive officer of Holding or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     SECTION 6.  CONDITIONS OF CLOSING

     6.01. CONDITIONS OF ALL PARTIES. The obligations of each of the parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

           (a) Shareholder Approval. This Agreement and the Company Merger shall have been duly approved by the shareholders of Holding.

           (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

           (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Bank Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

           (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the Bank Merger Agreement and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney.

           (e) Tax Opinion. Whitney and Holding shall have received the opinion of Arthur Andersen LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Mergers, including an opinion that the receipt of Whitney Common Stock by Holding's shareholders will not be a taxable event to such shareholders.

     6.02. ADDITIONAL CONDITIONS OF WHITNEY AND WNB. The obligations of Whitney and WNB to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

           (a) Representations, Warranties and Covenants. The representations and warranties of Holding and the Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Holding and the Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and the Bank shall have delivered to Whitney and WNB its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

           (b) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Holding's consolidated group from the date of the Latest Balance Sheet to the Closing Date.

           (c) Accountants' Letters. Whitney shall have received "comfort" letters from Wilson, Price, Barranco, Blankenship & Billingsley, P.C. ("Wilson, Price"), independent public accountants for Holding, dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

           (d) Opinion of Counsel. Whitney and WNB shall have received from Bradley Arant Rose & Whitney LLP, special counsel to Holding, and Poole & Poole, general counsel to Holding, opinions, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Whitney and WNB . In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of the members of Holding's consolidated group and governmental officials.

           (e) Tax Consequences of Mergers. Whitney shall have received satisfactory assurances from its independent accountants that the consummation of the Mergers will not be a taxable event to Whitney and WNB.

           (f) Pooling of Interest. Prior to the expiration of the Review Period and within three (3) days prior to the Closing Date, Wilson, Price shall have rendered an opinion to Whitney, in form and substance satisfactory to Whitney, to the effect that, based upon the facts and circumstances then known to Wilson, Price, Whitney will be permitted to account for the Mergers as a pooling of interests. Neither Whitney's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Bank Merger Agreement do not qualify for pooling of interests accounting treatment.

           (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of Holding or who owns 5% or more of Holding Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney, that the Mergers will be accounted for as a pooling of interests under GAAP and to promote compliance with Rule 145 under the Securities Act.

           (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding's consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Mergers.

     6.03. ADDITIONAL CONDITIONS OF HOLDING. The obligations of Holding to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

           (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and WNB contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and WNB shall have delivered to Holding and the Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

           (b) Opinion of Counsel. Holding and the Bank shall have received from Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., counsel for Whitney and WNB, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Holding and the Bank. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials and as to matters of law other than Louisiana or federal law on the opinions of foreign counsel retained by them or Whitney.

           (c) Opinion of Investment Bankers. Holding shall have received letters from Robinson-Humphrey dated the date of the Proxy Statement and dated the date of the meeting of the shareholders of Holding, in each case in form and substance satisfactory to Holding, confirming such financial advisor's prior opinion to the Board of Directors of Holding to the effect that the consideration to be paid in the Company Merger is fair to its shareholders from a financial point of view.

           (d) No Material Adverse Change. There shall not have occurred any material adverse change from the date of Whitney's Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

           (e) Acquisition Proposal. Whitney shall not have executed a definitive merger agreement or other acquisition agreement as a result of which Whitney would cease to be an independent public company.

     6.04. WAIVER OF CONDITIONS. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of Section 6.01 hereof and the condition specified in subparagraph (c) of Section 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.02 hereof.

     SECTION 7.  TERMINATION

     7.01. TERMINATION. This Agreement and the Bank Merger Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding:

           (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Holding.

           (b) Breach. By the Board of Directors of either Whitney or Holding in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

           (c) Abandonment. By the Board of Directors of either Whitney or Holding if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by November 30, 1998, or (ii) any such condition cannot be met by November 30, 1998 and has not been waived by each party in whose favor such condition inures, or (iii) if the Company Merger has not been consummated by November 30, 1998, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

           (d) Dissenting Shareholders. By Whitney, if the number of shares of Holding Common Stock as to which the holders thereof are, at the time of the Closing, legally entitled to assert dissenting shareholders rights plus the number of such shares as to which the holders thereof are entitled to receive cash payments in lieu of fractional shares exceeds that number of shares Holding Common Stock that would preclude pooling of interests accounting for the Mergers.

           (e) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of Holding shareholders called for the purpose of voting thereon, and by Holding if this Agreement fails to receive the requisite vote at the meeting of Holding shareholders called by its Board of Directors for the purpose of voting thereon.

           (f) Holding Recommendation. By Whitney if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing or; (B) either (x) shall have recommended to the shareholders of Holding (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction"): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

           (g) Acquisition Transaction. By Holding in the event Holding receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding's shareholders than the transactions contemplated by this Agreement.

           (h) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.01.

     7.02. EFFECT OF TERMINATION; SURVIVAL. Upon termination of this Agreement pursuant to this Section 7, the Bank Merger Agreement shall also terminate, and this Agreement and the Bank Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Bank Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the second to last sentence of subsection 5.01(a), subsections 5.14(b) and (c), Section 7.02, Section 7.03 and
Section 8.

     7.03. TERMINATION PAYMENT. If this Agreement is terminated by Whitney or Holding pursuant to subsection 7.01(f)(B) or subsection 7.01(g), then Holding (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $990,000 payable in same day funds.

     SECTION 8.  MISCELLANEOUS

     8.01. NOTICES. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Bank Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

           If to Whitney or WNB:

               Mr. William L. Marks
               Chairman of the Board & CEO
               Whitney Holding Corporation
               228 St. Charles Avenue
               New Orleans, Louisiana 70130

           With copies to:

               Joseph S. Schwertz, Jr., Esq.
               Whitney National Bank
               Legal Department
               228 St. Charles Avenue
               New Orleans, Louisiana 70130


          If to Holding or the Bank:

               Mr. Bill M. Simms
               The First National Bancorp of Greenville, Inc.
               100 W. Commerce Street
               Greenville, AL 36037

           With copies to:

               Elisha C. Poole, Esq.
               Poole & Poole
               600 E. Commerce Street
               Greenville, AL 36037

               and

               Paul S. Ware, Esq.
               Bradley Arant Rose & White LLP
               2001 Park Place, Suite 1400
               Birmingham, AL 35203-2736

     8.02. WAIVER. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

     8.03. EXPENSES. Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

     8.04. HEADINGS. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

     8.05. ANNEXES, EXHIBITS AND SCHEDULES. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

     8.06. INTEGRATED AGREEMENT. This Agreement, the Bank Merger Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

     8.07. CHOICE OF LAW. The validity of this Agreement and the Bank Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State, except to the extent that the laws of the State of Alabama require this Agreement and the Bank Merger Agreement to be governed by the laws of that state.

     8.08. PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Bank Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Bank Merger Agreement, except as expressly provided for herein and therein.

     8.09. AMENDMENT. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Bank Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

     8.10. COUNTERPARTS. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

     8.11. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of Section 6.02 or subparagraph (a) of Section 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.



             (The remainder of this page left blank intentionally)

     IN WITNESS WHEREOF, the parties and a majority of the Boards of Directors of Whitney and Holding have executed this Agreement on the date first above written.

WHITNEY HOLDING CORPORATION

BY:     /s/ William L. Marks
        --------------------------------
        William L. Marks
ITS:    Chairman and CEO

Attest: /s/ Joseph S. Schwertz, Jr.
        --------------------------------
        Joseph S. Schwertz, Jr.
        Secretary

WHITNEY NATIONAL BANK

BY:     /s/ William L. Marks
        --------------------------------
        William L. Marks
ITS:    Chairman and CEO

Attest: /s/ Joseph S. Schwertz, Jr.
        --------------------------------
        Joseph S. Schwertz, Jr.
        Corporate Secretary

THE FIRST NATIONAL BANCORP OF GREENVILLE, INC.

BY:     /s/ Bill M. Simms
        --------------------------------
        Bill M. Simms
ITS:    Vice Chairman and
        Chief Executive Officer

Attest: /s/ Mary Frances Jones
        --------------------------------
        Mary Frances Jones
        Secretary

THE FIRST NATIONAL BANK OF GREENVILLE

BY:     /s/ Bill M. Simms
        --------------------------------
        Bill M. Simms
ITS:    Vice Chairman and
        Chief Executive Officer

Attest: /s/ Mary Frances Jones
        --------------------------------
        Mary Frances Jones
        Cashier

                                                              EXHIBIT 1.01(b) TO
                                                    AGREEMENT AND PLAN OF MERGER


                              AGREEMENT OF MERGER

                                      OF

                     THE FIRST NATIONAL BANK OF GREENVILLE

                                     INTO

                             WHITNEY NATIONAL BANK


     THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this ______ day of ______________________, 199__, between The First National
Bank of Greenville, a national banking association organized under the laws of the United States, (the "Bank") and Whitney National Bank, a national banking association organized under the laws of the United States ("WNB" or the "Receiving Association").

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of WNB and the Bank (collectively called the "Merging Associations") deem it advisable that the Bank be merged with and into WNB (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated March 24, 1998 (the "Plan"), among the Merging Associations, Whitney Holding Corporation, a Louisiana corporation ("Whitney") of which WNB is a wholly-owned subsidiary, and The First National Bancorp of Greenville, Inc., an Alabama corporation ("Holding"), which is the record and beneficial owner of 100% of the Bank's outstanding capital stock, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger; and

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Office of the Comptroller of the Currency (the "OCC") and, if necessary, the Alabama State Banking Department being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

     1. THE BANK MERGER. At the Effective Time (as defined in Section 2 hereof), the Bank shall be merged with and into WNB under the Articles of Association of WNB, existing Charter No. 14977, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. (S)215a, et seq. At the Effective Time, WNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in New Orleans, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which the Bank conducted business immediately prior to the Effective Time). The Articles of Association of WNB shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of WNB shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger.

     2. EFFECTIVE TIME. The Bank Merger shall become effective at the time specified or permitted by the Comptroller in a certificate or other written record submitted by the Merging Associations to, or issued by the Office of the Comptroller of the Currency (the "Effective Time").

     3. CANCELLATION OF CAPITAL STOCK OF BANK. At the Effective Time, by virtue of the Bank Merger, all shares of the capital stock of the Bank, shall be cancelled.

     4. CAPITAL STOCK OF THE RECEIVING ASSOCIATION. The shares of the capital stock of WNB, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of WNB shall be issued as a result of the Bank Merger. Therefore, at the Effective Time, the amount of capital stock of WNB, the Receiving Association, shall be $3,358,400, divided into 134,336 shares of common stock, par value $25.00 per share.

     5. ASSETS AND LIABILITIES OF THE MERGING ASSOCIATIONS. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in WNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. (S)215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

     6. SHAREHOLDER APPROVAL; CONDITIONS; FILING. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the OCC for filing in the manner required by law.

     7. MISCELLANEOUS. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana applicable to contracts made and to be performed wholly with such state, except to the extent that the laws of the State of Alabama require this Agreement to be governed by the laws of that state. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

     IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.



                           [Signature lines omitted]

                                                              EXHIBIT 6.02(g) TO
                                                    AGREEMENT AND PLAN OF MERGER


                  [Letter from directors, executive officers and 5% beneficial shareholders of Holding]

                                    [date]


Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

     In consideration of the benefits I will receive as a shareholder of The First National Bancorp of Greenville, Inc. ("Holding") from the Agreement and Plan of Merger dated March 24, 1998 (the "Agreement") among Holding, The First National Bank of Greenville, Whitney Holding Corporation ("Whitney") and Whitney National Bank, I agree as follows:

     [If a director or executive officer of Holding: I agree to vote all shares of Holding common stock that I own beneficially or of record in favor of approving the Agreement and the merger to be effected thereby, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require me to vote any shares of Holding stock over which I have or share voting power solely in a fiduciary capacity on behalf of any person other than Holding, if I determine, in good faith after consultation with and receipt of an opinion of counsel, that such a vote would cause a breach of my fiduciary duties to such other person.]

     I [further] agree that I will not, without the prior consent of Whitney, transfer any of my shares of Holding stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution or, in the case of any transfer more than 30 days before the Effective Date, where the transferee agrees in writing to be bound by the terms of this letter.

     I also acknowledge that Whitney intends to account for the acquisition of Holding as a pooling of interests. I understand that my transfer of any shares of Holding common stock and any Whitney common stock that I receive in exchange for Holding stock, prior to Whitney's publication of financial results covering at least 30 days of its operations following the Effective Date, may impair this accounting treatment. Therefore, I agree that, without the prior consent of Whitney, I will not, except as provided in the preceding paragraph or except by operation of law, by will, or under the laws of descent and distribution, sell or otherwise transfer any shares of Holding stock, (or the Whitney stock which I receive in exchange for my Holding stock) over which I hold the power to sell, transfer, pledge or otherwise alienate or encumber until:

          a. the merger has become effective and Whitney has published financial results covering at least 30 days of its combined operations following the Effective Date, or

          b. the Agreement terminates.

     I authorize Whitney or its authorized agent to hold the certificates representing the shares of Whitney common stock into which my shares of Holding common stock will be converted until the date that I am free to trade those shares in accordance with the foregoing paragraph. I understand that upon my delivery of certificates to the Exchange Agent in compliance with Section 2.01(c) of the Agreement, I will have the right to vote the Whitney shares received in exchange therefore and receive dividends in respect thereof during the time that Whitney or its agent holds the shares under this letter agreement.

     I certify that all of the shares of Holding stock of which I hold the power to sell, transfer, pledge or otherwise alienate or encumber are represented by the following certificates:

     Certificate No.     No. of shares



     I am aware that Whitney intends to treat the merger of Holding into Whitney (the "Merger") in a manner consistent with Section 368 of the Internal Revenue Code. I acknowledge that applicable tax regulations require "continuity of interest" in order for the Merger to qualify under Section 368. This requirement is satisfied if there is no plan or intention on the part of the shareholders of Holding to sell or otherwise dispose of Whitney stock to be received in the Merger in an aggregate amount that would reduce their ownership to a number of shares of Whitney stock having an aggregate value, at the time of the Merger, of less than 50% of the total fair market value of the Holding stock (other than shares held by Holding except in a fiduciary capacity for third persons) outstanding immediately prior to the Merger. I have no plan or intention to dispose of a number of shares of Whitney stock to be received by me in the Merger which would, taking into account any plan or intention on the part of other former shareholders of Holding to dispose of shares of Whitney stock received in the Merger, cause the foregoing requirement not to be satisfied.

     I also understand the resale or other disposition of Whitney common stock that I receive may be governed by Rule 145 of the SEC under the Securities Act of 1933, as amended, which Rule has been explained to me. I agree not to sell any of the Whitney common stock to be held by me in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

     This letter shall constitute an irrevocable agreement of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this letter will terminate upon any termination of the Agreement under Section 7 of the Agreement.


                                        Sincerely,


                                        [Director, Executive Officer or
                                        5% beneficial shareholder]

                                  APPENDIX B
            FAIRNESS OPINION OF THE ROBINSON-HUMPHREY COMPANY, LLC

              [LETTERHEAD OF THE ROBINSON-HUMPHREY COMPANY, LLC]



                                July 15, 1998



First National Bancorp of Greenville, Inc.
100 West Commerce Street
Greenville, AL 36037

Dear Sirs:

     We understand that First National Bancorp of Greenville, Inc. (the "Company") has entered into an agreement to merge with and into Whitney Holding Corporation ("Whitney"). The consideration for the merger will be in the form of Whitney common stock and cash in lieu of fractional shares, in an aggregate purchase price of 2.5 times book value of the Company on February 28, 1998, plus additional ordinary retained net income after tax beginning March 1, 1998 and continuing through the end of the month prior to the closing (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in Agreement and Plan of Merger (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be received in the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed:  (1) the Agreement,
(2) publicly available information concerning the Company and Whitney which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) Financial and operating information with respect to the business, operations and prospects of Whitney furnished to us by Whitney,
(5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant,
(6) a comparison of the historical financial results, present financial condition and market trading history of Whitney with those of other companies which we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management teams of the Company and Whitney concerning each company's business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

First National Bancorp of Greenville, Inc.
July 15, 1998

Page Two

-------------------------------------------

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company and of Whitney, we have assumed that such forecasts/projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and of the management of Whitney as to the future financial performance of the Company and Whitney respectively. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or of Whitney and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or of Whitney. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the equity securities of Whitney for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received in the Proposed Transaction is fair to the Company.

Very truly yours,


/s/ THE ROBINSON-HUMPHREY COMPANY, LLC

                                  APPENDIX C
             SELECTED PROVISIONS OF SECTION 10-2B-13.01, ET SEQ.,
                    OF THE ALABAMA BUSINESS CORPORATION ACT

                                CODE OF ALABAMA

            TITLE 10.  CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                      CHAPTER 2B.  BUSINESS CORPORATIONS

                        ARTICLE 13.  DISSENTERS' RIGHTS
          DIVISION A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


10-2B-13.01. DEFINITIONS

     (1) "CORPORATE ACTION" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

     (2) "CORPORATION" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "DISSENTER" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

     (4) "FAIR VALUE," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "INTEREST" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

     (6) "RECORD SHAREHOLDER" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "BENEFICIAL SHAREHOLDER" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (8) "SHAREHOLDER" means the record shareholder or the beneficial shareholder.


10-2B-13.02. RIGHT TO DISSENT

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-
11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

             (i)   Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

10-2B-13.03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

         (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

                        ARTICLE 13.  DISSENTERS' RIGHTS
           DIVISION B.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

10-2B-13.20. NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 10-2B-
13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in Section 10-2B-13.22.

10-2B-13.21. NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

10-2B-13.22. DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent;

         (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this article.

10-2B-13.23. DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in Section 10-2B-
13.22 must demand payment in accordance with the terms of the dissenters' notice.

     (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

     (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

10-2B-13.24. SHARE RESTRICTIONS

     (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

     (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

     (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

     (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

10-2B-13.25. OFFER OF PAYMENT

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under
Section 10-2B-13.28; and

         (5)  A copy of this article.

     (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

10-2B-13.26. FAILURE TO TAKE CORPORATE ACTION

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

     (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.

10-2B-13.27. RESERVED

10-2B-13.28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH OFFER OF PAYMENT

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

         (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

         (3) restrictions imposed on shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

                   DIVISION C.  JUDICIAL APPRAISAL OF SHARES

10-2B-13.30. COURT ACTION

     (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

     (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

     (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

     (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

10-2B-13.31. COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under Section 10-2B-
13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

     (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

10-2B-13.32. STATUS OF SHARES AFTER PAYMENT

     Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

     The Articles of Incorporation and By-laws of Whitney Holding Corporation ("Whitney") provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

     Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

          The following Exhibits are filed as part of this Registration
          Statement:

          Exhibit No.     Description

              2 The Plan of Merger (included in the Registration Statement as Appendix A and incorporated herein by reference).

              5           Opinion of Milling Benson Woodward  L.L.P.

              8 Form of opinion of Arthur Andersen LLP as to certain tax matters.*

             23.1         Consent of Arthur Andersen LLP dated July 15, 1998.*

             23.2 Consent of Wilson, Price, Barranco, Blankenship & Billingsley, P.C. dated July 15, 1998.*

             23.3 Consent of The Robinson-Humphrey Company, LLC dated July 15, 1998.*

             23.4 Consent of Milling Benson Woodward L.L.P., included in Exhibit 5.

             24 Powers of Attorney of directors of Whitney Holding Corporation (contained on page S-1 of the Registration Statement).

             99           Form of Proxy of The First National Bancorp of
                          Greenville, Inc.*
------------------
* Filed with this Amendment. All other listed exhibits have been filed previously.

     (b)  Financial Statement Schedules

          None

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

     (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 15th day of July, 1998.

                              WHITNEY HOLDING CORPORATION


                              By:           /s/ Edward B. Grimball
                                 ----------------------------------------
                                                Edward B. Grimball
                                             Executive Vice President
                                            and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            *                 Chairman of the Board          July 15, 1998
------------------------   and Chief Executive Officer
    William L. Marks


            *                Director and President          July 15, 1998
------------------------
    R. King Milling


/s/ Edward B. Grimball    Executive Vice President and       July 15, 1998
------------------------  Chief Financial Officer
    Edward B. Grimball    (Principal Financial Officer
                          and Principal Accounting Officer)



            *                         Director               July 15, 1998
------------------------
    Guy C. Billups, Jr.


                                      Director               July __, 1998
-------------------------
Harry J. Blumenthal, Jr.


            *                         Director               July 15, 1998
-------------------------
    Joel B. Bullard, Jr.

            *                         Director               July 15, 1998
-------------------------
    James M. Cain


            *                         Director               July 15, 1998
-------------------------
    Angus R. Cooper, II


            *                         Director               July 15, 1998
-------------------------
    Robert H. Crosby, Jr.


            *                         Director               July 15, 1998
-------------------------
    Richard B. Crowell


            *                         Director               July 15, 1998
-------------------------
    Camille A. Cutrone


            *                         Director               July 15, 1998
-------------------------
    William A. Hines


            *                         Director               July 15, 1998
-------------------------
    Robert E. Howson


            *                         Director               July 15, 1998
-------------------------
    John J. Kelly


            *                         Director               July 15, 1998
-------------------------
    E. James Kock, Jr.


            *                         Director               July 15, 1998
-------------------------
    Alfred S. Lippman


            *                         Director               July 15, 1998
-------------------------
    John G. Phillips


                                      Director               July __, 1998
-------------------------
   John K. Roberts, Jr.


            *                         Director               July 15, 1998
-------------------------
    Carroll W. Suggs


            *                         Director               July 15, 1998
-------------------------
    Warren K. Watters


By:  /s/ Edward B. Grimball
   --------------------------
       Edward B. Grimball
   Agent and Attorney in Fact

                                 EXHIBIT INDEX



                                                                                      SEQUENTIALLY
 EXHIBIT                                                                                NUMBERED
 NUMBER       DESCRIPTION                                                                 PAGE

 2            The Plan of Merger (included in the Registration Statement as
              Appendix A and incorporated herein by reference).

 5            Opinion of Milling Benson Woodward L.L.P.

 8 Form of opinion of Arthur Andersen LLP as to certain tax matters.*

 23.1         Consent of Arthur Andersen LLP, Inc. dated July 15, 1998.*

 23.2         Consent of Wilson, Price, Barranco, Blankenship & Billingsley,
              P.C. dated July 15, 1998.*

 23.3         Consent of The Robinson-Humphrey Company, LLC dated
              July 15, 1998.*

 23.4         Consent of Milling Benson Woodward L.L.P., included in
              Exhibit 5.

 24           Powers of Attorney of directors of Whitney Holding
              Corporation (contained on page S-1 of the Registration
              Statement).

 99           Form of Proxy of The First National Bancorp of Greenville,
              Inc.*

--------------------
* Filed with this Amendment. All other listed exhibits have been filed previously.